Exhibit 10.1

CREDIT AGREEMENT

by and among

AMERICAN REPROGRAPHICS COMPANY,

ARC REPROGRAPHICS CANADA CORP.

and

ARC DIGITAL CANADA CORP.

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the US Agent

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

as the Canadian Agent

Dated as of January 27, 2012

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

		Page

17.12.	Patriot Act; Anti Money Laundering Legislation	106
17.13.	Integration	107
17.14.	Determinations; Judgment Currency	108

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit D	Form of Seller Subordinated Note Subordination Agreement
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(a)	Jurisdictions of Organization
Schedule 4.1(b)	Capitalization of Borrower’s Subsidiaries
Schedule 4.7(A)	Litigation Search Results
Schedule 4.7	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.24	Employee and Labor Matters
Schedule 4.27	Fictitious Names
Schedule 4.31	Locations of Inventory and Equipment and Chief Executive Offices
Schedule 4.33	Real Property
Schedule 5.2	Collateral Reporting
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Permitted Liens

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of January 27, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the US Lenders (in such capacity, together with its successors and assigns in such capacity, “US Agent”), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario Corporation, as administrative agent for the Canadian Lenders (in such capacity, together with its successors and assigns in such capacity, “Canadian Agent”) and AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“US Borrower”), ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation (“ARC Canada”) and ARC DIGITAL CANADA CORP., a British Columbia corporation (“ARC Digital Canada”); and together with ARC Canada, “Canadian Borrowers”), US Borrower and Canadian Borrowers are collectively referred to as “Borrowers”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean US Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3. Code; PPSA.

Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern and (b) the PPSA (which shall include the Civil Code of Quebec) shall be construed and defined as set forth in the PPSA unless defined in the Code or otherwise defined herein. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (British Columbia), Securities Transfer Act, 2006 (Ontario), Securities Transfer Act (Alberta) and an Act Representing the Transfer of Securities and the Establishment of Security Entitlements (Quebec)), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.4. Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender

Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5. Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, (i) each Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“US Advances”) to US Borrower in an amount at any one time outstanding not to exceed the lesser of:

(A) such Lender’s US Revolver Commitment, or

(B) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(x) the Maximum US Revolver Amount less the sum of (1) the US Letter of Credit Usage at such time, plus (2) the principal amount of US Swing Loans outstanding at such time, and

(y) the US Borrowing Base at such time less the sum of (1) the US Letter of Credit Usage at such time, plus (2) the principal amount of US Swing Loans outstanding at such time,

and (ii) each Lender with a Canadian Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Canadian Advances”) to Canadian Borrowers in an aggregate amount at any one time outstanding not to exceed the lesser of:

(A) such Lender’s Canadian Revolver Commitment, or

(B) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(x) the Maximum Canadian Revolver Amount less the sum of (1) the Canadian Letter of Credit Usage at such time, plus (2) the principal amount of Canadian Swing Loans outstanding at such time, and

(y) the Canadian Borrowing Base at such time less the sum of (1) the Canadian Letter of Credit Usage at such time, plus (2) the principal amount of Canadian Swing Loans outstanding at such time;

provided, that in no event shall the aggregate Dollar Equivalent of the US Advances and the Canadian Advances (the “Advances”) exceed the Maximum Revolver Amount.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in Section 2.1(a) or Section 2.1(b) notwithstanding, US Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the US Borrowing Base (or any component thereof) or the Maximum US Revolver Amount and Canadian Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Canadian Borrowing Base (or any component thereof) or the Maximum Canadian Revolver Amount (including Canadian Inventory Reserves and Canadian Priority Payables Reserves) in such amounts, and with respect to such matters, as such Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the US Bank Product Reserve Amount and the Canadian Bank Product Reserve Amount, respectively, (ii) reserves with respect to (A) sums that Loan Parties are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and, subject to Section 5.5 has failed to pay when due, and (B) amounts owing by Loan Parties to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of such Agent likely would have a priority superior to such Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral and (iii) currency rate fluctuations. Notwithstanding the foregoing, until a Borrowing Base Trigger Date has occurred, reserves shall be limited to the matters described in clauses (i) through (iii) above, plus, with respect to the Canadian Borrowing Base, Maximum Canadian Revolver Amount and Maximum Revolving Amount, the Canadian Inventory Reserves and Canadian Priority Payables Reserves. In addition, whether before or after the occurrence of the Borrowing Base Trigger Date, the amount of any reserve established by an Agent (x) shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by such Agent in good faith in its Permitted Discretion and (y) shall not be duplicative of other reserves then in effect. No reserve shall be established against the Maximum Revolver Amount, the Maximum US Revolver Amount or the Maximum Canadian Revolver Amount unless such reserve is also established against the US Borrowing Base or Canadian Borrowing Base, as applicable.

2.2. Revolver Increase.

Borrowers may, by written notice by Borrowers to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), request that the amount of the Maximum Revolver Amount be increased by an amount of up to $10,000,000 (any such increase, a “Revolver Increase”), with increases attributed to the Maximum Canadian Revolver Amount and the Maximum US Revolver Amount as requested by Borrowers; provided, that no such Revolver Increase shall be made if (i) at the time that such Revolver Increase is to be made (and after giving effect thereto) a Default or Event of Default shall exist or would occur as a result of such Revolver Increase, (ii) Borrowers are not in compliance with the financial covenants set forth in Section 7 as of the most recent month-end on a pro forma basis after giving effect to such increase, whether or not such covenants are then in effect, or (iii) the applicable Agent(s) has or have not received additional Revolver Commitments (reasonably satisfactory to such Agent) from Lenders (or their Affiliates) or other Persons reasonably acceptable to such Agent to provide the requested Revolver Increase. Any such Revolver Increase shall be in a minimum aggregate amount of $5,000,000 and the aggregate amount of all Revolver Increases shall not exceed $10,000,000. No Revolver Increases may be requested or made after the three year anniversary of the Closing Date. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to increase its Revolver Commitment to provide all or any portion of a Revolver Increase. The notice from Borrowers pursuant to this Section shall set forth the requested amount and allocation to the Maximum Canadian Revolver Amount and/or Maximum US Revolver Amount of such Revolver Increase. If Borrowers’ request for the Revolver Increase satisfies all of the terms and conditions set forth herein, the applicable Agent(s) shall notify Borrowers and each Lender of the date such Revolver Increase is to be made, which date shall be on or after delivery to Agents of each of the following documents: (1) a joinder agreement signed by a duly authorized representative of any Person that becomes a Lender, (2) an officers’ certificate of each Borrower, in form and substance reasonably acceptable to Agent, confirming compliance with all conditions precedent set forth herein; (3) an amendment to this Agreement, as appropriate, and the other Loan Documents, to effectuate the terms of this Section and the Revolver Increase, executed by Borrowers, each Lender, and Agents; and (4) any other customary documents (including, if requested by Agents, opinions of counsel) reasonably requested by Agents, in each case all in form and substance reasonably acceptable to Agents (it being understood and agreed that, notwithstanding Section 14.1, any such amendments and supplements shall be effective without further consent of any Lender).

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing.

(i) Each US Borrowing shall be made by a written request by an Authorized Person of US Borrower delivered to US Agent. Unless US Swing Lender is not obligated to make a US Swing Loan pursuant to Section 2.3(b) below, such notice must be received by US Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such US Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if US Swing Lender is not obligated to make a US Swing Loan as to a requested US Borrowing, such notice must be received by US Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At US Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of US Borrower may give US Agent telephonic notice of such request by the required time. In such circumstances, each US Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) Each Canadian Borrowing shall be made by a written request by an Authorized Person delivered to Canadian Agent. Unless Canadian Swing Lender is not obligated to make a Canadian Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Canadian Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Canadian Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Canadian Swing Lender is not obligated to make a Canadian Swing Loan as to a requested Canadian Borrowing, such notice must be received by Canadian Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Canadian Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of a Canadian Borrower may give Canadian Agent telephonic notice of such request by the required time. In such circumstances, each Canadian Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans.

(i) In the case of a request for a US Advance and so long as either (i) the aggregate amount of US Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to US Swing Loans since the last Settlement Date, plus the amount of the requested US Advance does not exceed 10% of the Maximum Revolver Amount, or (ii) US Swing Lender, in its sole discretion, shall agree to make a US Swing Loan notwithstanding the foregoing limitation, US Swing Lender shall make a US Advance in the amount of such requested US Borrowing (any such US Advance made solely by US Swing Lender pursuant to this Section 2.3(b)(i) being referred to as a “US Swing Loan” and such Advances being referred to as “US Swing Loans”) available to US Borrower on the Funding Date applicable thereto by transferring immediately available funds to the US Designated Account. Anything contained herein to the contrary notwithstanding, the US Swing Lender may, but shall not be obligated to, make US Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each US Swing Loan shall be deemed to be a US Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any US Swing Loan shall be payable to US Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing, or (ii) the requested US Borrowing would exceed the US Availability on such Funding Date. US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan. The US Swing Loans shall be secured by US Agent’s Liens, constitute US Advances and US Obligations hereunder, and bear interest at the rate applicable from time to time to US Advances that are Base Rate Loans.

(ii) In the case of a request for a Canadian Advance and so long as either (i) the aggregate amount of Canadian Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Canadian Swing Loans since the last Settlement Date, plus the amount of the requested Canadian Advance does not exceed 10% of the Maximum Revolver Amount, or (ii) Canadian Swing Lender, in its sole discretion, shall agree to make a Canadian Swing Loan notwithstanding the foregoing limitation, Canadian Swing Lender shall make a Canadian Advance in the amount of such requested Canadian Borrowing (any such Canadian Advance made solely by Canadian Swing Lender pursuant to this Section 2.3(b)(ii) being referred to as a “Canadian Swing Loan” and such Canadian Advances being referred to as “Canadian Swing Loans”) available to Canadian Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Canadian Designated Account. Anything contained herein to the contrary notwithstanding, the Canadian Swing Lender may, but shall not be obligated to, make Canadian Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Canadian Swing Loan shall be deemed to be a Canadian Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Canadian Swing Loan shall be payable to Canadian Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Canadian Swing Lender shall not make and shall not be obligated to make any Canadian Swing Loan if Canadian Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Canadian Borrowing, or (ii) the requested Canadian Borrowing would exceed the Canadian Availability on such Funding Date. Canadian Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Canadian Swing Loan. The Canadian Swing Loans shall be secured by Canadian Agent’s Liens, constitute Canadian Advances and Canadian Obligations hereunder, and bear interest at the rate applicable from time to time to Canadian Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that US Swing Lender is not obligated to make a US Swing Loan, then promptly after receipt of a request for a US Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested US Borrowing. Each Lender having a US Revolver Commitment shall make the amount of such Lender’s Pro Rata Share of the requested US Borrowing available to US Agent in immediately available funds, to US Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After US Agent’s receipt of the proceeds of such US Advances, US Agent shall make the proceeds thereof available to US Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by US Agent to the US Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make any US Advance if it has knowledge that, and no Lender shall have the obligation to make any US Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing unless such condition has been waived, or (2) the requested US Borrowing would exceed the US Availability on such Funding Date. In the event that Canadian Swing Lender is not obligated to make a Canadian Swing Loan, then promptly after receipt of a request for a Canadian Borrowing pursuant to Section 2.3(a)(ii), Canadian Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Canadian Borrowing. Each Lender having a Canadian Revolver Commitment shall make the amount of such Lender’s Pro Rata Share of the requested Canadian Borrowing available to Canadian Agent in immediately available funds, to Canadian Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Canadian Agent’s receipt of the proceeds of such Canadian Advances, Canadian Agent shall make the proceeds thereof available to the applicable Canadian Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Canadian Agent to the Canadian Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Canadian Agent shall not request any Lender to make any Canadian Advance if it has knowledge that, and no Lender shall have the obligation to make any Canadian Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Canadian Borrowing unless such condition has been waived, or (2) the requested Canadian Borrowing would exceed the Canadian Availability on such Funding Date.

(ii) Unless an Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to such Agent for the account of the applicable Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, each Agent may assume that each Lender has made or will make such amount available to such Agent in immediately available funds on the Funding Date and each Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to the applicable Agent in immediately available funds and if such Agent in such circumstances has made available to the applicable Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to such Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to such Agent shall constitute such Lender’s Advance on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to such Agent on the Business Day following the Funding Date, such Agent will notify the applicable Borrowers of such failure to fund and, upon demand by such Agent, the applicable Borrowers shall pay such amount to such Agent for such Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, US Agent hereby is authorized by US Borrower and the Lenders, from time to time in US Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make US Advances to, or for the benefit of, US Borrower on behalf of the Lenders that US Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “US Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Canadian Agent hereby is authorized by each Canadian Borrower and the Lenders, from time to time in Canadian Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Canadian Advances to, or for the benefit of, any Canadian Borrower on behalf of the Lenders that Canadian Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Canadian Obligations (other than the Canadian Bank Product Obligations) (any of the Canadian Advances described in this Section 2.3(d)(i) shall be referred to as “Canadian Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize US Agent or US Swing Lender, as applicable, and either US Agent or US Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Advances (including US Swing Loans) to US Borrower notwithstanding that a US Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than 10% of the Maximum US Revolver Amount, and (B) after giving effect to such US Advances, the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum US Revolver Amount. In the event US Agent obtains actual knowledge that the US Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, US Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional US Overadvances (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) unless US Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case US Agent may make such US Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with US Revolver Commitments thereupon shall, together with US Agent, jointly determine the terms of arrangements that shall be implemented with US Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the US Advances to US Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a US Revolver Commitment objects to the proposed terms of reduction or repayment of any US Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any unintentional US Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, US Borrower shall immediately repay US Advances in an amount sufficient to eliminate all such unintentional US Overadvances, and (y) after the date all such US Overadvances have been eliminated, there must be at least 5 consecutive days before intentional US Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and US Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a US Revolver Commitment shall be obligated to settle with US Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional US Overadvances by US Agent reported to such Lender, any intentional US Overadvances made as permitted under this Section 2.3(d)(ii), and any US Overadvances resulting from the charging to the US Loan Account of interest, fees, or Lender Group Expenses. Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Canadian Agent or Canadian Swing Lender, as applicable, and either Canadian Agent or Canadian Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Canadian Advances (including Canadian Swing Loans) to Canadian Borrowers notwithstanding that a Canadian Overadvance exists or would be created thereby, so long as (A) after giving effect to such Canadian Advances, the outstanding Canadian Revolver Usage does not exceed the Canadian Borrowing Base by more than 10% of the Maximum Canadian Revolver Amount, and (B) after giving effect to such Canadian Advances, the outstanding Canadian Revolver Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Canadian Revolver Amount. In the event Canadian Agent obtains actual knowledge that the Canadian Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Canadian Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Canadian Overadvances (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) unless Canadian Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Canadian Agent may make such Canadian Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Canadian Revolver Commitments thereupon shall, together with Canadian Agent, jointly determine the terms of arrangements that shall be implemented with Canadian Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Canadian Advances to Canadian Borrowers or any individual Canadian Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Canadian Revolver Commitment objects to the proposed terms of reduction or repayment of any Canadian Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any unintentional Canadian Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, the applicable Canadian Borrower(s) shall immediately repay Canadian Advances in an amount sufficient to eliminate all such unintentional Canadian Overadvances, and (y) after the date all such Canadian Overadvances have been eliminated, there must be at least 5 consecutive days before intentional Canadian Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Canadian Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Canadian Revolver Commitment shall be obligated to settle with Canadian Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Canadian Overadvances by Canadian Agent reported to such Lender, any intentional Canadian Overadvances made as permitted under this Section 2.3(d)(ii), and any Canadian Overadvances resulting from the charging to the Canadian Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to the applicable Agent solely for its own account. The US Protective Advances and US Overadvances shall be repayable on demand, secured by US Agent’s Liens, constitute US Obligations hereunder, and bear interest at the rate applicable from time to time to US Advances that are Base Rate Loans. The Canadian Protective Advances and Canadian Overadvances shall be repayable on demand, secured by Canadian Agent’s Liens, constitute Canadian Obligations hereunder, and bear interest at the rate applicable from time to time to Canadian Advances that are Base Rate Loans. The ability of an Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on each Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on each Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agents, Swing Lenders, and the Lenders and are not intended to benefit Borrowers in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances to the applicable Borrower(s) is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances to the applicable Borrower(s). Such agreement notwithstanding, Agents, Swing Lenders, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Each Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by any Agent (1) on behalf of the applicable Swing Lender, with respect to the outstanding Swing Loans of such Swing Lender, (2) for itself, with respect to the outstanding Protective Advances or Overadvances, and (3) with respect to each Borrower’s or its Domestic Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, Overadvances, and Protective Advances with respect to the applicable Borrower(s) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) to the applicable Borrower(s) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) to such Borrower(s) as of a Settlement Date, then the applicable Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) to the applicable Borrower(s), and (z) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) to the applicable Borrower(s) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) made to the applicable Borrower(s) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the applicable Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) to the applicable Borrower(s). Such amounts made available to the applicable Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances, or Protective Advances and, together with the portion of such Swing Loans, Overadvances, or Protective Advances representing the applicable Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the applicable Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the applicable Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, Overadvances, and Protective Advances to the applicable Borrower(s) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, Overadvances, and Protective Advances to such Borrower(s) as of a Settlement Date, the applicable Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by such Agent with respect to principal, interest, fees payable by the applicable Borrower(s) and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, US Agent, to the extent US Protective Advances, US Overadvances, or US Swing Loans are outstanding, may pay over to US Agent or US Swing Lender, as applicable, any Collections or payments received by US Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Advances, for application to the US Protective Advances, US Overadvances, or US Swing Loans. Between Settlement Dates, US Agent, to the extent no US Protective Advances, US Overadvances, or US Swing Loans are outstanding, may pay over to US Swing Lender any Collections or payments received by US Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Advances, for application to US Swing Lender’s Pro Rata Share of the US Advances. If, as of any Settlement Date, Collections or payments of US Borrower or its Domestic Subsidiaries received since the then immediately preceding Settlement Date have been applied to US Swing Lender’s Pro Rata Share of the US Advances other than to US Swing Loans, as provided for in the previous sentence, US Swing Lender shall pay to US Agent for the accounts of the Lenders, and US Agent shall pay to the Lenders (other than a Defaulting Lender if US Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the US Advances. During the period between Settlement Dates, US Swing Lender with respect to US Swing Loans, US Agent with respect to US Protective Advances and US Overadvances, and each Lender with respect to the US Advances other than US Swing Loans, US Overadvances, and US Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by US Swing Lender, US Agent, or the Lenders, as applicable. Between Settlement Dates, Canadian Agent, to the extent Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans are outstanding, may pay over to Canadian Agent or Canadian Swing Lender, as applicable, any Collections or payments received by Canadian Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Advances, for application to the Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans. Between Settlement Dates, Canadian Agent, to the extent no Canadian Protective Advances, Canadian Overadvances, or Canadian Swing Loans are outstanding, may pay over to Canadian Swing Lender any Collections or payments received by Canadian Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Advances, for application to Canadian Swing Lender’s Pro Rata Share of the Canadian Advances. If, as of any Settlement Date, Collections or payments of any Canadian Borrower or its Domestic Subsidiaries received since the then immediately preceding Settlement Date have been applied to Canadian Swing Lender’s Pro Rata Share of the Canadian Advances other than to Canadian Swing Loans, as provided for in the previous sentence, Canadian Swing Lender shall pay to Canadian Agent for the accounts of the Lenders, and Canadian Agent shall pay to the Lenders (other than a Defaulting Lender if Canadian Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Canadian Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Canadian Advances. During the period between Settlement Dates, Canadian Swing Lender with respect to Canadian Swing Loans, Canadian Agent with respect to Canadian Protective Advances and Canadian Overadvances, and each Lender with respect to the Canadian Advances other than Canadian Swing Loans, Canadian Overadvances, and Canadian Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Canadian Swing Lender, Canadian Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the applicable Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. US Agent, as a non-fiduciary agent for US Borrower, shall maintain a register showing the principal amount of the US Advances, owing to each Lender, including the US Swing Loans owing to US Swing Lender, and US Protective Advances and US Overadvances owing to US Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. Canadian Agent, as a non-fiduciary agent for Canadian Borrowers, shall maintain a register showing the principal amount of the Canadian Advances, owing to each Lender, including the Canadian Swing Loans owing to Canadian Swing Lender, and Canadian Protective Advances and Canadian Overadvances owing to Canadian Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) US Agent shall not be obligated to transfer to a Defaulting Lender any payments made by US Borrower to US Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, US Agent shall transfer any such payments (A) first, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to the US Issuing Lender, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a US Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by US Agent, the proceeds of which shall be retained by US Agent and may be made available to be re-advanced to or for the benefit of US Borrower as if such Defaulting Lender had made its portion of US Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other US Obligations have been paid in full, to such Defaulting Lender in accordance with tier (13) of Section 2.4(b)(ii)(A). Subject to the foregoing, US Agent may hold and, in its discretion, re-lend to US Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by US Agent for the account of such Defaulting Lender.

(ii) Canadian Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Canadian Borrower to Canadian Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Canadian Agent shall transfer any such payments (A) first, to Canadian Swing Lender to the extent of any Canadian Swing Loans that were made by Canadian Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to the Canadian Issuing Lender, to the extent of the portion of a Canadian Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Canadian Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Canadian Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Canadian Agent, the proceeds of which shall be retained by Canadian Agent and may be made available to be re-advanced to or for the benefit of Canadian Borrowers as if such Defaulting Lender had made its portion of Canadian Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Canadian Obligations have been paid in full, to such Defaulting Lender in accordance with tier (12) of Section 2.4(b)(ii)(B). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Canadian Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Canadian Agent for the account of such Defaulting Lender.

(iii) Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Lender, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the applicable Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by such Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agents, Issuing Lenders, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agents, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agents. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the applicable outstanding Obligations owing to such Defaulting Lender (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the applicable Letters of Credit); provided, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(i) shall control and govern.

(h) Independent Obligations. All applicable Advances (other than Swing Loans, Overadvances, and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reduction of Revolver Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by US Borrower shall be made in US Dollars to US Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (California time) on the date specified herein. Except as otherwise expressly provided herein, all payments by Canadian Borrower shall be made in the same currency in which such Canadian Advance being repaid was made to Canadian Agent’s Account for the account of the applicable members of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (California time) on the date specified herein. Any payment received by an Agent later than 1:00 p.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless the applicable Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that the applicable Borrower(s) will not make such payment in full as and when required, such Agent may assume that such Borrower(s) have made (or will make) such payment in full to such Agent on such date in immediately available funds and such Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower(s) do not make such payment in full to the applicable Agent on the date when due, each Lender severally shall repay to such Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by an Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by an Agent (other than fees or expenses that are for such Agent’s separate account or for the separate account of an Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Revolver Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by US Borrower shall be remitted to US Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by US Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the US Advances outstanding and, thereafter, to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law. All payments to be made hereunder by a Canadian Borrower shall be remitted to Canadian Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Canadian Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Canadian Advances outstanding and, thereafter, to such Canadian Borrower (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders:

(A) All payments in respect of US Obligations remitted to US Agent and all proceeds of Collateral securing US Obligations received by US Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to US Agent under the Loan Documents, until paid in full,

(2) second, to pay any fees or premiums then due to US Agent under the Loan Documents until paid in full,

(3) third, to pay interest due in respect of all US Protective Advances until paid in full,

(4) fourth, to pay the principal of all US Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of US Obligations until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents with respect to the US Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(8) eighth, to pay the principal of all US Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the US Advances (other than US Protective Advances) until paid in full,

(10) tenth, ratably (i) to pay the principal of all US Advances until paid in full, (ii) to US Agent, to be held by US Agent, for the benefit of US Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to US Agent, for the account of the US Issuing Lender, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by US Agent in respect of such US Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii)(A), beginning with tier (1) hereof), and (iii) ratably, to the US Bank Product Providers based upon amounts then certified by the applicable US Bank Product Provider to Agent (in form and substance satisfactory to US Agent) to be due and payable to such US Bank Product Providers on account of US Bank Product Obligations,

(11) eleventh, to pay any other US Obligations other than US Obligations owed to Defaulting Lenders,

(12) twelfth, to Canadian Agent for application to any remaining Canadian Obligations until paid in full,

(13) thirteenth, ratably to pay any US Obligations owed to Defaulting Lenders, and

(14) fourteenth, to the US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(B) All payments in respect of Canadian Obligations remitted to Canadian Agent and all proceeds of Collateral securing Canadian Obligations received by Canadian Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Canadian Agent with respect to Canadian Obligations under the Loan Documents, until paid in full,

(2) second, to pay any fees or premiums then due to Canadian Agent under the Loan Documents until paid in full,

(3) third, to pay interest due in respect of all Canadian Protective Advances until paid in full,

(4) fourth, to pay the principal of all Canadian Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of Canadian Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders in respect of Canadian Obligations under the Loan Documents until paid in full,

(7) seventh, to pay interest accrued in respect of the Canadian Swing Loans until paid in full,

(8) eighth, to pay the principal of all Canadian Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the Canadian Advances (other than Canadian Protective Advances) until paid in full,

(10) tenth, ratably (i) to pay the principal of all Canadian Advances until paid in full, (ii) to Canadian Agent, to be held by Canadian Agent, for the benefit of Canadian Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Canadian Agent, for the account of the Canadian Issuing Lender, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Canadian Agent in respect of such Canadian Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii)(B), beginning with tier (1) hereof), and (iii) ratably, to the Canadian Bank Product Providers based upon amounts then certified by the applicable Canadian Bank Product Provider to Canadian Agent (in form and substance satisfactory to Canadian Agent) to be due and payable to such Canadian Bank Product Providers on account of Canadian Bank Product Obligations,

(11) eleventh, to pay any other Canadian Obligations other than Canadian Obligations owed to Defaulting Lenders,

(12) twelfth, ratably to pay any Canadian Obligations owed to Defaulting Lenders, and

(13) thirteenth, to Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(iii) The applicable Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive from such Agent, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to an Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments.

(i) The Revolver Commitments shall terminate on the Maturity Date. US Borrower may reduce the US Revolver Commitments without premium or penalty to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all US Advances not yet made as to which a request has been given by a US Borrower under Section 2.3(a), plus (C) the amount of all US Letters of Credit not yet issued as to which a request has been given by US Borrower pursuant to Section 2.11(a). Canadian Borrowers may reduce the Canadian Revolver Commitments without premium or penalty to an amount (which may be zero) not less than the sum of (A) the Canadian Revolver Usage as of such date, plus (B) the principal amount of all Canadian Advances not yet made as to which a request has been given by a Canadian Borrower under Section 2.3(a), plus (C) the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by a Canadian Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the applicable Revolver Commitments are being reduced to zero and the amount of the applicable Revolver Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 Business Days prior written notice to the applicable Agent, and shall be irrevocable. Once reduced, the applicable Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the applicable Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments.

US Borrower may prepay the principal of any US Advance at any time in whole or in part without premium or penalty. Canadian Borrowers may prepay the principal of any Canadian Advance at any time in whole or in part without premium or penalty.

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) (x) the US Revolver Usage on such date exceeds (y) the US Borrowing Base (such excess being referred to as the “US Borrowing Base Excess”), then US Borrower shall immediately prepay the US Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the US Borrowing Base Excess and (B) (x) the Canadian Revolver Usage on such date exceeds (y) the Canadian Borrowing Base (such excess being referred to as the “Canadian Borrowing

Base Excess”), then Canadian Borrowers shall immediately prepay the Canadian Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Canadian Borrowing Base Excess.

(ii) Dispositions. During a Dominion Period, within 1 Business Day of the date of receipt by US Borrower or any of its Domestic Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by a Borrower or any of its Domestic Subsidiaries of assets (including casualty losses or condemnations but excluding Dispositions from (1) sales, abandonment or other Dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (2) sales of Inventory to buyers in the ordinary course of business, (3) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, and (4) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business), US Borrower shall prepay the outstanding principal amount of the US Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Dispositions. During a Dominion Period, within 1 Business Day of the date of receipt by a Canadian Borrower or any of its Domestic Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by a Canadian Borrower or any of its Domestic Subsidiaries of assets (including casualty losses or condemnations but excluding Dispositions from (1) sales, abandonment or other Dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (2) sales of Inventory to buyers in the ordinary course of business, (3) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, and (4) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business), such Canadian Borrower shall prepay the outstanding principal amount of the Canadian Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Dispositions.

(iii) Extraordinary Receipts. During a Dominion Period, within 1 Business Day of the date of receipt by US Borrower or any of its Domestic Subsidiaries of any Extraordinary Receipts, US Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts. During a Dominion Period, within 1 Business Day of the date of receipt by a Canadian Borrower or any of its Domestic Subsidiaries of any Extraordinary Receipts, such Canadian Borrower shall prepay the outstanding principal amount of the Canadian Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts.

(iv) Indebtedness. During a Dominion Period, within 1 Business Day of the date of incurrence by US Borrower or any of its Domestic Subsidiaries of any Indebtedness (other than Permitted Indebtedness), US Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. During a Dominion Period, within 1 Business Day of the date of incurrence by a Canadian Borrower or any of its Domestic Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Canadian Borrowers shall prepay the outstanding principal amount of the Canadian Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v) Equity. During a Dominion Period, within 1 Business Day of the date of the issuance by US Borrower or any of its Domestic Subsidiaries of any shares of its or their Equity Interests (other than (A) in the event that US Borrower or any of its Domestic Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to US Borrower or such Domestic Subsidiary, as applicable, (B) the issuance of Equity Interests of US Borrower to directors, officers and employees of US Borrower and its Domestic Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Equity Interests of US Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition), US Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. During a Dominion Period, within 1 Business Day of the date of the issuance by a Canadian Borrower or any of its Domestic Subsidiaries of any shares of its or their Equity Interests (other than (A) in the event that a Canadian Borrower or any Domestic Subsidiary forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to a Canadian Borrower or such Domestic Subsidiary, as applicable, (B) the issuance of Equity Interests of a Canadian Borrower to directors, officers and employees of such Borrower and its Domestic Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Equity Interests of a Canadian Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition), such Canadian Borrower shall prepay the outstanding principal amount of the Canadian Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(f) Application of Payments.

(i) Each prepayment by US Borrower pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, to the outstanding principal amount of the US Advances until paid in full and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each prepayment by a Canadian Borrower pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, to the outstanding principal amount of the Canadian Advances until paid in full and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii) Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v), or 2.4(e)(vi) shall (A) (x) with respect to prepayments by US Borrower and its Domestic Subsidiaries, so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the US Advances (without a corresponding permanent reduction in the Maximum US Revolver Amount or the Maximum Revolver Amount), until paid in full, and (y) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii), and (B) (x) with respect to prepayments by Canadian Borrowers and their Domestic Subsidiaries, so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Canadian Advances (without a corresponding permanent reduction in the Maximum Canadian Revolver Amount or the Maximum Revolver Amount), until paid in full, and (y) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5. Overadvances.

If, at any time or for any reason, the amount of US Obligations owed by US Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (a “ US Overadvance”), US Borrower shall immediately pay to US Agent, in cash, the amount of such excess, which amount shall be used by US Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). US Borrower promises to pay the US Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the US Obligations (other than the US Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. If, at any time or for any reason, the amount of Canadian Obligations owed by Canadian Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (a “Canadian Overadvance”), Canadian Borrower shall immediately pay to Canadian Agent, in cash, the amount of such excess, which amount shall be used by Canadian Agent to reduce the Canadian Obligations in accordance with the priorities set forth in Section 2.4(b). Each Canadian Borrower promises to pay the Canadian Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Canadian Obligations (other than the Canadian Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Notwithstanding anything in this Section 2.5 to the contrary, in the case of an Overadvance that is caused solely as a result of the charging by an Agent of Lender Group Expenses to the Loan Account, Borrowers shall have 3 Business Days from the date of the initial occurrence of such Overadvance to pay to such Agent, in cash, the amount of such excess.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant US Obligation is a LIBOR Rate Loan denominated in US Dollars, at a per annum rate equal to the US LIBOR Rate plus the LIBOR Rate Margin,

(ii) if the relevant Canadian Obligation is a LIBOR Rate Loan denominated in US Dollars, at a per annum rate equal to the US LIBOR Rate plus the LIBOR Rate Margin,

(iii) otherwise with respect to amounts denominated in US Dollars, at a per annum rate equal to the US Base Rate plus the Base Rate Margin, and

(iv) otherwise with respect to amounts denominated in Canadian Dollars, at a per annum rate equal to the Canadian Base Rate plus the LIBOR Rate Margin.

(b) Letter of Credit Fee. US Borrower shall pay US Agent (for the ratable benefit of the Lenders with a US Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(f)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding US Letters of Credit. Each Canadian Borrower shall pay Canadian Agent (for the ratable benefit of the Lenders with a Canadian Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(f)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Canadian Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding. US Borrower hereby authorizes US Agent, from time to time without prior notice to any Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable) of US Borrower, all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred) with respect to US Borrower, and all Lender Group Expenses (as and when accrued or incurred), all charges, commissions, fees, and costs provided for in Section 2.11(f) (as and when accrued or incurred) with respect to US Borrower, all fees and costs provided for in Section 2.10 (as and when accrued or incurred) with respect to US Borrower, and all other payment obligations as and when due and payable under any Loan Document or any US Bank Product Agreement (including any amounts due and payable to the US Bank Product Providers in respect of US Bank Products) to the US Loan Account, which amounts thereafter shall constitute US Advances hereunder and, initially, shall accrue interest at the rate then applicable to US Advances that are Base Rate Loans (unless and until converted into US LIBOR Rate Loans in accordance with the terms of this Agreement). Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document with respect to US Borrower or under any US Bank Product Agreement that are charged to the US Loan Account shall thereupon constitute US Advances hereunder and shall initially accrue interest at the rate then applicable to US Advances that are US Base Rate Loans (unless and until converted into US LIBOR Rate Loans in accordance with the terms of this Agreement). Each Canadian Borrower hereby authorizes Canadian Agent, from time to time without prior notice to any Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable) of Canadian Borrowers, all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), and all Lender Group Expenses (as and when accrued or incurred) with respect to Canadian Borrowers, all charges, commissions, fees, and costs provided for in Section 2.11(f) (as and when accrued or incurred) with respect to Canadian Borrowers, all fees and costs provided for in Section 2.10 (as and when accrued or incurred) with respect to Canadian Borrowers, and all other payment obligations as and when due and payable under any Loan Document or any Canadian Bank Product Agreement (including any amounts due and payable to the Canadian Bank Product Providers in respect of Canadian Bank Products) with respect to Canadian Borrowers to the Canadian Loan Account, which amounts thereafter shall constitute Canadian Advances hereunder and, initially, shall accrue interest at the rate then applicable to Canadian Advances made as US Dollars or Canadian Dollars (as applicable to the amounts so paid) that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement). Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document of Canadian Borrowers or under any Canadian Bank Product Agreement that are charged to the Canadian Loan Account shall thereupon constitute Canadian Advances hereunder and shall initially accrue interest at the rate then applicable to Canadian Advances made as US Dollars or Canadian Dollars (as applicable to the amounts so paid) that are Base Rate Loans (unless and until converted into LIBOR Rate Loans, if permitted, in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue except that Canadian Base Rate Loans denominated in Canadian Dollars shall be calculated on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed. In the event the applicable Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the applicable Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the applicable Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the applicable Borrower(s) is and shall be liable only for the payment of such maximum amount as is allowed by law, and, subject to Section 2.14 payment received from any Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Crediting Payments.

The receipt of any payment item by an Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to such Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item of a Borrower not be honored when presented for payment, then such Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by an Agent only if it is received into such Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into an Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by such Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Accounts.

US Agent is authorized to make the US Advances and US Issuing Lender is authorized to issue the US Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). US Borrower agrees to establish and maintain the US Designated Account for the purpose of receiving the proceeds of the US Advances requested by such US Borrower and made by US Agent or the Lenders hereunder. Unless otherwise agreed by US Agent and US Borrower, any US Advance or US Swing Loan requested by US Borrower and made by US Agent or the Lenders hereunder shall be made to the US Designated Account. Canadian Agent is authorized to make the Canadian Advances and Canadian Issuing Lender is authorized to issue the Canadian Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Canadian Borrowers agree to establish and maintain the Canadian Designated Account for the purpose of receiving the proceeds of the Canadian Advances requested by the Canadian Borrowers and made by Canadian Agent or the Lenders hereunder. Unless otherwise agreed by Canadian Agent and Canadian Borrowers, any Canadian Advance or Canadian Swing Loan requested by a Canadian Borrower and made by Canadian Agent or the Lenders hereunder shall be made to the Canadian Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations.

US Agent shall maintain an account on its books in the name of US Borrower (the “US Loan Account”) on which US Borrower will be charged, all US Advances (including US Protective Advances and US Swing Loans) made by US Agent, US Swing Lender, or the Lenders to US Borrower or for US Borrower’s account, the US Letters of Credit issued or made by US Issuing Lender for US Borrower’s account, and with all other payment US Obligations hereunder or under the other Loan Documents (except for US Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses of US Borrower. In accordance with Section 2.7, the US Loan Account will be credited with all payments received by US Agent from US Borrower or for US Borrower’s account. US Agent shall render monthly statements regarding the US Loan Account to US Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between US Borrower and the Lender Group unless, within 30 days after receipt thereof by US Borrower, US Borrower shall deliver to US Agent written objection thereto describing the error or errors contained in any such statements. Canadian Agent shall maintain an account on its books in the name of Canadian Borrowers (the “Canadian Loan Account”) on which Canadian Borrowers will be charged, all Canadian Advances (including Canadian Protective Advances and Canadian Swing Loans) made by Canadian Agent, Canadian Swing Lender, or the Lenders to Canadian Borrowers or for Canadian Borrowers’ account, the Canadian Letters of Credit issued or made by Canadian Issuing Lender for Canadian Borrowers’ account, and with all other Canadian Obligations hereunder or under the other Loan Documents (except for Canadian Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses of Canadian Borrowers. In accordance with Section 2.7, the Canadian Loan Account will be credited with all payments received by Canadian Agent from Canadian Borrowers or for Canadian Borrowers’ account. Canadian Agent shall render monthly statements regarding the Canadian Loan Account to Canadian Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Canadian Borrowers and the Lender Group unless, within 30 days after receipt thereof by Canadian Borrowers, Canadian Borrowers shall deliver to Canadian Agent written objection thereto describing the error or errors contained in any such statements.

2.10. Fees.

(a) The applicable Borrowers shall pay to the applicable Agents, for the account of the applicable Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) US Borrower shall pay to US Agent for the ratable account of those Lenders with US Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.375% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the aggregate of the US Revolver Usage and the Canadian Revolver Usage during the immediately preceding month (or portion thereof).

(c) The applicable Borrower(s), subject to the limitations set forth in Section 5.7, shall pay to the applicable Agent audit, appraisal, field examination, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of each Borrower and its Domestic Subsidiaries performed by personnel employed by the applicable Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by the applicable Agent if it elects to employ the services of one or more third Persons to perform financial audits of each Borrower and its Domestic Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess such Borrowers’ and their Subsidiaries’ business valuation.

2.11. Letters of Credit.

(a) US Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, upon the request of US Borrower made in accordance herewith, the US Issuing Lender agrees to issue a requested US Letter of Credit. By submitting a request to US Issuing Lender for the issuance of a US Letter of Credit, US Borrower shall be deemed to have requested that US Issuing Lender issue the requested US Letter of Credit. Each request for the issuance of a US Letter of Credit, or the amendment, renewal, or extension of any outstanding US Letter of Credit, shall be made in writing by an Authorized Person of US Borrower and delivered to the US Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the US Issuing Lender and shall specify (A) the amount of such US Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such US Letter of Credit, (C) the proposed expiration date of such US Letter of Credit, (D) the name and address of the beneficiary of the US Letter of Credit, and (E) such other information (including, the conditions of drawing, and, in the case of an amendment, renewal, or extension, identification of the US Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such US Letter of Credit. Each US Letter of Credit shall be denominated in US Dollars. Anything contained herein to the contrary notwithstanding, the US Issuing Lender may, but shall not be obligated to, issue a US Letter of Credit that supports the obligations of US Borrower or its Subsidiaries (1) in respect of (x) a lease of real property, or (y) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The US Issuing Lender shall have no obligation to issue a US Letter of Credit if any of the following would result after giving effect to the requested issuance:

(I)	the US Letter of Credit Usage would exceed the US Borrowing Base less the outstanding amount of US Advances (inclusive of US Swing Loans), or

(II)	the US Letter of Credit Usage would exceed $20,000,000, or

(III)	the US Letter of Credit Usage would exceed the Maximum US Revolver Amount less the outstanding amount of US Advances (including US Swing Loans).

The US Borrower and the Lender Group hereby acknowledge and agree that all Existing US Letters of Credit shall constitute US Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such US Existing Letters of Credit were issued by US Issuing Lender at the request of US Borrower on the Closing Date. Each US Letter of Credit shall be in form and substance reasonably acceptable to the US Issuing Lender, including the requirement that the amounts payable thereunder must be payable in US Dollars. If US Issuing Lender makes a payment under a US Letter of Credit, US Borrower shall pay to US Agent an amount equal to the applicable US Letter of Credit Disbursement on the date such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be an US Advance hereunder and, initially, shall bear interest at the rate then applicable to US Advances that are US Base Rate Loans. If a US Letter of Credit Disbursement is deemed to be a US Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3.2), US Borrower’s obligation to pay the amount of such US Letter of Credit Disbursement to US Issuing Lender shall be automatically converted into an obligation to pay the resulting US Advance. Promptly following receipt by US Agent of any payment from US Borrower pursuant to this paragraph, US Agent shall distribute such payment to the US Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(a) to reimburse the US Issuing Lender, then to such Lenders and the US Issuing Lender as their interests may appear.

(ii) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a US Revolver Commitment agrees to fund its Pro Rata Share of any US Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if US Borrower had requested the amount thereof as a US Advance and US Agent shall promptly pay to US Issuing Lender the amounts so received by it from the Lenders. By the issuance of a US Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the US Issuing Lender or the Lenders with US Revolver Commitments, the US Issuing Lender shall be deemed to have granted to each Lender with a US Revolver Commitment, and each Lender with a US Revolver Commitment shall be deemed to have purchased, a participation in each US Letter of Credit issued by US Issuing Lender in an amount equal to its Pro Rata Share of such US Letter of Credit, and each such Lender agrees to pay to US Agent, for the account of the US Issuing Lender, such Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by US Issuing Lender under the applicable US Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a US Revolver Commitment hereby absolutely and unconditionally agrees to pay to US Agent, for the account of the US Issuing Lender, such Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by US Issuing Lender and not reimbursed by US Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that US Agent or US Issuing Lender elects, based upon the advice of counsel, to refund) to US Borrower for any reason. Each Lender with a US Revolver Commitment acknowledges and agrees that its obligation to deliver to US Agent, for the account of the US Issuing Lender, an amount equal to its respective Pro Rata Share of each US Letter of Credit Disbursement pursuant to this Section 2.11(a) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to US Agent the amount of such Lender’s Pro Rata Share of a US Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and US Agent (for the account of the US Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(iii) US Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys’ fees incurred by US Issuing Lender, or any other member of the Lender Group arising out of or in connection with any US Letter of Credit; provided, however, that US Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the US Issuing Lender or any other member of the Lender Group as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. US Borrower understands and agrees that none of the US Issuing Lender, nor any other member of the Lender Group shall be liable for any error, negligence, or mistake, whether of omission or commission, in following US Borrower’s instructions or those contained in the US Letter of Credit or any modifications, amendments, or supplements thereto. US Borrower hereby acknowledges and agrees that none of the US Issuing Lender, nor any other member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any US Letter of Credit.

(iv) The obligation of US Borrower to reimburse the Issuing Lender for each drawing under each US Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or another Loan Document,

(B) the existence of any claim, counterclaim, setoff, defense or other right that US Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such US Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(C) any draft, demand, certificate or other document presented under such US Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such US Letter of Credit,

(D) any payment by the US Issuing Lender under such US Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such US Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the US Issuing Lender under such US Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such US Letter of Credit,

(E) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, any US Borrower or any of its Subsidiaries, or

(F) the fact that any Event of Default shall have occurred and be continuing.

(v) US Borrower acknowledges and agrees that any and all customary issuance charges, commissions, charges for amendments, extensions, drawings and renewals, fees, and costs incurred by the US Issuing Lender relating to US Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by US Borrower to US Agent for the account of the US Issuing Lender; provided, that such additional charges, commissions, fees or costs shall not be charged with respect to US Letters of Credit that are stand-by Letters of Credit.

(vi) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the US Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any US Letter of Credit issued or caused to be issued hereunder or hereby, or

(B) there shall be imposed on the US Issuing Lender or any other member of the Lender Group, any other condition regarding any US Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to the US Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any US Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, US Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify US Borrower, and US Borrower shall pay within 30 days after demand therefor, such amounts as US Agent may specify to be necessary to compensate the US Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to US Base Rate Loans hereunder; provided, however, that US Borrower shall not be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower (provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued); provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by US Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(b) Canadian Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, upon the request of a Canadian Borrower made in accordance herewith, the Canadian Issuing Lender agrees to issue, or cause a Canadian Underlying Issuer (including as Canadian Issuing Lender’s agent) to issue, a requested Canadian Letter of Credit. If Canadian Issuing Lender, at its option, elects to cause a Canadian Underlying Issuer to issue a requested Canadian Letter of Credit, then Canadian Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Canadian Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Canadian Underlying Issuer with respect to such Canadian Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Canadian Reimbursement Undertaking”) with respect to Canadian Letters of Credit issued by such Canadian Underlying Issuer. By submitting a request to Canadian Issuing Lender for the issuance of a Canadian Letter of Credit, such Canadian Borrower shall be deemed to have requested that Canadian Issuing Lender issue or that a Canadian Underlying Issuer issue the requested Canadian Letter of Credit and to have requested Canadian Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by a Canadian Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Canadian Underlying Letter of Credit). Each request for the issuance of a Canadian Letter of Credit, or the amendment, renewal, or extension of any outstanding Canadian Letter of Credit, shall be made in writing by an Authorized Person of such Canadian Borrower and delivered to the Canadian Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Canadian Issuing Lender and shall specify (A) the amount of such Canadian Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Canadian Letter of Credit, (C) the proposed expiration date of such Canadian Letter of Credit, (D) the name and address of the beneficiary of the Canadian Letter of Credit, and (E) such other information (including, the conditions of drawing, and, in the case of an amendment, renewal, or extension, identification of the Canadian Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Canadian Letter of Credit. Each Canadian Letter of Credit may be in US Dollars or Canadian Dollars, as requested by a Canadian Borrower. Anything contained herein to the contrary notwithstanding, the Canadian Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Canadian Letter of Credit or to issue a Canadian Reimbursement Undertaking in respect of a Canadian Underlying Letter of Credit, in either case, that supports the obligations of such Canadian Borrower or its Subsidiaries (1) in respect of (x) a lease of real property, or (y) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Canadian Issuing Lender shall have no obligation to issue a Canadian Letter of Credit or a Canadian Reimbursement Undertaking if any of the following would result after giving effect to the requested issuance:

(I)	the Canadian Letter of Credit Usage would exceed the Canadian Borrowing Base less the outstanding amount of Canadian Advances (inclusive of Canadian Swing Loans), or

(II)	the Canadian Letter of Credit Usage would exceed $5,000,000, or

(III)	the Canadian Letter of Credit Usage would exceed the Maximum Canadian Revolver Amount less the outstanding amount of Canadian Advances (including Canadian Swing Loans).

Each Canadian Letter of Credit shall be in form and substance reasonably acceptable to the Canadian Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Canadian Dollars or US Dollars, as applicable. If Canadian Issuing Lender makes a payment under a Canadian Letter of Credit or a Canadian Underlying Issuer makes a payment under a Canadian Underlying Letter of Credit, Canadian Borrower shall pay to Canadian Agent an amount equal to the applicable Canadian Letter of Credit Disbursement on the date such Canadian Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Canadian Letter of Credit Disbursement immediately and automatically shall be deemed to be a Canadian Advance hereunder and, initially, shall bear interest at the rate then applicable to Canadian Advances that are Canadian Base Rate Loans. If a Canadian Letter of Credit Disbursement is deemed to be a Canadian Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), such Canadian Borrowers’ obligation to pay the amount of such Canadian Letter of Credit Disbursement to Canadian Issuing Lender shall be automatically converted into an obligation to pay the resulting Canadian Advance. Promptly following receipt by Canadian Agent of any payment from a Canadian Borrower pursuant to this paragraph, Canadian Agent shall distribute such payment to the Canadian Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Canadian Issuing Lender, then to such Lenders and the Canadian Issuing Lender as their interests may appear.

(ii) Promptly following receipt of a notice of a Canadian Letter of Credit Disbursement pursuant to Section 2.11(b), each Lender with a Canadian Revolver Commitment agrees to fund its Pro Rata Share of any Canadian Advance deemed made pursuant to Section 2.11(b) on the same terms and conditions as if a Canadian Borrower had requested the amount thereof as an Canadian Advance and Canadian Agent shall promptly pay to Canadian Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Canadian Letter of Credit or a Canadian Reimbursement Undertaking (or an amendment, renewal, or extension of a Canadian Letter of Credit or a Canadian Reimbursement Undertaking) and without any further action on the part of the Canadian Issuing Lender or the Lenders with Canadian Revolver Commitments, the Canadian Issuing Lender shall be deemed to have granted to each Lender with a Canadian Revolver Commitment, and each Lender with a Canadian Revolver Commitment shall be deemed to have purchased, a participation in each Canadian Letter of Credit issued by Canadian Issuing Lender and each Canadian Reimbursement Undertaking in an amount equal to its Pro Rata Share of such Canadian Letter of Credit, and each such Lender agrees to pay to Canadian

Agent, for the account of the Canadian Issuing Lender, such Lender’s Pro Rata Share of any Canadian Letter of Credit Disbursement made by Canadian Issuing Lender or a Canadian Underlying Issuer under the applicable Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Canadian Revolver Commitment hereby absolutely and unconditionally agrees to pay to Canadian Agent, for the account of the Canadian Issuing Lender, such Lender’s Pro Rata Share of each Canadian Letter of Credit Disbursement made by Canadian Issuing Lender or a Canadian Underlying Issuer and not reimbursed by a Canadian Borrower on the date due as provided in Section 2.11(b), or of any reimbursement payment required to be refunded (or that Canadian Agent or Canadian Issuing Lender elects, based upon the advice of counsel, to refund) to such Canadian Borrower for any reason. Each Lender with a Canadian Revolver Commitment acknowledges and agrees that its obligation to deliver to Canadian Agent, for the account of the Canadian Issuing Lender, an amount equal to its respective Pro Rata Share of each Canadian Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Canadian Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Canadian Agent (for the account of the Canadian Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(iii) Each Canadian Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Canadian Underlying Issuer, without duplication, harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys’ fees incurred by Canadian Issuing Lender, or any other member of the Lender Group or any Canadian Underlying Issuer arising out of or in connection with any Canadian Reimbursement Undertaking or any Canadian Letter of Credit; provided, however, that any Canadian Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Canadian Issuing Lender, any other member of the Lender Group, or any Canadian Underlying Issuer. Each Canadian Borrower agrees to be bound by the Canadian Underlying Issuer’s regulations and interpretations of any Canadian Letter of Credit or by Canadian Issuing Lender’s interpretations of any Canadian Reimbursement Undertaking even though this interpretation may be different from such Canadian Borrower’s own. Each Canadian Borrower understands and agrees that none of the Canadian Issuing Lender, nor any other member of the Lender Group shall be liable for any error, negligence, or mistake, whether of omission or commission, in following a Canadian Borrower’s instructions or those contained in the Canadian Letter of Credit or any modifications, amendments, or supplements thereto. Each Canadian Borrower hereby acknowledges and agrees that none of the Canadian Issuing Lender, nor any other member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Canadian Letter of Credit.

(iv) The obligation of each Canadian Borrower to reimburse the Canadian Issuing Lender for each drawing under each Canadian Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A) any lack of validity or enforceability of such Canadian Letter of Credit, this Agreement, or another Loan Document,

(B) the existence of any claim, counterclaim, setoff, defense or other right that a Canadian Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Canadian Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the Canadian Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Canadian Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(C) any draft, demand, certificate or other document presented under such Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Canadian Letter of Credit,

(D) any payment by the Canadian Issuing Lender under such Canadian Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Canadian Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Canadian Issuing Lender under such Canadian Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Canadian Letter of Credit,

(E) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, any Canadian Borrower or any of its Subsidiaries, or

(F) the fact that any Event of Default shall have occurred and be continuing.

(v) Canadian Borrowers hereby authorize and direct any Canadian Underlying Issuer to deliver to the Canadian Issuing Lender all instruments, documents, and other writings and property received by such Canadian Underlying Issuer pursuant to such Canadian Underlying Letter of Credit and to accept and rely upon the Canadian Issuing Lender’s instructions with respect to all matters arising in connection with such Canadian Underlying Letter of Credit and the related application.

(vi) Each Canadian Borrower acknowledges and agrees that any and all customary issuance charges (including 0.30% issuance charge with respect to Canadian Letters of Credit issued by the Canadian Underlying Issuer), commissions, charges for amendments, extensions, drawings and renewals, fees, and costs incurred by the Canadian Issuing Lender relating to Canadian Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by such Canadian Borrowers to Canadian Agent for the account of the Canadian Issuing Lender or the Canadian Underlying Issuer, as applicable.

(vii) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Canadian Issuing Lender or any other member of the Lender Group or Canadian Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority:

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Canadian Letter of Credit issued or caused to be issued hereunder or hereby, or

(B) there shall be imposed on the Canadian Issuing Lender, any other member of the Lender Group or Canadian Underlying Issuer, any other condition regarding any Canadian Letter of Credit or Canadian Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Canadian Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Canadian Reimbursement Undertaking, Canadian Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Canadian Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Canadian Borrowers, and Canadian Borrowers shall pay within 30 days after demand therefor, such amounts as Canadian Agent may specify to be necessary to compensate the Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Canadian Base Rate Loans denominated in Canadian Dollars if such Obligation is denominated in Canadian Dollars or at the rate then applicable to Canadian Base Rate Loans denominated in US Dollars if such Obligation is denominated in US Dollars hereunder; provided, however, that Canadian Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Canadian Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Canadian Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the US Base Rate or Canadian Base Rate, as applicable, each Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances made in US Dollars be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the applicable LIBOR Rate (provided that all Advances to Canadian Borrowers in Canadian Dollars shall bear interest based upon the Canadian Base Rate). Interest on LIBOR Rate Loans (other than Daily LIBOR Rate Loans) shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. Interest on Daily LIBOR Rate Loans shall be payable monthly, in arrears, on the first day of each month. On the last day of each applicable Interest Period, unless the applicable Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder; provided, that LIBOR Rate Loans that are Daily LIBOR Rate Loans shall continue as Daily LIBOR Rate Loans until otherwise directed by the applicable Borrower. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Each Borrower may, at any time and from time to time, so long as Borrowers have not received a notice from Agents, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying the applicable Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of a Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to the applicable Agent of a LIBOR Notice received by such Agent before the LIBOR Deadline, or by telephonic notice received by such Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by such Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the applicable Agent shall provide a copy thereof to each of the affected Lenders. Notwithstanding the foregoing, no such LIBOR election shall be permitted with respect to Canadian Advances made in Canadian Dollars.

(ii) Each LIBOR Notice of US Borrower shall be irrevocable and binding on US Borrower. In connection with each LIBOR Rate Loan to US Borrower, US Borrower shall indemnify, defend, and hold US Agent and the Lenders harmless against any loss, cost, or expense actually incurred by US Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan that is not a Daily LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “US Funding Losses”). A certificate of US Agent or a Lender delivered to US Borrower setting forth in reasonable detail any amount or amounts that US Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error. US Borrower shall pay such amount to US Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. Each LIBOR Notice of a Canadian Borrower shall be irrevocable and binding on Canadian Borrowers. In connection with each LIBOR Rate Loan to Canadian Borrowers, Canadian Borrowers shall indemnify, defend, and hold Canadian Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Canadian Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Canadian Funding Losses”). A certificate of Canadian Agent or a Lender delivered to Canadian Borrowers setting forth in reasonable detail any amount or amounts that Canadian Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error. Canadian Borrowers shall pay such amount to Canadian Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii) Borrowers shall have not more than 10 LIBOR Rate Loans in the aggregate in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least US $100,000.

(c) Conversion. Each Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the applicable Agent of proceeds of Borrowers’ and their Domestic Subsidiaries’ Collections in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, US Borrower and Canadian Borrowers, as applicable, shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses with respect to such Borrower(s) in accordance with Section 2.11(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by an Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the applicable Borrower(s) and the applicable Agent(s) notice of such a determination and adjustment and the applicable Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the applicable Borrower(s) may, by notice to such affected Lender (y) require such Lender to furnish to such Borrower(s) a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agents and Borrowers and Agents promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither any Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13. Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the applicable Borrower(s) and applicable Agent thereof (provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued). Following receipt of such notice, each applicable Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies such Borrower(s) of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(i) relative to increased or additional costs or Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Each applicable Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate the applicable Borrower(s)’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i), Section 2.12(d)(ii) or Section 2.13(a), as applicable, or to enable the applicable Borrower(s) to obtain LIBOR Rate Loans, then such Borrower(s) (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i), or

Section 2.13(a), as applicable), unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i), or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to the applicable Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Revolver Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Revolver Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement. In connection with the arrangement of such a Replacement Lender, the Affected Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than the applicable Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the applicable Letters of Credit).

2.14. Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document,

(a) solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by Canadian Borrowers in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of the province of British Columbia or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by Canadian Borrowers to any Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Agents, Lenders and Canadian Borrowers and the amount of such payment or collection shall be refunded by the applicable Agent and Lenders to Canadian Borrowers. For the purposes of this Agreement and each other Loan Document to which any Canadian Borrower is a party, the effective annual rate of interest payable by Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by Canadian Agent for the account of Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(b) For the purposes of the Interest Act (Canada) and disclosure thereunder and with respect to the Canadian Loan Parties only:

(i) Whenever any interest or fee payable by the Canadian Loan Parties is calculated using a rate based on a year of 360 or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be,

(ii) all calculations of interest payable by Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interests rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.15. Currencies.

The US Advances and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in US Dollars. The Canadian Advances and other Canadian Obligations (unless such other Canadian Obligations expressly provide otherwise) shall be made in US Dollars or, if specifically requested, Canadian Dollars and repaid in the currency in which the applicable Advance being repaid was made. All requests for Advances shall be deemed to be requests for US Dollars unless, with respect to Canadian Advances, a Canadian Borrower specifically requests Canadian Dollars.

2.16. Joint and Several Liability of Canadian Borrowers.

(a) Each Canadian Borrower is accepting joint and several liability hereunder and under the other Loan Documents for the Canadian Obligations with the other Canadian Borrowers in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers to accept joint and several liability for the Canadian Obligations.

(b) Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations (including, without limitation, any Canadian Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.

(c) If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof (including any applicable grace period or notice requirement), then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation.

(d) The Canadian Obligations of each Canadian Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Canadian Obligations of each Canadian Borrower enforceable against each Canadian Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Canadian Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agents or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the fullest extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Canadian Borrower hereby assents to, and waives, to the extent permitted by law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agents or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agents or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Canadian Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Canadian Obligations of each Canadian Borrower under this Section 2.16 shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The Canadian Obligations of each Canadian Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or any Lender.

(f) Each Canadian Borrower represents and warrants to Agents and Lenders that such Canadian Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Canadian Obligations. Each Canadian Borrower further represents and warrants to Agents and Lenders that such Canadian Borrower has read and understands the terms and conditions of the Loan Documents. Each Canadian Borrower hereby covenants that such Canadian Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Canadian Obligations.

(g) The provisions of this Section 2.16 are made for the benefit of Agents, Lenders and their respective successors and assigns, and may be enforced by them from time to time against any or all Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of such Agent, such Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the Canadian Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Canadian Obligations, is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Canadian Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agents or Lenders with respect to any of the Canadian Obligations or any collateral security therefor until such time as all of the Canadian Obligations have been paid in full. Any claim which any Canadian Borrower may have against any other Borrower with respect to any payments to any Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the

Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Canadian Borrower’s Obligations, to the extent such Canadian Obligations are secured, only shall be several and not joint or joint and several obligations.

(j) For greater certainty, and notwithstanding any other provision in this Agreement or any other Loan Document to the contrary, no Canadian Loan Party will be liable in any way under this Agreement or the other Loan Documents, directly or indirectly, whether as a surety or co-debtor, jointly or severally, for the payment or performance of any Obligations of the US Borrower or its Domestic Subsidiaries or is or will be obligated to grant security over its assets to secure the payment or performance of any Obligations of the US Borrower or its Domestic Subsidiaries.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit.

The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of each Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrowers and the other Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3. Maturity.

This Agreement shall continue in full force and effect for a term ending on the earlier of (a) fifth (5th) anniversary of the Closing Date (the “Maturity Date”) and

(b) 6 months prior to the maturity date of the Senior Unsecured Notes. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.

3.4. Effect of Maturity.

On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and each Agent’s Liens in the Collateral shall continue to secure the Obligations such Collateral secures and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, each Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, such Agent’s Liens and all notices of security interests and liens previously filed by such Agent.

3.5. Early Termination by Borrowers.

Borrowers have the option, at any time upon 10 Business Days prior written notice to Agents, to terminate this Agreement and terminate the Revolver Commitments hereunder by repaying to Agents all of the Obligations in full.

3.6. Conditions Subsequent.

The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable hereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agents, which Agents may do without the consent of other members of the Lender Group) shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof on and as of such earlier date)) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Legal Status; Subsidiaries.

(a) US Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Change. Canadian Borrowers are each corporations, duly incorporated or amalgamated and existing and in good standing under the laws of British Columbia, Canada, and are qualified or licensed to do business (and in good standing as a foreign corporation or extra-provincial corporation, as applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Change. Each Subsidiary of each Borrower is a corporation, partnership or limited liability company duly organized, incorporated or amalgamated and existing and in good standing under the laws of the jurisdiction of its incorporation, amalgamation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, extra-provincial corporation, partnership or limited liability company, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could reasonably be expected result in a Material Adverse Change. Schedule 4.1(a) correctly identifies the jurisdiction of organization of each Borrower and each of its Subsidiaries as of the date hereof.

(b) As of the Closing Date, neither any Borrower nor any Subsidiary owns any Equity Interest, directly or indirectly, in any Person other than the Persons set forth on Schedule 4.1(b) hereto, which accurately and completely reflects the number of shares or other units and the percentage ownership of such Person.

4.2. Authorization and Validity.

This Agreement and each Loan Document have been duly authorized by each Loan Party that is a party thereto, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of each Borrower and each Domestic Subsidiary party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles, or bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

4.3. No Violation.

The execution, delivery and performance by each Borrower and each Domestic Subsidiary of each of the Loan Documents does not violate any provision of any law or regulation, or contravene any provision of such Person’s Organizational Documents, or result in any breach of or default under any Material Contract, or any other material obligation, indenture or other instrument to which such Borrower or any Domestic Subsidiary is a party or by which Borrower or any Domestic Subsidiary may be bound.

4.4. [Reserved.]

4.5. [Reserved.]

4.6. [Reserved.]

4.7. Litigation.

There are no pending, or to any Borrowers’ or any other Loan Party’s actual knowledge after due inquiry (based upon the litigation search reports by CT Corporation or by CSC Corporation attached as Schedule 4.7(A) threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could result in a Material Adverse Change other than those disclosed on Schedule 4.7 hereto or as disclosed in the US Borrower’s periodic reports and disclosures filed with the SEC.

4.8. Compliance with Laws.

No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9. Correctness of Financial Statements.

The annual consolidated audited financial statements of US Borrower dated December 31, 2010, and all interim consolidated and consolidating financial statements delivered to Agents and Lenders since such date, true copies of which have been delivered by any Borrower to any Agent prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of US Borrower and each Subsidiary as of the date thereof (except in the case of (i) unaudited financial statements, for the lack of footnotes and being subject to year end audit adjustments and (ii) consolidating financial statements, for the lack of any presentation of changes in cash flows and stockholders equity), (b) disclose all liabilities of Borrower and each Subsidiary that are required to be reflected or reserved against, whether liquidated or unliquidated, fixed or contingent, in accordance with GAAP as of the date thereof, and (c) have been prepared in accordance with GAAP consistently applied. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties.

4.10. [Reserved.]

4.11. ERISA; Canadian Employee Plans.

(a) US Borrower and each of its Domestic Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA; US Borrower has not, and none of its Domestic Subsidiaries has, violated any provision of any Plan maintained or contributed to by such Borrower or such Domestic Subsidiary; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by US Borrower or any Domestic Subsidiary; US Borrower and each of its Domestic Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan; and each such Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

(b) Except as set forth on Schedule 4.11, no Canadian Loan Party maintains or contributes to, or has any liability in respect of, any Canadian Employee Plan or Canadian Pension Plan other than statutory plans required by applicable law.

(c) Except as set forth in Schedule 4.11, no Canadian Loan Party has or is subject to any present or is aware of any future obligation or liability under any Canadian Employee Plan that could reasonably be expected to cause a Material Adverse Change and any overtime pay, vacation pay, premiums for unemployment insurance, health and welfare insurance premiums, wages, salaries and commissions, severance pay and employee benefit plan payments have been fully paid by each Canadian Loan Party or such payments either (i) have accrued and have been accurately accounted for in the books and records of each Canadian Loan Party or have been reported pursuant to the collateral reporting obligations under Section 5.2 or (ii) have accrued in part but are not yet due and payable and such accruals cannot reasonably be expected to result in a Material Adverse Change.

(d) Schedule 4.11 lists all the Canadian Pension Plans and Canadian Employee Plans applicable to the Canadian Employees of each Canadian Loan Party in respect of employment in Canada and which are currently maintained or sponsored by each Canadian Loan Party or to which each Canadian Loan Party contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which each Canadian Loan Party is obligated to contribute to or comply with under applicable law. The Canadian Employee Plans have been registered (where applicable), administered, funded and invested in accordance with the terms of the particular plan and any applicable laws. There are no outstanding disputes concerning Canadian Employee Plans.

(e) No improvements to any Canadian Pension Plan or any Canadian Employee Plan have been promised by the applicable Loan Party, and no new amendments or improvements to a Canadian Employee Plan will be made or promised by any Canadian Loan Party before the Closing Date.

(f) Except as disclosed in Schedule 4.11, no Canadian Loan Party provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

(g) All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions and required special payments) have been satisfied pursuant to applicable law, there are no outstanding defaults or violations by any party to any Canadian Pension Plan and any Canadian Employee Plan that could reasonably be expected to have a Material Adverse Change and there are no taxes, penalties or fees (other than fees owing to advisors or service providers in the ordinary course) owing or exigible under any of the Canadian Employee Plans or Canadian Pension Plans. None of the Canadian Pension Plans contain a “defined benefit provision” as defined in Section 147.1(1) of the Income Tax Act (Canada). Except as disclosed in Schedule 4.11, each Canadian Pension Plan and each Canadian Employee Plan is funded or insured pursuant to applicable law. No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan or Canadian Employee Plan. There are no entities other than one or more Canadian Loan Parties participating in any Canadian Employee Plan. None of the Canadian Loan Parties currently, sponsors, maintains, contributes to or has liability under a “registered pension plan” or a “retirement compensation arrangement”, each as defined under the Income Tax Act (Canada), a “pension plan” as defined under Canadian Employee Benefits Legislation, or any other plan organized and administered to provide pensions for employees or former employees.

4.12. Environmental Matters.

Except as set forth on Schedule 4.12 hereto, each Borrower and each of its Domestic Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No Borrower nor any of its Domestic Subsidiaries has received notice that its operations are the subject of any federal, state or provincial investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Borrower nor any of its Domestic Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

4.13. [Reserved.]

4.14. [Reserved.]

4.15. [Reserved.]

4.16. Truth, Accuracy of Information.

No statement of financial or other information furnished by a Borrower or any other Loan Party to any Agent or any Lender in connection with this Agreement or any of the other Loan Documents contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by a Borrower or any other Loan Party to Agents and Lenders. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Agents and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to any Agent or any Lender for use in connection with the transactions contemplated hereby.

4.17. [Reserved.]

4.18. Patriot Act.

(a) No Loan Party, and to such Loan Party’s knowledge none of their respective Affiliates, is in violation of, and shall not violate, any Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and United Nations Al-Qaida and Taliban Regulations (Canada);

(b) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with any extension of credit hereunder is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism

Law; (iv) a person that commits, threatens or conspires to commit or supports terrorism as defined in the Executive Order; or (v) a person that is named as a specially designated national and blocked person on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with any credit extension hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) is in violation of, and shall not violate, any of the county or list based economic and trade sanctions administered and enforced by OFAC as published from time to time.

4.19. Indebtedness; Other Obligations.

Set forth on Schedule 6.1 is a true and complete list of all Indebtedness of each Loan Party and each of its Domestic Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date or the date shown on such Schedule.

Neither any Borrower nor any of its Domestic Subsidiaries is in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Change.

4.20. Payment of Taxes; Income Tax Returns.

Except as otherwise permitted under Section 5.5, all income tax returns and reports and all other material tax returns and reports of each Loan Party and its Domestic Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Domestic Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Domestic Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. There are no pending material assessments or adjustments of any Borrower’s or any its Domestic Subsidiaries’ income tax payable with respect to any year that is not being actively contested by such Loan Party diligently, in good faith and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21. Margin Stock.

No Borrower nor any of its Domestic Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to a Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.

4.22. Governmental Regulation.

No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23. [Reserved.]

4.24. Employee and Labor Matters.

(a) There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability, or (iii) except as set forth on Schedule 4.24 to the knowledge of any Borrower, after due inquiry, as of the Closing Date, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. Except as set forth on Schedule 4.7, the hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from each Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. For clarity and with express limitation, this Section 4.24(a) does not apply to any Canadian Loan Party.

(b) As of the Closing Date, no Canadian Loan Party is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Canadian Employees. No Canadian Loan Party is a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee except which could not reasonably be expected to cause a Material Adverse Change and there is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee except which would not reasonably be expected to cause a Material Adverse Change. No Canadian Loan Party has engaged in any unfair labor practice, nor is any Canadian Loan Party aware of any pending or threatened complaint regarding any alleged unfair labor practices. There is no strike, labor dispute, work slow down or stoppage pending or threatened in writing against any Canadian Loan Party. As of the Closing Date, no Canadian Loan Party is, to its knowledge, currently the subject of any union organization effort or any labor negotiation.

(c) All contributions, assessments, premiums, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee, except, in each case, which could not reasonably be expected to cause a Material Adverse Change.

(d) Each Canadian Loan Party is in material compliance with all requirements of Canadian Employee Benefits Legislation and applicable health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws.

(e) Any overtime pay, vacation pay, premiums for unemployment insurance, premiums for health and welfare insurance, accrued wages, salaries, commissions, severance pay and other payments payable to any employees of any Canadian Loan Party are fully paid on a current basis except to the extent the failure to make such payments could not reasonably be expected to result in a Material Adverse Change.

4.25. No Subordination

There is no agreement, indenture, contract or instrument to which any Borrower or any Domestic Subsidiary is a party or by which any Borrower or any Domestic Subsidiary may be bound that requires the subordination in right of payment of any Borrower’s or any Domestic Subsidiary’s obligations subject to this Agreement to any other obligation of any Borrower or any Domestic Subsidiary.

4.26. Permits; Franchises.

Each Loan Party possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law.

4.27. Fictitious Names.

The only fictitious business or trade names used by a Borrower or any other Loan Party are set forth on Schedule 4.27 hereto, as such schedule may be updated concurrently with the delivery of any Compliance Certificate required to be delivered hereunder.

4.28. Eligible Accounts.

As to each Account that is identified in a Borrowing Base Certificate submitted to an Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Loan Parties’ business, and (b) owed to such Loan Party. In addition, after a Borrowing Base Trigger Event, each Account that is identified by a Borrower as an Eligible Account is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.29. Eligible Inventory.

As to each item of Inventory in a Borrowing Base Certificate submitted to an Agent, such Inventory is of good and merchantable quality, free from known defects. In addition, after a Borrowing Base Trigger Event, each item of Inventory that is identified by a Borrower as Eligible Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.30. Eligible Equipment.

As to each item of Equipment that is identified by a Borrower as Equipment that is free from Liens other than the Liens in favor of Agents in a Borrowing Base Certificate submitted to an Agent, such Equipment is of (a) good and merchantable quality, free from known defects and (b) free from Liens (other than the Liens in favor of Agents). In addition, after a Borrowing Base Trigger Event, each item of Equipment that is identified by a Borrower as Eligible Equipment is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Equipment.

4.31. Locations of Inventory and Equipment and Chief Executive Offices.

(a) The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party. As of October 31, 2011 and as of the date such Schedule is, from time to time, updated and replaced by Borrowers, Schedule 4.31(a) sets forth a listing of the Loan Parties’ Equipment that is not subject to a Lien (other than in favor of Agents).

(b) Schedule 4.31(b) identifies each Borrower’s and each of its Domestic Subsidiaries’ chief executive offices (as such Schedule may be updated pursuant to Section 5.15.

(c) As of the end of each calendar month prior to the occurrence of a Borrowing Base Trigger Date, the aggregate net book value of the Loan Parties’ Equipment that is free from Liens (other than in favor of Agents) and that is set forth on Schedule 4.31(a) has not decreased by more than $2,000,000 since the date such Schedule was last updated by Borrowers pursuant to Section 4.31(a).

(d) As of the end of each calendar quarter following the occurrence of a Borrowing Base Trigger Date, the Eligible Equipment and Eligible Inventory of the Loan Parties included in the most recently delivered Borrowing Base Certificate are not stored with a bailee, warehouseman or similar party, and are located only at the locations set forth on Schedule 4.31(d) (as such schedule may be updated concurrently with the delivery of any quarterly Compliance Certificate to be delivered hereunder).

4.32. Inventory Records.

Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.33. Real Property.

As of the Closing Date, Schedule 4.33 contains a true, accurate and complete list of all Owned Real Estate. Borrowers and their Domestic Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and subject to good faith disputes promptly and diligently prosecuted by such Loan Party, all of such material leases are valid and subsisting and no material default by any Borrower or its Domestic Subsidiaries exist under any of them.

4.34. Solvency.

Each Borrower and each other Loan Party, taken individually, is Solvent, able to pay its debts generally as such debts mature, and has capital sufficient to carry on its businesses and all businesses in which it is about to engage. Neither any Borrower nor any other Loan Party will be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

4.35 Withholdings and Remittances.

Each Canadian Loan Party has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by applicable law to be withheld by it, including all payroll deductions required to be withheld by it, and, furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each Canadian Loan Party has remitted all contributions required to be remitted by it pursuant to the Canada Pension Plan Act (Canada), Quebec Pension Plan Act (Quebec), and provincial pension plans, workers compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable by it under the applicable law (the “Statutory Lien Payments”) and has remitted such amounts to the proper Governmental Authority within the time required under applicable law except for Statutory Lien Payments that are not delinquent.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties shall comply with each of the following:

5.1. Financial Statements, Reports, Certificates.

Provide to each Agent all of the following, in form and detail satisfactory to Agents:

(a) upon the earlier of the date that is 90 days after the end of each fiscal year of Borrowers or the date such information is filed with the SEC, the consolidated balance sheets of US Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to Agents, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and also accompanied by internally prepared, unaudited consolidating financial statements (covering the matters described above, but excluding statements of cash flow and changes in stockholders’ equity), all such consolidating statements to be certified by a Responsible Officer of each Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrowers and their Subsidiaries;

(b) within 30 days after the end of each month (or 45 days of a month that is a fiscal quarter end), a consolidated and consolidating balance sheet of US Borrower and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statements of income or operations, consolidated statements of changes in stockholders’ equity and cash flows for such month, such consolidated statements to be certified by a Responsible Officer of each Borrower as fairly presenting the financial condition, results of operations, stockholders’ equity and cash flows of Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of each Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrowers and their Subsidiaries;

(c) upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrowers or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of US Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, consolidated statements of changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of each Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of each Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrowers and their Subsidiaries;

(d) contemporaneously with each monthly, quarterly and annual financial statement of Borrowers required by Section 5.1(a), (b) and (c), a duly completed Compliance Certificate signed by an appropriate Responsible Officer of each Borrower, including, with respect to quarterly financial statements, a certified calculation of Average Daily Net Availability;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to the trustee or agent, as applicable, on behalf of any holder of debt securities of any Borrower or of any of its Domestic Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Agents and Lenders pursuant to this Agreement;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any US Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to Agents pursuant hereto; Documents required to be delivered pursuant to this Section 5.1(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Borrower posts such documents, or provides a link thereto or other direction as to where such information is posted (provided, that such Borrower gives written notice to Agents of such posting on such date, which notice may be receipt of an automatically generated email link); or (ii) on which such documents are posted on such Borrower’s behalf on an Internet or intranet website, if any, to which Agents and Lenders have access; provided that Borrowers shall deliver paper copies of such documents to Agents upon request.

(g) promptly, and in any event within 5 Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower or any Subsidiary thereof; and

(h) As soon as practicable and in any event no later than ninety (90) days after the beginning of each fiscal year, a consolidated plan and financial forecast for such fiscal year and each fiscal year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of US Borrower and its Subsidiaries for each such fiscal year, together with pro forma calculations of financial covenants showing compliance therewith for each such fiscal year and the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of US Borrower and its Subsidiaries for each quarter of such fiscal year and (iii) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Agent;

(i) from time to time such other information as any Agent may reasonably request.

5.2. Collateral Reporting.

Provide each Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, at any time on or after the Borrowing Base Trigger Date, each Borrower agrees to use commercially reasonable efforts in cooperation with Agents to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Compliance.

Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which any Borrower or any of its Domestic Subsidiaries is organized and/or which govern such Borrower’s or such Domestic Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to such Borrower or such Domestic Subsidiary and/or such Person’s business except where such failure could not reasonably be expected to result in a Material Adverse Change.

5.4. Facilities.

Keep all properties useful and necessary to each Borrower’s and each of its Domestic Subsidiaries’ business in good repair and condition (ordinary wear, tear casualty and Asset Sales permitted hereunder excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained to the extent necessary for the proper conduct of each of Borrowers and its Domestic Subsidiaries’ business.

5.5. Taxes and other Liabilities.

Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal, state and provincial income taxes, Canadian Pension Plan, provincial pension plans, employer health taxes, Canadian employment insurance and state, provincial and local property taxes and assessments, except (a) such as the applicable Borrower or such Domestic Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Borrower or such Domestic Subsidiary has made provision, to Agents’ reasonable satisfaction, for eventual payment thereof in the event such Borrower or such Domestic Subsidiary is obligated to make such payment.

5.6. Insurance.

Maintain and keep in force, for each business in which each Borrower and each of its Domestic Subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage, business interruption and workers’ compensation, with all such insurance carried with companies, in amounts and containing loss payable (with respect to property insurance and business interruption insurance) and additional insured (with respect to general liability insurance) endorsements and notice of cancellation in favor of the applicable Agent, all in a manner, reasonably satisfactory to Agents, and deliver to Agents from time to time at an Agent’s request, schedules setting forth all insurance then in effect. If any Borrower fails to maintain such insurance, the applicable Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on any Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agents prompt notice of any loss exceeding $1,000,000 covered by its casualty or business interruption insurance. Prior to the occurrence of a Borrowing Base Trigger Date, the applicable Agent shall hold any proceeds of business interruption insurance received by such Agent in trust for the Loan Parties and promptly turn over such proceeds to the account directed by the applicable Loan Party. Upon the occurrence and during the continuance of an Event of Default, the applicable Agent shall have the sole right to file claims under any property, business interruption and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Accounting Records; Inspection and Appraisals.

Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Agent, upon prior notice (so long as no Event of Default is then continuing) and during normal business hours, to inspect, audit and examine such books and records, to make copies of the same, to inspect the properties of each Borrower (specifically excluding, however, any such books or records to the extent they include personnel, medical and similar records which the Borrowers are not permitted by law to disclose) and to have Inventory and Equipment appraisals made of each Borrower and its Domestic Subsidiaries to be made, all at such Borrower’s expense. Notwithstanding the foregoing, (i) prior to a Borrowing Base Trigger Date, so long as Excess Availability exceeds $17,500,000, Agents shall not conduct any audits or appraisals, (ii) if Excess Availability is less than $17,500,000, but no Borrowing Base Trigger Date has occurred, Agents may cause 1 audit and appraisal of Inventory and Equipment of Borrowers and their Domestic Subsidiaries as well as a new set of UCC and PPSA searches to be made and (iii) if the Borrowing Base Trigger Date has occurred, Agents may conduct up to 3 audits and 1 Inventory and Equipment Appraisal of Borrowers and their Domestic Subsidiaries each calendar year, all at such Borrower’s expense. Such examinations, audits, appraisals and inspections shall be conducted during ordinary business hours and upon five (5) Business Day’s advance notice (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required).

5.8. Litigation.

Promptly give notice in writing to Agents of any litigation pending or threatened in writing against any Borrower or any of its Subsidiaries with a stated claim (a) in excess of Six Million US Dollars ($6,000,000.00) or (b) that could reasonably be expected to have or result in a Material Adverse Change.

5.9. Environmental.

(a) Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws except where failure to do so could not reasonably be expected to result in a Material Adverse Change,

(c) Promptly notify Agent of any release of which a Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law except where failure to do so could not reasonably be expected to result in a Material Adverse Change, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, and (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party that could reasonably be expected to result in a liability in excess of $1,000,000, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority that could reasonably be expected to result in a liability in excess of $1,000,000.

5.10. Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agents if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Subsidiaries.

At the time that any Loan Party forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to the applicable Agent a joinder to the applicable Guaranty and Security Agreement with respect to such Borrower, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to such Agent (including being sufficient to grant such Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary) in accordance with and subject to the terms of the Guaranty and Security Agreement, (b) within 10 days of such formation or acquisition (or such later date as permitted by the applicable Agent in its sole discretion) provide to the applicable Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to such Agent, and (c) within 10 days of such formation or acquisition (or such later date as permitted by the applicable Agent in its sole discretion) provide to the applicable Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to such Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document. With respect to each such Subsidiary, each Borrower shall promptly send to Agents written notice setting forth with respect to such Person all of the information required to be set forth in Schedule 4.1(a) with respect to all Subsidiaries of such Borrower; provided that such written notice shall be deemed to supplement Schedule 4.1(a) for all purposes hereof.

5.12. Further Assurances.

At any time upon the reasonable request of an Agent, execute or deliver to such Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title opinions of counsel, and all other documents (the “Additional Documents”) that such Agent may reasonably request in form and substance reasonably satisfactory to such Agent, to create, perfect, and continue perfected or to better perfect such Agent’s Liens in all of the assets of the types, and subject to the limitations described in the Guaranty and Security Agreement of (a) with respect to US Obligations, US Borrower and its Domestic Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible) and (b) with respect to the Canadian Obligations, Canadian Borrowers, US Borrowers and each of their Domestic Subsidiaries, in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if a Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower hereby authorizes Agents to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agents to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as an Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Borrower and its Domestic Subsidiaries and all of the outstanding Equity Interests of Borrower’s Domestic Subsidiaries, in each case to the extent and the manner set forth in the Guaranty and Security Agreement, provided, that no Canadian Loan Party shall be required to guarantee the Obligations of US Borrower and its Domestic Subsidiaries or pledge or grant security over any of its assets to secure the Obligations of US Borrower and its Domestic Subsidiaries.

5.13. [Reserved.]

5.14. [Reserved.]

5.15. Locations of Chief Executive Offices.

Keep each Loan Parties’ chief executive offices only at the locations identified on Schedule 4.31(b); provided, however, that Borrowers may amend Schedule 4.31(b) so long as such amendment occurs by written notice to Agents not less than 10 days prior to the date on which such chief executive office is relocated and so long as such new location is within (a) the continental United States with respect to the US Loan Parties and (B) Canada with respect to the Canadian Loan Parties.

5.16. Notice to Agents.

Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Agents in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the legal name, the organizational structure or jurisdiction of organization of each Borrower or any other Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan or Canadian Pension Plan; or (d) any termination or cancellation of any insurance policy which any Borrower or any other Loan Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower’s property in excess of an aggregate of One Million US Dollars ($1,000,000).

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties will not do any of the following:

6.1. Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Merger, Consolidation, Amalgamation, Permitted Acquisitions.

(a) Enter into, any merger, consolidation, amalgamation or other reorganization or liquidation, except for (i) any merger, consolidation, amalgamation or other reorganization or liquidation between or among Loan Parties, provided that US Borrower must be the surviving entity of any such merger, consolidation or amalgamation to which it is a party, (ii) any merger between Borrowers and their Subsidiaries that are not Loan Parties so long as a Borrower is the surviving entity of any such merger, and (iii) (for the avoidance of doubt) any merger between Subsidiaries of Borrower that are not Loan Parties.

(b) engage in any business that is not substantially related to business-to-business document management services and other services related thereto; nor

(c) other than pursuant to a Permitted Acquisition, make an Acquisition.

6.4. Transfer of Assets.

Consummate any Asset Sales unless (a) such Borrower (or the Domestic Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise Disposed of, and at least 75% of the consideration received in the Asset Sale by such Borrower or such Subsidiary is in the form of cash or eligible Cash Equivalents, or (b) such Asset Sale is in respect of Equipment in connection with Permitted Sale-Leasebacks, provided that the proceeds of any such Permitted Sale-Leaseback shall be entirely in cash and shall not be less than 100% of the fair market value of the equipment being sold (determined in good faith by such Borrower) and (c) the Borrowing Base is adjusted at such time to reflect the effect of such sale on the Borrowing Base.

6.5. Change Name.

Except as permitted by Section 6.3, change any Borrower’s or any of its Domestic Subsidiaries’ legal name, organizational identification number, jurisdiction of organization or organizational identity; provided, however, that a Borrower or any of its Subsidiaries may change its legal name upon at least 10 days prior written notice to Agents of such change.

6.6. Reserved.

6.7. Senior Unsecured Notes; Amendments.

(a) No Borrower nor any other Loan Party shall amend or modify any of the terms applicable to (i) the Senior Unsecured Notes, (ii) other Permitted Indebtedness or (iii) any Governing Documents of any Loan Party if, in the case of clause (ii) or (iii), the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lenders.

6.8. Sale and Leasebacks.

No Loan Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (a “Sale-Leaseback”) of any property (whether real, personal or mixed), whether now owned or hereafter required, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Borrower or any of its Domestic Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than a Borrower or any of its Domestic Subsidiaries) in connection with such lease; provided, that the Borrower and its Domestic Subsidiaries may enter into Sale-Leasebacks which are in the ordinary course of such Borrower’s or such Domestic Subsidiary’s business, consistent with past practice and at market rates and subject to compliance with Section 6.3(b), with respect to Equipment acquired by a Borrower and its Domestic Subsidiaries after the Closing Date (“Permitted Sale Leasebacks”). For avoidance of doubt, Sale-Leasebacks that result in Capital Leases shall be treated as Indebtedness for all purposes of this Agreement.

6.9. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Loan Party may make Restricted Payments to a Borrower and to wholly owned Subsidiaries of a Borrower so long as the amount of such Restricted Payment, made to an owner of Equity Interests that are not a Borrower or a Domestic Subsidiary of a Borrower does not exceed $1,000,000 in any fiscal year of Borrowers, or if such payments exceed $1,000,000 (i) no Default or Event of Default exists at such time (ii) Borrowers, after giving effect to such Restricted Payment, on a pro forma basis, would be in compliance with the financial covenants set forth in Section 7 as of the end of the month most recently ended, as of such restricted payment were made during such month (whether or not such financial covenants are then in effect, and (iii) after giving effect to such Restricted Payment, Excess Availability exceeds $15,000,000);

(b) each Borrower and each of its Domestic Subsidiaries may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c) the Loan Parties may make required payments with respect to Earn-Outs so long as no Event of Default is then continuing;

(d) US Borrower may declare and make other Restricted Payments, up to the Restricted Payments Permitted Amount, so long as (i) no Default or Event of Default exists at the time of the making of such Restricted Payment or results or would result by virtue of the making thereof, (ii) Borrowers, after giving effect to such Restricted Payments (and any other Restricted Payments pursuant to this Section 6.9) on a pro forma basis, would be in compliance with the financial covenants set forth in Section 7 as of the end of the month most recently ended, as if such Restricted Payments were made during such month (whether or not such financial covenants are then in effect), and (iii) after giving effect to such Restricted Payment, Excess Availability exceeds $15,000,000; provided that US Borrower shall not make any Restricted Payment in respect of any of the Senior Unsecured Notes triggered by any calculation of “excess cash flow” without Required Lenders’ prior written consent.

(e) So long as no Event of Default is then continuing, any Borrower may make distributions to former employees, officers, or directors of such Borrower on account of redemptions and repurchases of Equity Interests of such Borrower held by such Persons, such distributions not to exceed $1,000,000 in the aggregate in any calendar year; and

(f) So long as no Event of Default is continuing at the time of such Restricted Payment and, after giving effect to such Restricted Payment, Excess Availability exceeds $15,000,000 US Borrower may repurchase Senior Unsecured Notes for an aggregate purchase price of up to $30,000,000 from the Closing Date through the Maturity Date;

(g) So long as no Event of Default is then continuing, US Borrower may repurchase fractional shares of its Equity Interests in an amount not to exceed $1,000,000 in the aggregate in any calendar year; and

(h) Loan Parties may make payments permitted under the Intercompany Subordination Agreement.

6.10. Accounting Methods.

Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11. Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than (i) an aggregate amount of not more than $500,000 for any overnight balances, in the case of a Borrower and its Domestic Subsidiaries, and (ii) amounts deposited into Deposit Accounts specially and exclusively used for (x) payroll, payroll taxes and other employee wage and benefit payments to or for such Borrower’s or its Domestic Subsidiaries’ employees or (y) disbursements other than the master disbursement account identified on Schedule 9 to the Guaranty and Security Agreement (to the extent such other disbursement accounts are linked to a master disbursement account (subject to a Control Agreement) as zero balance accounts), make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Borrower or its Domestic Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with the applicable Agent(s) governing such Permitted Investments in order to perfect (and further establish) such Agent’s Liens in such Permitted Investments. Except as provided in Section 6.11(b)(i), and (ii), no Borrower shall, nor shall it permit its Domestic Subsidiaries to establish or maintain any Deposit Account or Securities Account unless the applicable Agent(s) shall have received a Control Agreement in respect of such Deposit Account or Securities Account (or, with respect to newly opened Deposit or Securities Accounts opened for the sole purpose of effectuating a repurchase of Senior Unsecured Notes or Equity Interests of Borrower permitted hereunder and containing less than $2,000,000, within ten (10) Business Days after the opening thereof).

6.12. Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of any Loan Party, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to a Borrower or a Subsidiary of a Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to: (a) transactions between or among any Borrower and any other Loan Party or between or among Loan Parties; (b) Restricted Payments permitted hereunder; (c) Permitted Indebtedness and Permitted Investments, (d) employment agreements, indemnification and fee agreements with officers and directors and other employment and compensation related transactions approved by each Loan Party’s board of directors and (d) transactions permitted by Section 6.3.

6.13. Use of Proceeds.

Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14. Limitation on Issuance of Equity Interests.

Except for the issuance or sale of common stock or Permitted Preferred Stock by a Borrower or the issuance of Equity Interests by a Domestic Subsidiary to a Borrower, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests.

6.15. Canadian Employee Plan.

Contribute to or assume an obligation to contribute to any new Canadian Pension Plan or acquire an interest in any Person if such Person sponsors, maintains or contributes to a defined benefit pension plan; provided, that a Canadian Loan Party may acquire an interest in such Person if such Person is acquired as a Permitted Acquisition and no Canadian Loan Party has any legal liability to perform such Person’s defined benefit pension plan obligations or assume such liabilities.

7.	FINANCIAL COVENANTS.

Borrowers covenant and agree that, until termination of all of the Revolver Commitments and payment in full of the Obligations, Borrowers will:

Fixed Charge Coverage Ratio. Following the occurrence of a Triggering Event, for the most recently completed month-end, and for each month during a Covenant Enforcement Period, have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.00:1.00 for the 12 month period ending on the last day of such month.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Any Borrower shall fail to pay (i) all or any portion of the principal of the Obligations as and when due, or (ii) within three (3) Business Days after the same becomes due, any other amount payable hereunder by it or under any other Loan Document;

8.2. Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 8), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence;

8.3. (i) There is entered against any Borrower or any other Loan Party a judgment or order that has or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change and, in any such case there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (ii) the filing of a notice of judgment lien against, or the recording in any county in which such Borrower or other Loan Party has an interest in Real Property or any abstract of judgment against, any Borrower or any other Loan Party, or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against any material portion of assets of the Borrower or any other Loan Party that has or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

8.4. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrowers and their Subsidiaries, taken as a whole;

8.7. If there is a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness for borrowed money involving an aggregate amount of $5,000,000 or more and such default (a) occurs at the final maturity of the obligations thereunder or (b) such default has not been waived by such third party within a reasonable period of time after the occurrence thereof, is continuing and results in a right by such third Person, irrespective of whether exercise, to accelerate the maturity of such Loan Party’s obligations thereunder;

8.8. Any financial statement or certificate furnished to Agents and Lenders in writing in connection with, or any representation or warranty made by a Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made;

8.9. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement (or any other guaranty of the Obligations) is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors under Capital Leases or permitted pursuant to clause (p) of the definition of Permitted Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of an Agent;

8.11. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.12. [Reserved]

8.13. The dissolution or liquidation of any Borrower or (unless permitted pursuant to Section 6.3 any Third Party Obligor; or any Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of any Borrower or (unless permitted pursuant to Section 6.3) such Third Party Obligor; or

8.14. Any Change of Control.

9.	RIGHTS AND REMEDIES.

9.1. Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default, Agents may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lenders to make Swing Loans, and (iii) the obligation of the Issuing Lenders to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agents or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

9.2. Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc.

Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral.

Each Borrower hereby agrees that: (a) so long as each Agent complies with its obligations, if any, under the Code or the PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification.

Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo and Wells Fargo Canada) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Borrower’s and its Domestic Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agents (but not the Lenders) relative to disputes between or among an Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agents, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:

AMERICAN REPROGRAPHICS COMPANY

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Attn: Chief Financial Officer

Fax No. (925) 949-5101

ARC REPROGRAPHICS CANADA CORP.

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Attn: Chief Financial Officer

Fax No. (925) 949-5101

ARC DIGITAL CANADA CORP.

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Attn: Chief Financial Officer

Fax No. (925) 949-5101

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California

Attn: Philip J. Tendler, Esq.

Fax No. (415) 983-1200

If to US Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION

2450 Colorado Avenue, Suite 3000W

Santa Monica, California 90404

Attn: Business Finance Division Manager

Fax No. (310) 453-7413

with copies to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attn: Philip M. Blackman, Esq.

Fax No. (312) 863-7436

If to Canadian Agent:

c/o WELLS FARGO BANK, NATIONAL ASSOCIATION

2450 Colorado Avenue, Suite 3000W

Santa Monica, California 90404

Attn: Business Finance Division Manager

Fax No. (310) 453-7413

with copies to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attn: Philip M. Blackman, Esq.

Fax No. (312) 863-7436

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH

THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) With the prior written consent of Borrowers, which consent of Borrowers shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender; provided that Borrowers shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agents within 5 Business Days after having received notice thereof, and with the prior written consent of Agents, which consents of Agents shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agents) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agents by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrowers and Agents an Assignment and Acceptance and Agents have notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by US Agent, the assigning Lender or Assignee has paid to US Agent for US Agent’s separate account a processing fee in the amount of $5,000.

(b) From and after the date that US Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other

Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agents to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agents, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon US Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agents, Borrowers, the Collections of Borrowers or their Domestic Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrowers and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or caused to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Advances (and the principal amount thereof ad stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the

Advances to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Advances to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) US Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by any Borrowers from time to time as such Borrowers may reasonably request.

13.2. Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agents at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 15.11,

(vi) other than as permitted by Section 15.11, release Agents’ Liens in and to all or substantially all of the Collateral,

(vii) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(viii) contractually subordinate any of Agents’ Liens,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii),

(xi) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party, an Affiliate of a Loan Party, or an Affiliate of Equity Sponsor to be permitted to become an Assignee, or

(xii) amend, modify, or eliminate the definition of US Borrowing Base, US Borrowing Base I, US Borrowing Base II, Canadian Borrowing Base, Canadian Borrowing Base I, Canadian Borrowing Base II, Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory and Eligible Equipment) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the US Borrowing Base or the Canadian Borrowing Base, but not otherwise, or the definitions of Maximum US Revolver Amount, Maximum Canadian Revolver Amount or Maximum Revolver Amount.

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agents and each Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agents, Borrowers, and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to an Issuing Lender, or any other rights or duties of an Issuing Lender under this Agreement or the other Loan Documents, without the written consent of such Issuing Lender, Agents, Borrowers, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to a Swing Lender, or any other rights or duties of a Swing Lender under this Agreement or the other Loan Documents, without the written consent of such Swing Lender, Agents, Borrowers, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or any Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or an Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agents may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agents execute and deliver such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3. No Waivers; Cumulative Remedies.

No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish each Agent’s and each Lender’s rights thereafter to require strict performance by any Borrower of any provision of this Agreement. Each Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Agent or any Lender may have.

15.	AGENTS; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent.

Each Lender hereby designates and appoints (a) Wells Fargo as its agent as US Agent and as US and Canadian collateral agent, and (b) Wells Fargo Canada as its agent as Canadian Agent, under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to each Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against an Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) each Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to each Agent, Lenders agree that each Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of each Borrower and its Domestic Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of each Borrower and its Domestic Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as such Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of each Borrower and its Domestic Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Borrower and its Domestic Subsidiaries, the Obligations, the Collateral, the Collections of each Borrower and its Domestic Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as such Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties.

Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.

15.4. Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If an Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders and, except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agents promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which an Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by an Agent hereinafter taken, including any review of the affairs of each Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to each Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent shall have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that no Agent has any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification.

Each Agent may incur and pay Lender Group Expenses to the extent such Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not a Borrower is obligated to reimburse Agents or Lenders for such expenses pursuant to this Agreement or otherwise. Each Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of each Borrower and its Domestic Subsidiaries received by such Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event an Agent is not reimbursed for such costs and expenses by Borrowers or the other Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to such Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any

Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

15.8. Agent in Individual Capacity.

Wells Fargo, Wells Fargo Canada and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not an Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo, Wells Fargo Canada and its Affiliates may receive information regarding any Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Agent will use its reasonable best efforts to obtain), such Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo and Wells Fargo Canada in its individual capacity.

15.9. Successor Agent.

An Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If an Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that such Agent’s resignation is effective, it is acting as an Issuing Lender or a Swing Lender, such resignation shall also operate to effectuate its resignation as an Issuing Lender or a Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If an Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace such Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent”, “US Agent” or “Canadian Agent”, as applicable, shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as such Agent shall be terminated. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Agent has accepted appointment as an Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) each Agent to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the applicable Borrower certifies to Agents that the sale or disposition is permitted under Section 6.4 (and each Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time such Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Domestic Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or subject to a Permitted Lien securing Purchase Money Indebtedness permitted hereunder. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) each Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by an Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of any Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of an Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, no Agent will execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by an Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing such Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) no Agent shall be required to execute any document necessary to evidence such release on terms that, in such Agent’s opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the applicable Borrower in respect of) all interests retained by such Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product

Agreement, each Bank Product Provider shall be deemed to authorize) each Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Purchase Money Indebtedness permitted hereunder.

(b) No Agent shall have any obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that such Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to such Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, such Agent may act in any manner it may deem appropriate, in its sole discretion given such Agent’s own interest in the Collateral in its capacity as one of the Lenders and that such Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agents, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of an Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Domestic Subsidiaries or any deposit accounts of any Borrower or its Domestic Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by an Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from an Agent in excess of such Lender’s Pro Rata Share of all such distributions by such Agent, such Lender promptly shall (A) turn the same over to such Agent, in kind, and with such endorsements as may be required to negotiate the same to such Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the

Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection.

Each Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting such Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or the applicable provisions of the PPSA, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agents thereof, and, promptly upon an Agent’s request therefor shall deliver possession or control of such Collateral to such Agent or in accordance with such Agent’s instructions.

15.14. Payments by Agents to the Lenders.

All payments to be made by an Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, such Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs each Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by an Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by such Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agents furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of an Agent, and such Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that each Agent or other party performing any audit or examination will inspect only specific information regarding any Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of such Borrower, and (ii) to pay and protect, and indemnify, defend and hold each Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of any Agent in writing that such Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to such Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (y) to the extent that an Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from a Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender, and (z) any time that an Agent renders to a Borrower a statement regarding the Loan Account, such Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of each Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of each Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

(a) All payments made by each Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, except as provided in this Section 16, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes.

(b) In the event any Borrower is required by any applicable law, rule or regulation to deduct or withhold any Taxes from any payment of principal, interest or other amounts required to be paid under the Loan Documents, such Borrower shall comply with the next sentence of this Section 16(b). If any such Taxes are required to be deducted or withheld, such Borrower will be entitled to deduct and withhold the full amount of such Taxes and will pay the amount of such Taxes to the relevant Government Authority and will pay such additional amounts to the Agent or Lender, as the case may be, as may be necessary upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Agent or a Lender, so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(b) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein had no such deduction or withholding been required; provided, however, that no Borrower shall be required to (i) make any such payments if such Tax is not an Indemnifiable Tax or (ii) increase any such amounts if the increase in such amount payable results solely from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agents as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts or such other evidence as Agent may accept of such payment by such Borrower.

(c) Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document (“Other Taxes”).

(d) Each Lender or Participant that is not a United States Person (within the meaning of IRC 7701(a)(30)) agrees with and in favor of Agent, to deliver to Agent and US Borrower (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement or any other Loan Document:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI; or

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments).

Each Lender or Participant that is a United States Person (within the meaning of IRC 7701(a)(30)) agrees with and in favor of Agent, to deliver to Agent and US Borrower (or, in the case of a Participant, to the Lender granting the participation only) a properly completed and executed IRS Form W-9 and any other form or forms, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agents and US Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims an exemption or reduction from withholding tax levied or imposed by a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of each Agent and the Borrowers, to deliver to such Agent and Borrowers (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax or such form or forms as may have been released by a Governmental Authority in such jurisdiction for taxpayers to declare eligibility for treaty benefits before receiving its first payment under this Agreement or any other Loan Document, but only if such Lender or such Participant is legally able to deliver such forms and Borrower previously provides a copy of such forms to each such Agent and Lender; provided, however, that nothing in this Section 16(e) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Without limiting the foregoing, if a Lender or Participant claims an exemption or reduction from withholding tax levied or imposed by Canada under an applicable Canadian tax treaty, such Lender or Participant agrees with and in favor of each Canadian Agent and the Canadian Borrower to deliver to such Canadian Agent and the Canadian Borrower one of the following:

(i) if such Lender or Participant is a partnership entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR302;

(ii) if such Lender or Participant is a hybrid entity that is entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR303; and

(iii) if such Lender or Participant is not a partnership or hybrid entity and is entitled to claim an exemption from, or a reduction of, withholding tax under a Canadian tax treaty, a properly completed and executed copy of CRA Form NR301.

Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agents and Borrowers (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of any Borrower to such Lender or

Participant, such Lender or Participant agrees to notify Agents and Borrowers (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of such Borrower to such Lender or Participant. To the extent of such percentage amount, each Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(d) or 16(e) as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16(d) or 16(e), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Revolver Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(g) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, each Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest or other payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(d) or 16(e) are not delivered to Agents and Borrowers (or, in the case of a Participant, the Lender granting the participation), then each Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest or other payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(h) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that an Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agents (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold such Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by such Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to such Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of each Agent.

(i) If an Agent or a Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or which a Borrower has paid or with respect to which a Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall promptly pay over such refund to such Borrower (but only to the extent of payments made, or additional amounts paid, by such Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of such Agent or such Lender incurred to obtain such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that each Borrower, upon the request of an Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of an Agent hereunder) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

(j) The US Borrower and its Domestic Subsidiaries shall jointly and severally indemnify each Indemnified Person as defined in Section 10.3 and its agents (collectively, a “Tax Indemnitee”), and the Canadian Borrowers and their Domestic Subsidiaries shall jointly and severally indemnify each Tax Indemnitee that is a Canadian Agent, Canadian Lender, Canadian Issuing Lender, or Canadian Underlying Issuer and their Affiliates and agents for the full amount of Indemnified Taxes and Other Taxes arising in connection with this Agreement or any other Loan Document paid by such Tax Indemnitee and not previously paid or reimbursed by the applicable Borrower(s) and all reasonable fees and disbursements of attorneys, experts, or consultants, and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than such Indemnified Taxes or Other Taxes that would not have arisen but for the gross negligence or willful misconduct of such Tax Indemnitee as finally determined by a court of competent jurisdiction). This Section 16(j) shall survive the termination of the Agreement and the repayment of the Obligations.

17.	GENERAL PROVISIONS.

17.1. Effectiveness.

This Agreement shall be binding and deemed effective when executed by a Borrower, each Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom an Agent is acting. Each Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed each Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agents and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that each Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of an Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, each Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to such Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, each Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to such Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Each Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any

Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship.

The relationship between the Lenders and each Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state, provincial or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of such Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

(a) Agents and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding each Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by Agents and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide such Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to such Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by such Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide such Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to such Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by an Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, any Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than such Borrower, any Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide such Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, each Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of each Borrower and the Loan Parties and the Revolver Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of such Agent.

17.10. Lender Group Expenses.

Each Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by an Agent. Each Borrower agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. Survival.

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or terminated.

17.12. Patriot Act; Anti Money Laundering Legislation.

(a) Each Lender that is subject to the requirements of the Patriot Act or the PCTFA hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act or the PCTFA. In addition, if an Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of such Borrower.

(i) Each Canadian Loan Party acknowledges that, pursuant to the PCTFA and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agents and Lenders may be required to obtain, verify and record information regarding each Canadian Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Canadian Loan Party, and the transactions contemplated hereby. Each Canadian Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(ii) If an Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then such Agent:

(A) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and such Agent within the meaning of applicable AML Legislation; and

(B) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b) Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that no Agent has any obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Loan Parties or any such authorized signatory in doing so.

17.13. Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14. Determinations; Judgment Currency.

(a) This is an international financial transaction in which the specification of a currency and payment is of the essence. US Dollars or Canadian Dollars, as applicable, shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the applicable Agent’s Account in immediately available funds. To the fullest extent permitted by applicable law, the Obligations of each Borrower to Agents and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in any other manner than to the applicable Agent’s Account to the extent that the amount so paid after conversion under this Agreement and transfer to the applicable Agent’s Account, as applicable, does not yield the amount of US Dollars with respect to US Obligations, Canadian Obligations advanced as US Dollars or Canadian Dollars with respect to Canadian Obligations advanced as Canadian Dollars owing to Lenders due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against Borrowers in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Agreement or any Loan Document in US Dollars or Canadian Dollars, as applicable, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.14 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrowers shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of US Dollars or Canadian Dollars, as applicable, which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. The term “rate of exchange” in this Section means the spot rate of exchange at which US Agent would, on the relevant date at or about 10:30 a.m. (New York time), be prepared to sell US Dollars or Canadian Dollars, as applicable, against the Judgment Currency.

(c) Any amount due from Borrowers under this Section 17.14 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d) Where any amount is denominated in US Dollars under this Agreement but requires for its determination an amount which is determined in another currency, US Agent shall determine the applicable exchange rate in its Permitted Discretion. Where any amount is denominated in Canadian Dollars under this Agreement but requires for its determination an amount which is determined in another currency, Canadian Agent shall determine the applicable exchange rate in its Permitted Discretion. With respect to all commitments, caps, baskets and other amounts identified herein, unless specifically noted otherwise, to the extent any usage or determination is made using a currency other than US Dollars, such amount shall be deemed to be the Dollar Equivalent of such amount.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

By:	/s/ John Toth
Title:	John Toth, Chief Financial Officer

ARC REPROGRAPHICS CANADA CORP.,
a British Columbia corporation

By:	/s/ Jorge Avalos
Title:	Jorge Avalos, Chairman

ARC DIGITAL CANADA CORP.,
a British Columbia corporation

By:	/s/ Jorge Avalos
Title:	Jorge Avalos, President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as US Agent and as a Lender

By:	/s/ Grant Pritchard
Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Agent and as a Lender

By:	/s/ Carmela Massari
Title:	Authorized Signatory

Signature Page to Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Advances” means US Advances and/or Canadian Advances, as the context requires.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” means the US Agent and/or the Canadian Agent, as the context requires.

Schedule 1.1 – Page 1

“Agent-Related Persons” means each Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the US Agent’s Account and/or the Canadian Agent’s Account, as the context requires.

“Agent’s Liens” means the Liens granted by any Borrower or its Domestic Subsidiaries to an Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by any Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Asset Sale” means any direct or indirect Disposition (whether in one transaction or a series of related transactions) by any Borrower or any of its Domestic Subsidiaries thereof to any Person other than a Borrower or any wholly owned Domestic Subsidiary of: (a) any Equity Interests of any Domestic Subsidiary of such Borrower; or (b) any other property of such Borrower or any Domestic Subsidiary thereof other than: (i) any Disposition by such Borrower or any Domestic Subsidiary thereof of Investments of the type described in clause (a) of the definition of Permitted Investments; (ii) any Disposition of Inventory in the ordinary course of business; (iii) any Disposition of used, obsolete or surplus property Disposed of in the ordinary course of business; (iv) transactions expressly permitted by Section 6.3(a) or 6.11; (v) the licensing on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (vi) the granting of Permitted Liens; (vii) the sale or discount, in each case without recourse and forgiveness, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (viii) any involuntary loss, damage or destruction of property; (ix) any involuntary condemnation, seizure or taking, by the exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; (x) the leasing or subleasing of assets of any Loan Party in the ordinary course of business; (xi) the lapse of registered patents, trademarks, and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders; (xii) the making of a Restricted Payment that is expressly permitted to be made pursuant to this Agreement; (xiii) dispositions of a Permitted Investment in the minority interests of the stock of another Person, so long as made in an arm’s length transaction at fair market value; (xiv) the contemporaneous exchange of Equipment traded for credit towards new Equipment so long as such transaction is otherwise permitted by the terms of the Agreement; (xv) the unwinding of Hedge Agreements so long as the termination of the Hedge Agreement does not result in an Event of Default; (xvii) the entry into Permitted Sale Leasebacks; and (xvi) dispositions of assets (other than accounts, intellectual property, licenses, stock of Domestic Subsidiaries) not otherwise permitted in clauses (i) through (xvi) above so long as made at

Schedule 1.1 – Page 2

fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date would not exceed $2,500,000. For the avoidance of doubt, an Asset Sale does not include any issuance by a Borrower of common Equity Interests.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Attributable Debt” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability” means, as of any date of determination, the amount that such Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Average Daily Net Availability” means, as of any date of determination, the average daily amount, calculated as of the close of business on each day, for the preceding fiscal quarter, of Excess Availability.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Domestic Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means US Bank Product Collateralization and/or Canadian Bank Product Collateralization, as the context requires.

“Bank Product Obligations” means US Bank Product Obligations and/or Canadian Bank Product Obligations, as the context requires.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

Schedule 1.1 – Page 3

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the Canadian Base Rate or the US Base Rate, as the context requires.

“Base Rate Loan” means a US Base Rate Loan and/or a Canadian Base Rate Loan, as the context requires.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the Average Daily Net Availability; provided, however, that for the period from the Closing Date through the date Agent receives the Average Daily Net Availability calculation in respect of the testing period ending March 31, 2012, the Base Rate Margin shall be at the margin in the row styled “Level III”:

Level	Average Daily Net Availability	Base Rate Margin

I	If the Average Daily Net Availability is less than 33% of the Maximum Revolver Amount	1.25 percentage points

II	If the Average Daily Net Availability is equal to or greater than 33%, but less than 66% of the Maximum Revolver Amount	1.00 percentage points

III	If the Average Daily Net Availability is equal to or greater than 66% of the Maximum Revolver Amount	0.75 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Average Daily Net Availability, which will be calculated as of the end of each fiscal quarter for the next fiscal quarter period. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agents of the certified calculation of the Average Daily Net Availability pursuant to Section 5.1 of the Agreement; provided, however, that if Borrowers fail to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Average Daily Net Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have

Schedule 1.1 – Page 4

led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrowers shall within three (3) Business Days deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall within three (3) Business Days deliver to Agents full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by the applicable Agent to the affected Obligations.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of a Loan Party (as the context indicates) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a US Borrowing and/or a Canadian Borrowing, as the context requires.

“Borrowing Base” means the US Borrowing Base and/or the Canadian Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a US Borrowing Base Certificate and/or Canadian Borrowing Base Certificate, as the context requires.

“Borrowing Base Excess Amount” has the meaning set forth in Section 2.4(e)(i).

“Borrowing Base Trigger Date” means the date on which any of (a) Excess Availability is less than $15,000,000 for the third consecutive Business Day, or (b) Consolidated Adjusted EBITDA, for the 12 month period ending on the last day of any month is less than $50,000,000.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, (i) if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in US Dollar deposits in the London interbank market and (ii) if a determination of a Business Day shall relate to a Canadian Advance, or a Canadian Letter of Credit (including a request therefor) the term “Business Day also shall exclude any day on which banks are authorized to close in Toronto, Ontario, Canada.

Schedule 1.1 – Page 5

“Canadian Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Canadian Agent” has the meaning specified therefor in the preamble to the Agreement.

“Canadian Agent’s Account” means the Deposit Account of Canadian Agent identified on Schedule A-1.

“Canadian Bank Product Agreement” means a Bank Product Agreement entered into by a Canadian Borrower or one of its Domestic Subsidiaries.

“Canadian Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Canadian Agent) to be held by Canadian Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Canadian Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Canadian Bank Product Obligations (other than Hedge Obligations).

“Canadian Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Canadian Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations of Canadian Borrowers and their Domestic Subsidiaries, and (c) all amounts that any Agent or any Lender is obligated to pay to a Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Canadian Borrower or its Subsidiaries.

“Canadian Bank Product Provider” means the Bank Product Provider to the Canadian Borrowers and their Domestic Subsidiaries.

“Canadian Bank Product Reserve Amount” means, as of any date of determination, the Dollar Equivalent amount of reserves that Canadian Agent has determined it is necessary or appropriate to establish (based upon the Canadian Bank Product Providers’ reasonable determination of their credit exposure to Canadian Borrowers and their Domestic Subsidiaries in respect of Canadian Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Canadian Base Rate” means, the Canadian Base CDOR Rate (which shall be determined on a daily basis).

“Canadian Base CDOR Rate” means for any particular day the annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances having a 1 month duration appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and

Schedule 1.1 – Page 6

amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time), on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the Canadian Base CDOR Rate on such day shall be calculated as the average of the rates for such 1 month period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day for the amount of the Canadian Base Rate Loan requested by the Canadian Borrowers or otherwise outstanding in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Canadian Base Rate Loan” means each portion of the Canadian Advances that bears interest at a rate determined by reference to the Canadian Base Rate or the US Base Rate.

“Canadian Borrowing” means a borrowing consisting of Canadian Advances made on the same day by the Lenders having Canadian Revolver Commitments (or Canadian Agent on behalf thereof), or by Canadian Swing Lender in the case of a Canadian Swing Loan, or by Canadian Agent in the case of a Canadian Protective Advance.

“Canadian Borrowing Base” means, as of any date of determination prior to the Borrowing Base Trigger Date, Canadian Borrowing Base I, and as of any date of determination on and after the Borrowing Base Trigger Date, Canadian Borrowing Base II.

“Canadian Borrowing Base I” means, as of any date of determination, the result of:

(a) 75% of the amount of the Net Book Value of Canadian Borrowers’ and their Domestic Subsidiaries’ Accounts, plus

(b) the lesser of

(i) $500,000, and

(ii) 50% of the Net Book Value of Canadian Borrowers’ and their Domestic Subsidiaries’ Inventory consisting of raw materials and finished goods, plus

(c) the lesser of

(i) $500,000, and

(ii) 25% of the Net Book Value of Canadian Borrowers’ and their Domestic Subsidiaries’ Equipment (other than any Equipment that is subject to a Lien); minus.

Schedule 1.1 – Page 7

(d) a reserve in an amount equal to the Canadian Bank Product Reserve Amount.

“Canadian Borrowing Base II” means, as of any date of determination, the result of:

(a) 85% of the amount of Canadian Borrowers’ and their Domestic Subsidiaries’ Eligible Accounts, plus

(b) the lesser of

(i) 85% of the amount of Canadian Borrowers’ and their Domestic Subsidiaries’ Eligible Extended Accounts, and

(ii) $250,000, plus

(c) the lesser of

(i) $500,000, and

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) of Canadian Borrowers’ and their Domestic Subsidiaries’ Eligible Inventory; plus

(d) the lesser of

(i) $500,000, and

(ii) 85% times the most recently determined Net Liquidation Percentage of Canadian Borrowers’ and their Domestic Subsidiaries’ Eligible Equipment; minus

(e) the Dilution Reserve with respect to Canadian Borrowers and their Domestic Subsidiaries, the Canadian Bank Product Reserve Amount and the aggregate amount of such other reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Canadian Borrowing Base Certificate” means a certificate in the form of Exhibit B-1; provided, that on and after the Borrowing Base Trigger Date, “Canadian Borrowing Base Certificate” means a certificate in the form of Exhibit B-2.

“Canadian Designated Account” means the Deposit Account of each Canadian Borrower identified on Schedule D-1.

“Canadian Dollars” or “Cdn$” means Canadian dollars.

Schedule 1.1 – Page 8

“Canadian Employee” means any employee or former employee of a Canadian Loan Party.

“Canadian Employee Benefits Legislation” means the Canada Pension Plan (Canada), the Employment Pensions Plans Act (Alberta), Pension Benefits Standards Act (British Columbia), the Supplemental Pension Plans Act (Quebec), the Pension Benefits Act (Ontario), the Income Tax Act (Canada) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Funding Losses” has the meaning specified therefor in Section 2.11(b)(ii) of the Agreement.

“Canadian Inventory Reserves” means reserves (determined from time to time by Canadian Agent in its Permitted Discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory by the Canadian Loan Parties, plus (b) the estimated reclamation claims of unpaid suppliers of Inventory sold to Canadian Loan Parties (including, without limitation, such claims arising under the Bankruptcy and Insolvency Act (Canada)).

“Canadian Issuing Lender” means Wells Fargo Canada or any other Lender that, at the request of a Canadian Borrower and with the consent of Canadian Agent, agrees, in such Lender’s sole discretion, to become a Canadian Issuing Lender for the purpose of issuing Canadian Letters of Credit or Canadian Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Canadian Issuing Lender shall be a Canadian Lender.

“Canadian Lenders” means Lenders to the Canadian Borrowers.

“Canadian Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Canadian Issuing Lender or a letter of credit issued by a Canadian Underlying Issuer, as the context requires.

“Canadian Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Canadian Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Canadian Letters of Credit are outstanding) to be held by Canadian Agent for the benefit of those Lenders with a Canadian Revolver Commitment in an amount equal to 103% of the then existing Canadian Letter of Credit Usage, (b) delivering to Canadian Agent documentation executed by all beneficiaries under

Schedule 1.1 – Page 9

the Canadian Letters of Credit, in form and substance reasonably satisfactory to Canadian Agent and the Canadian Issuing Lender, terminating all of such beneficiaries’ rights under the Canadian Letters of Credit, or (c) providing Canadian Agent with a standby letter of credit, in form and substance reasonably satisfactory to Canadian Agent, from a commercial bank acceptable to Canadian Agent (in its sole discretion) in an amount equal to 103% of the then existing Canadian Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Canadian Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Canadian Letter of Credit Disbursement” means a payment made by Canadian Issuing Lender or a Canadian Underlying Issuer pursuant to a Canadian Letter of Credit.

“Canadian Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Canadian Letters of Credit.

“Canadian Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Canadian Loan Parties” means each Canadian Borrower and each Loan Party organized under the laws of Canada or a province thereof.

“Canadian Obligations” means all Obligations owing by Canadian Borrowers to the Lender Group pursuant to this Agreement and the other Loan Documents.

“Canadian Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and which is sponsored, maintained or contributed to by a Canadian Loan Party for its Canadian Employees or former Canadian Employees, including any pension benefit plan or pension plan within the meaning of the Employment Pensions Plan Act (Alberta), Pension Benefits Standards Act (British Columbia), Pension Benefits Act (Ontario), the Supplemental Pensions Plan Act (Quebec) but does not include the Canada Pension Plan or the Quebec Pension Plan maintained by the Governments of Canada and Quebec, respectively.

“Canadian Priority Payables Reserves” means, without duplication, reserves (determined from time to time by Canadian Agent in its Permitted Discretion) for: (a) the amount past due and owing by any Canadian Loan Party, or the accrued amount for which such Canadian Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation; (iii) vacation or holiday pay; (iv) pension obligations and (v) other like charges and demands to the extent that any Governmental

Schedule 1.1 – Page 10

Authority or other Person may claim a lien, security interest, hypothec, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment, or (ii) in respect of unpaid or unremitted pension plan contributions, or (iii) which are secured by a lien, security interest, pledge, charge, right or claim on any Collateral, or (iv) in respect of directors and officers, debtor-in-possession financing, administrative charges, critical supplier charges or shareholder charges; in each case, pursuant to any applicable law, rule or regulation and which such lien, trust, security interest, hypothec, pledge, charge, right or claim ranks or, in the Permitted Discretion of the Canadian Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as liens, trusts, security interests, hypothecs, pledges, charges, rights or claims in favor of employees, landlords, warehousemen, customs brokers, carriers, mechanics, materialmen, labourers, or suppliers, or liens, trusts, security interests, hypothecs, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law); in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.

“Canadian Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Canadian Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(b)(i) of the Agreement.

“Canadian Revolver Commitment” means, with respect to each Lender, its Canadian Revolver Commitment, and, with respect to all Lenders, their Canadian Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Canadian Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Canadian Advances, plus (b) the amount of the Canadian Letter of Credit Usage.

“Canadian Swing Lender” means Wells Fargo Canada or any other Lender that, at the request of a Canadian Borrower and with the consent of Canadian Agent agrees, in such Lender’s sole discretion, to become the Canadian Swing Lender under Section 2.3(b) of the Agreement.

“Canadian Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Canadian Underlying Issuer” means The Toronto-Dominion Bank or such other bank designated by Canadian Agent.

Schedule 1.1 – Page 11

“Canadian Underlying Letter of Credit” means a Canadian Letter of Credit that has been issued by a Canadian Underlying Issuer.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, to the extent such expenditures are paid in cash and not financed; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted Acquisition, (b) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of any issued Equity Interests to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) the proceeds from any casualty insurance or condemnation or eminent domain, or proceeds otherwise provided by Persons other than Borrowers and their Subsidiaries at the extent that such proceeds are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) the proceeds or consideration received from any sale, trade in or other disposition of Equipment of Real Property, to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (c) any expenditures which are contractually required to be, and have been, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or province of Canada (in the case of Canadian Loan Parties) or any political subdivision of any such state or province any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or Canada or any state or province thereof or the District of Columbia or any United States or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than US $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or Canada or any state or province thereof so long as the full amount maintained with

Schedule 1.1 – Page 12

any such other bank is insured by the Federal Deposit Insurance Corporation or comparable organization in the relevant jurisdiction, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than US $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any treaty, law, regulation or ruling relating to any Tax (or in the application or official interpretation of any treaty, law, regulation or ruling relating to any Tax) that occurs on or after the date of this Agreement.

“Change of Control” means, (a) at any time (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, shall have acquired “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), of 30% or more on a fully diluted basis of the voting or economic interest in the Equity Interests of any Borrower, or (ii) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the board of directors of US Borrower such that a majority of board of directors are not Continuing Directors; (b) the occurrence of any event or the existence of any circumstance that constitutes “fundamental change” or “change of control” (or any similar term) under the documents governing the Senior Unsecured Notes or any other Indebtedness involving in excess of $10,000,000; or (c) US Borrower fails to own and control, directly or indirectly, at least the percentage of the Equity Interest of each other Loan Party, owned or controlled, directly or indirectly, by the US Borrower on the Closing Date.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement or the date on which Agent sends Borrowers a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

Schedule 1.1 – Page 13

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower or its Domestic Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower’s or its Domestic Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of each Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Adjusted EBITDA” means, for any period, for US Borrower and its Subsidiaries on a consolidated basis, (i) the sum for such period of (without duplication): (a) Consolidated Net Income; and to the extent already deducted in arriving at Consolidated Net Income: (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) any non-cash non-recurring costs and expenses related to Permitted Acquisitions, Permitted Investments, Permitted Investments, Permitted Indebtedness, Restricted Payments permitted in accordance with this Agreement or the issuance of Equity Interests of the US Borrower, (g) non-cash restructuring and severance expenses disclosed to Agents, other non cash items reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that were paid in a prior period), minus (ii) other non cash items increasing Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), minus (iii) all cash interest income; provided, that for each of the following months, Consolidated Adjusted EBITDA shall be deemed to be the following amounts: (i) January, 2011, $4,091,580, (ii) for February 2011, $4,638,228, (iii) for March, 2011, $6,120,975, (iv) for April, 2011, $5,684,293, (v) for May, 2011, $6,183,627, (vi) for June, 2011, $6,382,941, (vii) for July, 2011 $4,776,014, (viii) for August, 2011, $6,545,344, (ix) for September, 2011, $6,609,307, (x) for October 2011, $5,892,589 and (xi) for November, 2011, $5,427,466.

“Consolidated Interest Expense” means, for any period, for US Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in

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connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Hedge Agreements to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Hedge Agreements; plus (d) the portion of rent expense under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for US Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income (or loss) of any Person if such Person is not a Subsidiary, except that US Borrower’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to any Borrower or a Subsidiary as a dividend or other distribution; and (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any document or Laws applicable to such Subsidiary or by which Subsidiary is bound.

“Consolidated Senior Secured Debt” means, as of any date of determination, for US Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication) the aggregate amount of all outstanding Indebtedness (including (i) all outstanding Obligations, and (ii) all outstanding Attributable Debt), that is secured by a Lien on any assets or properties of US Borrower or any of its Subsidiaries, but excluding any such secured Indebtedness that is cash collateralized.

“Consolidated Senior Secured Debt Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Senior Secured Debt on such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive fiscal quarters ending on such date.

“Continuing Director” means (a) any member of the board of directors who was a director (or comparable manager) of US Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of US Borrower and whose initial assumption of office resulted from such contest or settlement thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 5.00% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

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“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Domestic Subsidiaries, the applicable Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Covenant Enforcement Period” means the period beginning on the occurrence of a Triggering Event and ending on the 90th consecutive day thereafter that Excess Availability exceeds $10,000,000.

“Currency Exchange Rate” means, with respect to a currency, the rate reasonably determined in good faith by US Agent as the spot rate for the purchase of such currency with another currency.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily LIBOR Rate Loan” means a Loan bearing interest with respect to the US LIBOR Rate at the rate applicable each day to LIBOR Rate Loans having an Interest Period of 1 month, but, with an Interest Period of only 1 day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to an Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, an Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by an Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to an Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency

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proceeding (including, without limitation, any Insolvency Proceeding), or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding (including, without limitation, any Insolvency Proceeding), or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the US Base Rate or Canadian Base Rate, as applicable, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin or LIBOR Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the US Designated Account and/or the Canadian Designated Account, as the context requires.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 consecutive months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ billings (net of sales adjustments made within the same applicable collateral reporting period as of the original invoice date) with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Account of a Borrower and its Domestic Subsidiaries by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in US Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in US Dollars as determined by the applicable Agent on the basis of the Currency Exchange Rate for the purchase of US Dollars with such currency in effect on such date of determination.

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“Domestic Subsidiary” means (i) with respect to US Borrower, any Subsidiary of US Borrower that is organized under the laws of the United States of America, any state or territory thereof or the District of Columbia and (ii) with respect to Canadian Borrowers, any Subsidiary of a Canadian Borrower that is organized under the laws of Canada or any province or territory thereof.

“Dominion Period” means the period commencing on the date of a Dominion Triggering Event and ending on the date thereafter that 30 consecutive days have passed during which (i) Excess Availability has exceeded $15,000,000 and (ii) no Event of Default has occurred and is continuing (and any Event of Default that gave rise to a Dominion Triggering Event has been cured or waived in accordance with this Agreement).

“Dominion Triggering Event”, means, as of any date of determination, that (i) an Agent has notified Borrowers that an Event of Default has occurred as of such date or (ii) Excess Availability is less than $15,000,000 for the third consecutive Business Day.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target.

“Eligible Accounts” means those Accounts created by a Borrower and its Domestic Subsidiaries in the ordinary course of its business, that arise out of such Borrower’s and such Domestic Subsidiaries’ sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the applicable Agent in such Agent’s Permitted Discretion to address the results of any audit performed by such Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or more than 60 days past the due date thereof,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or any Subsidiary of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower or Subsidiary of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

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(e) Accounts that are not payable in US Dollars or, with respect to Canadian Borrowers, Canadian Dollars or US Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (ii) is not organized under the laws of the United States, or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the applicable Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the applicable Agent and is directly drawable by such Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to such Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), (ii) any state of the United States (provided, that Accounts owing by federal, state and local governments in the United States shall not be ineligible notwithstanding this provision, up to $500,000 at any time), or (iii) Canada or any province or any department, agency or instrumentality of Canada or any province (unless any applicable assignment of claims statue, including the Financial Administration Act (Canada) has been complied with).

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Loan Parties taken as whole exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the applicable Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

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(k) Accounts, the collection of which, the applicable Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services.

“Eligible Equipment” means Equipment of a Borrower and its Domestic Subsidiaries that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents and meets all of the criteria set forth below; provided, however, that such criteria may be revised from time to time by an Agent in such Agent’s Permitted Discretion to address the results of any audit or appraisal performed by such Agent from time to time after the Closing Date:

(a) such Equipment is included in the most recent Equipment appraisal delivered to Agents,

(b) such Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and not damaged or defective, and used in the operation of such Borrower’s or its Domestic Subsidiaries’ business or in storage and available for use in the operation of such Borrower’s or its Domestic Subsidiaries’ businesses,

(c) Such Borrower or any of its Domestic Subsidiaries has good, valid, and marketable title to such Equipment on the Closing Date and such Equipment is not leased to a third party,

(d) it does not constitute fixtures,

(e) it complies with the representations and warranties set forth in Section 4.31(d),

(f) such Equipment is subject to the first priority, valid and perfected Lien of Agent and is subject to no other Lien in favor of any other Person, except as permitted in this Agreement and which is subject to an intercreditor agreement with the applicable Agent(s), in form and substance satisfactory to such Agent (and, before any Equipment is included as Eligible Equipment following the Borrowing Base Trigger Date, Agents shall

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have conducted a set of new UCC searches and PPSA searches (as contemplated by Section 5.7) and be satisfied that the Equipment to be included in Eligible Equipment is not subject to any other Liens),

(g) such Equipment is not worn out or obsolete, and

(h) if it was acquired in connection with a Permitted Acquisition, with the completion of an appraisal and field examination of such Equipment, in each case, reasonably satisfactory to the applicable Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Extended Accounts” means those Accounts created by a Borrower and its Domestic Subsidiaries in the ordinary course of their businesses, that satisfy all of the criteria of Eligible Accounts (including all discretionary criteria imposed by the applicable Agent thereunder) except the criteria in clause (a) of the definition of Eligible Accounts, and consist of Accounts with respect to which the Account Debtor has failed to pay (i) within 90 days of the original invoice date, but not more than 120 days from the original invoice date or (ii) more than 60 days past the due date thereof, but not more than 90 days past the due date thereof.

“Eligible Inventory” means Inventory consisting of first quality raw materials and finished goods held for sale in the ordinary course of a Borrower’s or its Domestic Subsidiaries’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by an Agent in such Agent’s Permitted Discretion to address the results of any audit or appraisal performed by such Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with such Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) such Borrower or Domestic Subsidiary does not have good, valid, and marketable title thereto,

(b) it complies with the representations and warranties set forth in Section 4.31(d),

(c) it is the subject of a bill of lading or other document of title,

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by such Borrower’s or Domestic Subsidiary’s customers,

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping

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materials, supplies used or consumed in such Borrower’s or Domestic Subsidiary’s business (other than paper or toner cartridges), bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(g) it is subject to third party trademark, licensing or other proprietary rights, unless the applicable Agent is satisfied that such Inventory can be freely sold by such Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(h) if it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the applicable Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party or any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital

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stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of any Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to (a) the lesser of (i) the Maximum Revolver Amount and (ii) the sum of the US Borrowing Base and the Canadian Borrowing Base at such time, less (b) the sum of (x) all outstanding US Advances and Canadian Advances, (y) the US Letter of Credit Usage and Canadian Letter of Credit Usage at such time, and (z) without duplication, the US Bank Products Reserve and Canadian Bank Products Reserve at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means any of the following Taxes, now or hereafter imposed on or with respect to the Agent or any Lender or Participant or required to be withheld or deducted from a payment to any such recipient: (a) Taxes imposed on or measured by net income or net profits (however denominated), and general capital Taxes and franchise Taxes (imposed in lieu of net income taxes) by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or conducts business or is resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or as a result of a present or former connection between such Agent or such Lender and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or

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enforcement of, or performance under, or receipt of payments under any Loan Document, or from the sale or assignment of an interest in any Advance or Revolver Commitment or Loan Document); (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction as a result of a present or former connection between such Agent or such Lender and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or enforcement of, or performance under, or receipt of payments under any Loan Document, or from the sale or assignment of an interest in any Advance or Revolver Commitment or Loan Document), (c) in the case of a Lender that is not a United State Person, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Revolver Commitment pursuant to a law in effect at the time such Lender acquires such interest in Advance or Revolver Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from US Borrower with respect to such withholding Tax pursuant to Section 16 (provided that such Lender has complied with Section 16(d), unless the failure so to make or to comply is due to a Change in Tax Law), (d) Canadian withholding Taxes attributable to such Lender’s failure or inability to comply with Section 16(e), other than as a result of a Change in Tax Law and (e) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” means the existing loan facility between US Borrower and Wells Fargo evidenced by the Credit Agreement dated as of December 1, 2010, as amended from time to time.

“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to the Agreement.

“Extraordinary Receipts” means any payments received by a Borrower or any of its Domestic Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of a Borrower or any of its Domestic Subsidiaries, or (ii) received by a Borrower or any of its Domestic Subsidiaries as reimbursement for any payment previously made to such Person), (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement and (d) proceeds of life insurance policies.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal

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Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrowers and Agents, in form and substance reasonably satisfactory to Agents.

“Fixed Charges” means, with respect to any fiscal period and with respect to US Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Expense) during such period (but excluding amounts paid with respect to Indebtedness that has been repaid in full and the commitments thereunder, if any such commitments exist, have been terminated (unless it is repaid in connection with a refinancing of such Indebtedness)), (b) principal payments in respect of Indebtedness that are required to be paid during such period (but excluding amounts paid with respect to such Indebtedness that has been repaid in full and the commitments thereunder, if any such commitments exist, have been terminated (unless it is repaid in connection with a refinancing of such Indebtedness)), and (c) all federal, state, and local income taxes paid in cash during such period (net of cash tax refunds) and (d) all dividends, distributions, stock repurchases and other Restricted Payments paid during such period (excluding any such dividends, distributions, stock repurchases and other Restricted Payments (x) made by one Loan Party to another Loan Party during such period or (y) constituting dividends payable in the form of Equity Interests to stockholders of the US Borrower).

“Fixed Charge Coverage Ratio” means, with respect to US Borrower and its Subsidiaries for any period, the ratio of (i) Consolidated Adjusted EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary of a Borrower other than a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” means US Funding Losses and/or Canadian Funding Losses, as the context requires.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of ASC No. 825.

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“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantors” means (a) each Domestic Subsidiary of each Borrower that is not itself a Borrower, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty and Security Agreement” means those certain general continuing Guaranty and Security Agreements, dated as of even date with the Agreement, executed and delivered by the applicable Borrowers and each extant applicable Guarantor in favor of the applicable Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to such Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

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“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnifiable Tax” means any Tax other than an Excluded Tax.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Borrower, each of its Subsidiaries and each Agent, the form and substance of which is reasonably satisfactory to Agents.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1 day (in the case of Daily LIBOR Rate Loans) or 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from

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and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period (other than a 1 day Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) no Borrower may elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Acquisitions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means the US Issuing Lender and/or the Canadian Issuing Lender, as the context requires.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include each Issuing Lender and each Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lenders and the Swing Lenders) and Agents, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Domestic Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with a Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code and PPSA searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the

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Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) each Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of a Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by an Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of an Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with such Borrower or any of its Subsidiaries, (h) each Agent’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) each Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time incurred by each Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by each Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a US Letter of Credit or a Canadian Letter of Credit, as the context requires.

“Letter of Credit Collateralization” means the US Letter of Credit Collateralization and/or the Canadian Letter of Credit Collateralization, as the context requires.

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“Letter of Credit Disbursement” means a US Letter of Credit Disbursement or and/or a Canadian Letter of Credit Disbursement, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the US Letter of Credit Usage and/or the Canadian Letter of Credit Usage, as the context requires.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the US LIBOR Rate.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan or Canadian Base Rate Loan denominated in Canadian Dollars), the applicable margin set forth in the following table that corresponds to the Average Daily Net Availability; provided, however, that for the period from the Closing Date through the date Agent receives the Average Daily Net Availability calculation in respect of the testing period ending March 31, 2012, the LIBOR Rate Margin shall be at the margin in the row styled “Level III”:

Level	Average Daily Net Availability	LIBOR Rate Margin

I	If the Average Daily Net Availability is less than 33% of the Maximum Revolver Amount	2.25 percentage points

II	If the Average Daily Net Availability is equal to or greater than 33%, but less than 66% of the Maximum Revolver Amount	2.00 percentage points

III	If the Average Daily Net Availability is equal to or greater than 66% of the Maximum Revolver Amount	1.75 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Average Daily Net Availability, which will be calculated as of the end of each fiscal quarter for the next fiscal quarter period. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agents of the certified calculation of the Average Daily Net Availability pursuant to Section 5.1 of the Agreement; provided,

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however, that if any Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Average Daily Net Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrowers shall, within three (3) Business Days deliver to Agents a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrowers shall within three (3) Business Days deliver to Agents full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by the applicable Agent to the affected Obligations.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the US Loan Account and/or the Canadian Loan Account, as the context requires.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreements, the Fee Letter, the Guaranties, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreements, the Security Agreements, the Trademark Security Agreements, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application or letter of credit agreement entered into by any Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by any Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means each Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

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“Material Adverse Change” means (a) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Borrowers and their Domestic Subsidiaries, taken as a whole, (b) a material impairment of the ability of Borrowers’ and their Domestic Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (c) a material adverse effect upon (i) the enforceability or priority of an Agent’s Liens with respect to a material portion of the Collateral as a result of an action or failure to act on the part of a Borrower or its Domestic Subsidiaries; or (ii) the ability of an Agent to enforce or collect the Obligations or to realize on a material portion of the Collateral.

“Material Contract” means, with respect to any Person, all contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and increased by the amount of increase in accordance with Section 2.2.

“Maximum Canadian Revolver Amount” means $5,000,000, decreased by the amount of reductions in the Canadian Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and increased by the amount of increase in accordance with Section 2.2.

“Maximum US Revolver Amount” means $50,000,000, less the amount of any outstanding Canadian Advances at such time, decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and increased by the amount of increase in accordance with Section 2.2.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Net Book Value” means the book value of the applicable assets as shown on a Borrower’s and its Domestic Subsidiaries’ financial statements as determined in accordance with GAAP.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by a Borrower or any of its Domestic Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or its Domestic Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to an Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the

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purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Borrower or any of its Domestic Subsidiaries, and are properly attributable to such transaction, and

(b) with respect to the issuance or incurrence of any Indebtedness by a Borrower or any of its Domestic Subsidiaries, or the issuance by a Borrower or any of its Domestic Subsidiaries of any shares of its Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Borrower or any of its Domestic Subsidiaries, and are properly attributable to such transaction.

“Net Liquidation Percentage” means the percentage of the book value of a Borrower’s and its Domestic Subsidiaries’ Inventory or Equipment, that is estimated to be recoverable in an orderly liquidation of such Inventory or Equipment, as applicable, net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.

“Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all

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debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to Canadian Underlying Issuer now or hereafter arising from or in respect of any Canadian Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Overadvance” means a US Overadvance and/or a Canadian Overadvance, as the context requires.

“Owned Real Estate” means any real property in which a Borrower or any of its Domestic Subsidiaries holds title or the beneficial interest in fee simple.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Revolver Commitments of the Lenders are terminated.

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“PCTFA” has the meaning specified therefor in Section 4.18(a) of the Agreement.

“Permitted Acquisition” means any Acquisition by a Borrower or any of its Domestic Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that,

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired, or otherwise issued by such Person or any newly formed Domestic Subsidiary of a Borrower, in connection with such acquisition shall be owned 100% by such Borrower or another Loan Party, and such Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Domestic Subsidiary of such Borrower each of the actions set forth in Section 5.11;

(d) if the consideration to be delivered in connection with the proposed acquisition includes any deferred consideration payable to any seller, such as payment under a seller note, Earn-Outs, or extraordinary payments under consulting, employment or lease agreements with such seller or its Affiliates, such deferred consideration shall in all cases be expressly subordinated to payment of the Obligations pursuant to a Seller Subordinated Note or a subordination agreement substantially in the form of Exhibit D (or an agreement containing substantially similar terms);

(e) Borrowers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 7 on a pro forma basis after giving effect to such Acquisition as of the last day of the month most recently ended regardless of whether such financial covenant is in effect at such time;

(f) Borrowers shall have delivered to Agents at least 5 Business Days prior to such proposed acquisition: (x) a Compliance Certificate evidencing compliance with Section 7 as required under clause (e) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 7; provided, that Borrowers shall not be required to deliver a Compliance Certificate with respect to any proposed acquisition if, since the date of the most recently delivered Compliance Certificate, the Purchase Price for all Permitted Acquisitions plus the proposed acquisition is less than $10,000,000; (y) copies of the definitive documentation relating to such proposed acquisition, unless Purchase Price for the proposed acquisition is less than $10,000,000;

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(g) any Person or assets or division as acquired in accordance herewith (i) shall be in the same or a similar or related business or lines of business in which Borrowers and/or their Domestic Subsidiaries are permitted to be engaged pursuant to Section 6.3(b) and (ii) if the Purchase Price for a proposed acquisition is greater than or equal to $10,000,000, shall have generated positive Consolidated Adjusted EBITDA (after allowing for pro forma adjustments permitted hereunder) for the most recently completed four-fiscal quarter period prior to the date of such acquisition;

(h) in the case of a purchase or other acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such purchase or other acquisition;

(i) no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, unless (i) with respect to any Indebtedness, such Indebtedness is permitted to exist under Section 6.1 and (ii) with respect to obligations not constituting Indebtedness, such obligations are incurred in the ordinary course of business and are necessary or desirable to the continued operation of the underlying properties; and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Loan Party hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition; and

(j) after giving effect to the Acquisition, Excess Availability exceeds $15,000,000.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” means

(a) the Obligations of each Borrower to Agents and Lenders, including Hedging Obligations, as well as Indebtedness owing to underlying issuers with respect to Letters of Credit;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.1 and any Refinancing Indebtedness;

(c) Indebtedness that refinances of replaces the Senior Unsecured Notes on terms acceptable to the Required Lenders;

(d) guarantees (i) of Indebtedness of a Borrower or any other Loan Party owing to an Agent and Lenders or any of their Affiliates; (ii) of Indebtedness otherwise permitted hereunder of a Borrower or any other Loan Party, provided both before and

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immediately after giving effect thereto, no Default or Event of Default exists or would result therefrom, including as a consequence of failure to comply with any of the financial covenants set forth in Section 7; and (iii) by a Borrower or any other Loan Party of Indebtedness otherwise permitted hereunder of any Foreign Subsidiary, provided that the aggregate outstanding amount of all Indebtedness so guaranteed shall not at any time exceed $25,000,000.

(e) Indebtedness (which shall include the then applicable outstanding Attributable Debt with respect to Capital Leases and Synthetic Lease Obligations and the outstanding principal balance of all other amounts then outstanding and set forth on Part 3 of Schedule 6.1) with respect to (i) Capital Leases or Synthetic Lease Obligations, (ii) Purchase Money Indebtedness (including Indebtedness with respect to assets acquired in connection with a Permitted Acquisition) and (iii) borrowed money that is secured by a Permitted Lien pursuant to clause (p) of the definition thereof to the extent that the aggregate amount of such Indebtedness does not exceed the greater of (x) the maximum amount of such Indebtedness, which would not cause the Consolidated Senior Secured Debt Leverage Ratio, on a pro forma basis after giving effect to the incurrence of any such Indebtedness, based on the last financial statements required to be delivered to Agents under this Agreement, to exceed 1.33:1.0 and (y) $90,000,000 less the Consolidated Senior Secured Debt.

(f) Indebtedness of a Borrower, American Reprographics Company, LLC and ARC Acquisition Corporation with respect to Earn-Outs; provided that such Earn-Out also conform to the requirement of clause (d) of the definition of Permitted Acquisition;

(g) guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations otherwise permitted hereunder incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money); and

(h) Indebtedness constituting endorsement of instruments or other payment items for deposit;

(i) Indebtedness composing Permitted Investments;

(j) the incurrence by Borrower or its Domestic Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risk associated with Borrower’s and it Subsidiaries’ operations and not for speculative purposes;

(k) Indebtedness incurred in respect of credit cards credit card processing services, debit cards, stored value cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business;

(l) Indebtedness of a Loan Party to a Foreign Subsidiary, subject to the terms of the Intercompany Subordination Agreement; and

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(m) unsecured Indebtedness not otherwise permitted under subsections (a) through (m) inclusive of this definition in an aggregate outstanding principal amount not to exceed at any time $30,000,000.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or its Subsidiaries;

(e) Investments owned by any Loan Party on the Closing Date and as set forth on Schedule P-1;

(f) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise in the ordinary course of business) or as security for an such Indebtedness or claims;

(g) Investments resulting from entering into Bank Product Agreements;

(h) the formation of any direct or indirect Subsidiary so long as the requirements set forth in Section 5.11 are met.

(i) Investments arising from transactions by any Borrower or any Subsidiary thereof with customers or suppliers in the ordinary course of business;

(j) advances to officers, directors, employees, shareholders, partners or members of any Borrower or any Subsidiary thereof for travel, entertainment, relocation and analogous business purposes, that are not excluded as “Investments” in the definition thereof, in a maximum aggregate amount at any time outstanding not to exceed $5,000,000;

(k) (i) Investments by Canadian Borrowers or any Domestic Subsidiary of a Canadian Borrower in US Borrower or any Domestic Subsidiary of a US Borrower; (ii) Investments by any Borrower in any of its Domestic Subsidiaries; (iii) Investments of any Domestic Subsidiary in any other Domestic Subsidiary; (iv) Investments by Domestic Subsidiaries of a Borrower in such Borrower; (v) Investments of any Borrower or any wholly owned Subsidiary thereof consisting of Equity Interests disclosed on Schedule 4.1(b); (vi) Investments of US Borrower in Canadian Borrowers

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(l) Investments of any Borrower or any Domestic Subsidiary in Foreign Subsidiaries (other than Canadian Borrowers) and Foreign Joint Ventures in an aggregate outstanding amount not to exceed $25,000,000 for all such Foreign Subsidiaries (other than Canadian Borrowers) and Foreign Joint Ventures; provided, that at the time of the making of such Investment, after giving effect to such Investment, Excess Availability exceeds $15,000,000;

(m) Investments made for the benefit of employees of any Borrower or any Subsidiary thereof for the purposes of deferred compensation;

(n) Reserved;

(o) Investments that constitute Permitted Indebtedness;

(p) other Investments not to exceed $30,000,000; and

“Permitted Liens” means:

(a) any Lien granted to or for the benefit of an Agent;

(b) any Lien existing on the date hereof and listed on Schedule 6.2 and any renewals or extensions thereof, provided that: (i) the property covered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by clause (b) of the definition of Permitted Indebtedness;

(c) any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non payment thereof is permitted by Section 5.5; provided that no notice of lien has been filed or recorded under the Code;

(d) any landlord’s, grower’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(e) any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) any deposit to secure the performance of bids, trade contracts or leases (other than Indebtedness constituting borrowed money), statutory obligations, surety bonds

Schedule 1.1 – Page 39

and reimbursement obligations thereof (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) any lease, utility access, sublease, easement, right of way, encroachment, zoning restriction, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.3 or securing an appeal or other surety bond related to any such judgment;

(i) Liens solely on any cash earnest money deposits made by Borrower or any of its Domestic Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(j) any Lien existing on any property prior to a Permitted Acquisition or existing on any property of any Person that becomes a Domestic Subsidiary of any Borrower after the date hereof prior to the time such Person becomes a Domestic Subsidiary of any Borrower; provided that: such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Domestic Subsidiary of any Borrower as otherwise permitted hereunder, as the case may be; (ii) such Lien shall not apply to any other property or assets of any Borrower or any Domestic Subsidiary thereof; and (iii) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition or the date such Person becomes a Domestic Subsidiary of any Borrower, as the case may be;

(k) any Lien securing obligations in respect of a Capital Lease on the assets subject to such lease; provided that such Capital Lease is otherwise permitted hereunder;

(l) any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Borrower or any Domestic Subsidiary thereof in excess of those set forth by regulations promulgated by the Federal Reserve Board; and (ii) such deposit account is not intended by any Borrower or any Domestic Subsidiary thereof to provide collateral to the depository institution;

(m) the right of a licensee under a license agreement entered into by any Borrower or any Domestic Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of any Borrower or any such Domestic Subsidiary; provided that, in the case of any such license granted by any Borrower or any such Domestic Subsidiary on an exclusive basis: (i) such Person shall have

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determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which any Borrower or any Domestic Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by any Borrower or any Domestic Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from such Borrower or such Domestic Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (n), such Borrower or such Subsidiary has determined that it is in its best economic interest to grant such license; and

(n) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) any Lien securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness; provided that: (i) any such Lien does not at any time encumber any property other than the property financed by the related Indebtedness and proceeds thereof to the extent granted as a matter of law; and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof;

(q) Liens in favor of credit card processors (including, Bank of America and Axia) (“Credit Card Processors”) pursuant to the agreements with such parties, consisting of (i) Deposit Accounts into which such Credit Card Processor makes payments and any reserve Deposit Account required to be established by such Credit Card Processor, (ii) the transactions executed pursuant to the merchant services agreement with such Credit Card Processor and the proceeds thereof; (iii) the rights of the applicable Loan Party under such merchant services agreement, and (iv) other assets in the possession of such Credit Card Processor, provided, that (x) obligations secured by such Liens are incurred by such Loan Parties in the ordinary course of business for credit card processing services and not in connection with the borrowing of money, (y) such Liens only secure amounts not past due (except to the extent such amounts are being diligently disputed by the applicable Loan Party in good faith and the applicable Credit Card Processor has not exercised any of its rights with respect to the collateral for its obligations, and (z) all Deposit Accounts subject to Liens in favor of the Credit Card Processors are subject to Control Agreements unless any such Deposit Account is permitted to remain without a Control Agreement pursuant to Section 6.11(b)(i); and

(r) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,500,000.

Schedule 1.1 – Page 41

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Sale-Leaseback” has the meaning specified therefor in Section 6.8.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee pension benefit plan (as defined in ERISA).

“PPSA” means the Personal Property Security Act (British Columbia), and the regulations promulgated thereunder and other applicable personal property security legislation of Canada or any applicable Canadian province or provinces in respect of the Canadian Loan Parties or Collateral (including the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means US Borrower’s and its Subsidiaries’ consolidated forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with US Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make US Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the US Revolver Commitments being terminated or reduced to zero, the

Schedule 1.1 – Page 42

percentage obtained by dividing (y) such Lender’s US Revolver Commitment, by (z) the aggregate US Revolver Commitments of all Lenders, and (ii) from and after the time that the US Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s US Advances by (z) the outstanding principal amount of all US Advances,

(b) with respect to a Lender’s obligation to participate in US Letters of Credit, to reimburse the US Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the US Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s US Revolver Commitment, by (z) the aggregate US Revolver Commitments of all Lenders, and (ii) from and after the time that the US Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s US Advances by (z) the outstanding principal amount of all US Advances; provided, however, that if all of the US Advances have been repaid in full and US Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the US Revolver Commitments had not been terminated or reduced to zero and based upon the US Revolver Commitments as they existed immediately prior to their termination or reduction to zero,

(c) with respect to a Lender’s obligation to make Canadian Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Canadian Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Canadian Revolver Commitment, by (z) the aggregate Canadian Revolver Commitments of all Lenders, and (ii) from and after the time that the Canadian Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Canadian Advances by (z) the outstanding principal amount of all US Advances,

(d) with respect to a Lender’s obligation to participate in Canadian Letters of Credit and Canadian Reimbursement Undertaking, to reimburse the Canadian Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Canadian Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Canadian Revolver Commitment, by (z) the aggregate Canadian Revolver Commitments of all Lenders, and (ii) from and after the time that the Canadian Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Canadian Advances by (z) the outstanding principal amount of all Canadian Advances; provided, however, that if all of the Canadian Advances have been repaid in full and Canadian Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Canadian Revolver Commitments had not been terminated or reduced to zero and based upon the Canadian Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the

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Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” means the US Protective Advances and/or the Canadian Protective Advances, as the context requires.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within (i) with respect to Capitalized Lease Obligations and Indebtedness permitted under clause (e) (iii) of the definition of Permitted Indebtedness, 12 months after or (ii) with respect to other purchase money financing, 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of a Borrower and its Domestic Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Borrower or its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

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“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $25,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Responsible Officer” means: (a) with respect to any Borrower in connection with any request for Advances or Letter of Credit, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivery by such Borrower hereunder, the chief financial officer, treasurer or controller of such Borrower; and (b) otherwise, with respect to any Borrower or any other Loan Party, the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person arising under the Senior Unsecured Notes or which is otherwise subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) payments with respect to Earn Outs arising with respect to Acquisitions occurring after the Closing Date and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.

“Restricted Payments Permitted Amount” means an aggregate cumulative amount equal to $25,000,000.

“Revolver Commitment” means the US Revolver Commitment or the Canadian Revolver Commitment, as the context requires.

“Revolver Usage” means the US Revolver Usage and/or the Canadian Revolver Usage, as the context requires.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Sale-Leaseback” has the meaning specified therefor in Section 6.8.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled

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by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means each security agreement (including the Guaranty and Security Agreement), dated as of even date with the Agreement, in form and substance reasonably satisfactory to the applicable Agent(s), executed and delivered by a Borrower and Guarantors to Agent.

“Seller Subordinated Notes” means, collectively, the unsecured promissory notes issued by any Loan Party to any seller in connection with a Permitted Acquisition which are expressly subordinated and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit D.

“Senior Unsecured Notes” means the senior unsecured promissory notes of the US Borrower maturing in 2016.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means the US Swing Lender and/or the Canadian Swing Lender, as the context requires.

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“Swing Loan” means the US Swing Loans and/or the Canadian Swing Loans, as the context requires.

“Synthetic Lease Obligation” means the monetary obligations of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Triggering Event” shall mean the day on which Excess Availability is less than $10,000,000.

“United States” means the United States of America.

“US Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“US Agent” has the meaning specified in the preamble to the Agreement.

“US Agent’s Account” means the Deposit Account of US Agent identified on Schedule A-1.

“US Bank Product Agreement” means a Bank Product Agreement entered into by US Borrower or one of its Domestic Subsidiaries.

“US Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to US Agent) to be held by US Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by US Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing US Bank Product Obligations (other than Hedge Obligations).

“US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by US Borrower or its Subsidiaries (other than Canadian Borrowers and their Subsidiaries) to any Bank Product Provider

Schedule 1.1 – Page 48

pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations with respect to US Borrower and its Domestic Subsidiaries (other than Canadian Borrowers and their Subsidiaries), and (c) all amounts that any Agent or any Lender is obligated to pay to a Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to US Borrower or its Subsidiaries (other than Canadian Borrowers and their Subsidiaries).

“US Bank Product Provider” means the Bank Product Provider to the US Borrower and its Domestic Subsidiaries.

“US Bank Product Reserve Amount” means, as of any date of determination, the US Dollar amount of reserves that US Agent has determined it is necessary or appropriate to establish (based upon the US Bank Product Providers’ reasonable determination of their credit exposure to US Borrower and its Domestic Subsidiaries (other than Canadian Borrowers and their Subsidiaries) in respect of US Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“US Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“US Base Rate Loan” means each portion of the US Advances that bears interest at a rate determined by reference to the US Base Rate.

“US Borrowing” means a borrowing consisting of US Advances made on the same day by the Lenders having US Revolver Commitments (or US Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by US Agent in the case of a US Protective Advance.

“US Borrowing Base” means, as of any date of determination prior to the Borrowing Base Trigger Date, US Borrowing Base I, and as of any date of determination on and after the Borrowing Base Trigger Date, US Borrowing Base II.

“US Borrowing Base I” means, as of any date of determination, the result of:

(a) 75% of the amount of the Net Book Value of US Borrower’s and its Domestic Subsidiaries’ Accounts, plus

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(b) the lesser of

(i) $7,000,000, and

(ii) 50% of the Net Book Value of US Borrower’s and its Domestic Subsidiaries’ Inventory consisting of raw materials and finished goods, plus

(c) the lesser of

(i) $7,000,000, and

(ii) 25% of the Net Book Value of US Borrower’s and their Domestic Subsidiaries’ Equipment (other than any Equipment that is subject to a Lien); minus.

(d) a reserve in an amount equal to the US Bank Product Reserve Amount.

“US Borrowing Base II” means, as of any date of determination, the result of:

(a) 85% of the amount of US Borrower’s and its Domestic Subsidiaries’ Eligible Accounts, plus

(b) the lesser of

(i) 85% of the amount of US Borrower’s and its Domestic Subsidiaries’ Eligible Extended Accounts, and

(ii) $3,250,000, plus

(c) the lesser of

(i) $7,000,000, and

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) of US Borrower’s and its Domestic Subsidiaries Eligible Inventory; plus

(d) the lesser of

(i) $7,000,000, and

(ii) 85% times the most recently determined Net Liquidation Percentage of US Borrower’s and its Domestic Subsidiaries Eligible Equipment; minus

Schedule 1.1 – Page 50

(e) the Dilution Reserve with respect to US Borrower and its Domestic Subsidiaries, the US Bank Product Reserve and the aggregate amount of such other reserves, if any, established by US Agent under Section 2.1(c) of the Agreement.

“US Borrowing Base Certificate” means a certificate in the form of Exhibit B-3; provided, that on and after the Borrowing Base Trigger Date, “Borrowing Base Certificate” means a certificate in the form of Exhibit B-4.

“US Designated Account” means the Deposit Account of US Borrower identified on Schedule D-1.

“US Dollars”, “$” or “US$” means United States dollars.

“US Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“US Issuing Lender” means Wells Fargo or any other US Lender that, at the request of US Borrower and with the consent of US Agent, agrees, in such US Lender’s sole discretion, to become a US Issuing Lender for the purpose of issuing US Letters of Credit or US Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the US Issuing Lender shall be a US Lender.

“US Lenders” means Lenders to the US Borrower.

“US Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by US Issuing Lender.

“US Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to US Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the US Letters of Credit are outstanding) to be held by US Agent for the benefit of those US Lenders with a US Revolver Commitment in an amount equal to 103% of the then existing US Letter of Credit Usage, (b) delivering to US Agent documentation executed by all beneficiaries under the US Letters of Credit, in form and substance reasonably satisfactory to US Agent and the US Issuing Lender, terminating all of such beneficiaries’ rights under the US Letters of Credit, or (c) providing US Agent with a standby letter of credit, in form and substance reasonably satisfactory to US Agent, from a commercial bank acceptable to US Agent (in its sole discretion) in an amount equal to 103% of the then existing US Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the US Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“US Letter of Credit Disbursement” means a payment made by US Issuing Lender pursuant to a US Letter of Credit.

Schedule 1.1 – Page 51

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.

“US LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error; provided, that with respect to Daily LIBOR Rate Loans, the US LIBOR Rate shall, for each day during the 1 day Interest Period applicable to each such Daily LIBOR Rate Loan, be the rate described above on such date for LIBOR Rate Loans having a 1 month Interest Period.

“US Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“US Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“US Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“US Revolver Commitment” means, with respect to each Lender, its US Revolver Commitment, and, with respect to all Lenders, their US Revolver Commitments, in each case as such US Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Advances, plus (b) the amount of the US Letter of Credit Usage.

“US Swing Lender” means Wells Fargo or any other Lender that, at the request of US Borrower and with the consent of US Agent agrees, in such Lender’s sole discretion, to become the US Swing Lender under Section 2.3(b) of the Agreement.

“US Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

Schedule 1.1 – Page 52

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wells Fargo Canada” means Wells Fargo Capital Finance Corporation Canada.

Schedule 1.1 – Page 53

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before January 27, 2012;

(b) Agents shall have received a letter duly executed by each Borrower and each Guarantor authorizing Agents to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agents, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agents shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agents, desirable to perfect each Agent’s Liens in and to the Collateral, and Agents shall have received searches reflecting the filing of all such financing statements;

(d) Agents shall have received each of the following documents, in form and substance satisfactory to Agents, duly executed, and each such document shall be in full force and effect:

(i) [Reserved]

(ii) [Reserved]

(iii) the Guaranty and Security Agreement,

(iv) [Reserved]

(v) the Fee Letter,

(vi) [Reserved],

(vii) the Intercompany Subordination Agreement, and

(viii) a letter, in form and substance satisfactory and Agent, from Wells Fargo Bank (“Existing Lender”) to US Agent and to US Borrower respecting the amount necessary to repay in full all of the obligations of US Borrower and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of US Borrower and its Subsidiaries, together with termination statements, return of stock certificates and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of US Borrower and its Subsidiaries.

Schedule 3.1 – Page 1

(e) Agents shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of each Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which each Borrower is a party, (ii) authorizing specific officers of each Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of each Borrower;

(f) Agents shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(g) Agents shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(h) Agents shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(i) Agents shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

(j) Agents shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(k) Agents shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(l) Agents shall have received a certificate from CSC Corporation certifying that such Guarantors are in good standing in all jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change;

(m) Agents shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Agents;

Schedule 3.1 – Page 2

(n) Agents shall have received Collateral Access Agreements with respect to the applicable Loan Party’s lease covering the leased premises at 1981 North Broadway, Walnut Creek, California 94596;

(o) Agents shall have received an opinion of the applicable Loan Parties’ counsel from each of Pillsbury Winthrop Shaw Pittman LLP, Gowling Lafleur Henderson LLP and Barnes and Thornburg LLP in form and substance satisfactory to Agents;

(p) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(q) Agents shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrowers’ and its Subsidiaries books and records and verification of Borrowers’ representations and warranties to Lender Group, the results of which shall be satisfactory to Agents;

(r) Agents shall have completed (i) Patriot Act searches, OFAC/PEP searches for each Borrower, and (ii) OFAC/PEP searches for each Borrower’s senior management and key principals, and each Guarantor, the results of which shall be satisfactory to Agents;

(s) Agents shall have received a set of Projections of Borrowers for the 5 year period following the Closing Date (on a year by year basis, and for the 2 year period following the Closing Date, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agents;

(t) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and paid all other fees payable on the Closing Date as set forth in the Loan Documents;

(u) Agents shall have received copies of each of the documents evidencing the Senior Secured Notes, together with a certificate of the Secretary of US Borrower certifying each such document as being a true, correct, and complete copy thereof;

(v) Each Borrower and each of its Domestic Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Borrower or its Domestic Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(w) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agents.

Schedule 3.1 – Page 3

Schedule 3.6

1.	On or prior to the date that is 90 days after the Closing Date, Borrowers shall provide Agents with evidence of the release of that certain tax lien filed by the State of California Franchise Tax Board, recorded on November 7, 2007, as Document No. 20072504563, with the Los Angeles County, California recorder’s office.

2.	On or prior the date that is 90 days after Closing Date, Borrowers make such filings with the U.S. Copyright Office and the U.S. Patent and Trademark Office, or the analogous governmental office if such Trademark or Copyright is not registered in the United States, which will result in such Borrower or Guarantor, thereafter, being reflected in the records of such office as the owner of the Trademarks or Copyrights, as applicable, listed on Exhibit A hereto, and such Borrower or Guarantor shall promptly address any issues raised by the U.S. Copyright Office or the U.S. Patent and Trademark Office to effect such filings contemplated hereunder.

3.	On or prior to the date that is 90 days after the Closing Date, Borrowers shall provide to Agents PPSA Acknowledgments executed by the secured party with respect to the PPSA financing statements listed on Exhibit B hereto.

4.	On or prior to the date that is 180 days after the Closing Date, the Loan Parties shall maintain all of their primary depository and treasury management relationships with US Agent or one of its affiliates, provided that (i) such depository and treasury management products are offered on commercially competitive terms, and (ii) if US Agent or one of its affiliates does not offer depository and treasury management services in a reasonable geographic proximity to where a Loan Party requires such services, such Loan Party may use another banking institution in such location.

5.	On or prior to the date that is 90 days after the Closing Date, Borrowers shall provide to Agents a PPSA Acknowledgement executed by RCAP Leasing Inc., as secured party, for the PPSA recorded as file number 673925625- 20111026 1704 8077 4093 acknowledging that the assets secured pursuant to such PPSA are restricted to only certain leased equipment; provided, however, that unless such PPSA Acknowledgment has been previously delivered, on the date that is the earlier of (a) that date that such PPSA Acknowledgment has been delivered or (b) the date that is 90 days after the Closing Date, such Lien shall no longer be a Permitted Lien under the Credit Agreement and shall automatically be removed from Schedule 6.2 (Permitted Liens) to the Credit Agreement.

6.	On or prior to the date that is 60 days after the Closing Date, Borrowers shall (i) separate bank accounts and create new bank accounts, as necessary, located in Canada such that no bank account has both depository and disbursement capabilities, and (ii) provide to Agents Control Agreements for the bank accounts of the Loan Parties at TD Canada Trust and Bank of Nova Scotia, each in form and substance reasonably satisfactory to Agents and containing the provisions described in the Guaranty and Security Agreement.

7.	On or prior to the date that is 30 days after the Closing Date, Borrowers shall provide to Agents an lender loss payee endorsement issued by Borrowers’ Canadian insurance carrier to Canadian Borrowers’ property and casualty insurance policy containing terms reasonably acceptable to Agent.

Schedule 3.6 – Page 1

8.	On or prior to the date that is 60 days after the Closing Date, Borrowers shall (i) separate bank accounts and create new bank accounts, as necessary, located at US Agent or its affiliates such that no bank account has both depository and disbursement capabilities, and (ii) provide to Agents Control Agreements for the Loan Parties’ bank accounts at US Agent or its affiliates, each in form and substance reasonably satisfactory to Agents and containing the provisions described in the Guaranty and Security Agreement.

9.	On or prior to the date that is 30 days after the Closing Date, Borrowers shall provide to Agents Control Agreements for the Loan Parties’ bank accounts at JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in form and substance reasonably satisfactory to Agents and containing the provisions described in the Guaranty and Security Agreement.

10.	On or prior to the date that is 30 days after the Closing Date, Borrowers shall deliver to Agents a copy of the charter documents of each of Planwell, LLC and ERS Digital, Inc., certified by the Secretary of State of the jurisdiction of organization of such entity.

11.	On or prior to the date that is 15 days after the Closing Date, Borrowers shall deliver to Agents copies of UCC-1 File Nos. 09-7213740255 and 09-7213815490, each filed by Oce Financial Services, Inc., as secured party, against American Reprographics Southeast, L.L.C. with the Secretary of State of the State of California on November 9, 2009.

With respect to the matters set forth in paragraphs 4, 6, 7, 8 and 9 above, to the extent that the failure to have delivered such documents or taken such actions on the Closing Date would constitute a breach of Borrowers’ obligations under this Agreement, such failure to deliver shall not constitute an Event of Default hereunder unless such matters are not completed within the respective timeframes set forth above.

Schedule 3.6 – Page 2

EXHIBIT A

Trademark Filings

MARK	SERIAL NUMBER	REGIS. NUMBER	REGIS. DATE	CURRENT REGISTERED OWNER
R Reprographics Northwest Inc	75494092	2330987	03/21/00	Reprographics Northwest, LLC

Color It Plus	77312950	3581391	02/24/09	Ridgways, LTD

Color It Plus	77198777	3502614	09/16/08	Ridgways, LTD

It Plus Equipment Services	77144516	3528276	11/04/08	Ridgways, LTD

It Plus Advanced Technologies	77144513	3644071	06/23/09	Ridgways, LTD

It Plus Network	77144489	3505966	09/23/08	Ridgways, LTD

It Plus Equipment Services	77143818	3528275	11/04/08	Ridgways, LTD

It Plus Advanced Technologies	77143797	3648076	06/30/09	Ridgways, LTD

It Plus Network	77143783	3505965	09/23/08	Ridgways, LTD

Ridgway’s	72106641	0722848	10/17/61	Ridgways, LTD

BPS	75410499	2390739	10/03/00	Blue Print Service Company, Inc.

R	73806461	1632527	01/22/91	Franklin Graphics Corporation

DAD	76422614	2768932	09/30/03	Western Blue Print Co. LLC

Digital Blackline	75300631	2225124	02/23/99	Western Blue Print Co. LLC

US Reprographics	76422615	2824474	03/23/04	Western Blue Print Co. LLC

World Planroom	07/24/03	3059947	02/21/06	Western Blue Print Co. LLC

Think Beyond the Ink	78868025	3211191	10/01/05	Western Blue Print Co. LLC

Westernblue	78867934	3211190	02/20/07	Western Blue Print Co. LLC

National Graphic Imaging	76566967	2984598	08/16/05	Bay Reprographics, Inc.

NGI	76422144	3043132	01/17/06	Bay Reprographics, Inc.

NGI	76421923	3056745	02/07/06	Bay Reprographics, Inc.

NGI National Graphic Imaging	76421924	3067026	03/14/06	Bay Reprographics, Inc.

Mix Imaging	78696311	3313835	10/16/07	T-Square Express, Inc.

Copyright Filings

COPYRIGHT TITLE	REGISTRATION NUMBER	DATE	CURRENT OWNER
Horowitzer AEC software	TX0004945114	02/23/99	Engineering Repro Systems, Inc.

General street map, Montgomery, Alabama/prepared by Frank H. Temple, cartographer, in cooperation with Blueprint Service Company, Inc.	VA0000001342	03/30/78	Blueprint Service Company, Inc.

General street map, Montgomery, Alabama/prepared by Frank H. Temple, cartographer, in cooperation with Blueprint Service Company, Inc.	VA0000096748	03/29/82	Blueprint Service Company, Inc.

Schedule 3.6 – Page 3

EXHIBIT B

BRITISH COLUMBIA

Secured Party(ies)		Debtor(s)	Registration Number (Registration Period)	General Collateral Description
1.	Xerox Canada Ltd	ARC Digital Canada Corp.	Regn No.: 413411F Regn Date: Feb 17, 2010 Expiry Date: Feb 17, 2014

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

2.	Xerox Canada Ltd	ARC Digital Canada Corp.	Regn No.: 256759E Regn Date: March 24, 2008 Expiry Date: March 24, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

3.	Xerox Canada Ltd	ARC Digital Canada Corp.	Regn No.: 240877E Regn Date: March 13, 2008 Expiry Date: March 13, 2012

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

4.	Xerox Canada Ltd	ARC Digital Canada Corp. American Reprographic Co (sic)	Regn No.: 566657D Regn Date: March 21, 2007 Expiry Date: March 21, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

5.	Xerox Canada Ltd	ARC Digital Canada Corp. (two addresses listed)	Regn No.: 526206D Regn Date: Feb 27, 2007 Expiry Date: Feb 27, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Schedule 3.6 – Page 4

Secured Party(ies)		Debtor(s)	Registration Number (Registration Period)	General Collateral Description
6.	Xerox Canada Ltd	HOK Canada Inc. ARC Digital Canada Corporation (sic)	Regn No.: 914560F Regn Date: Dec 16, 2010 Expiry Date: Dec 16, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

7.	Xerox Canada Ltd	ARC Digital Canada Corp. Aecom Canada Ltd.	Regn No.: 237503G Regn Date: July 7, 2011 Expiry Date: July 7, 2014

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

8.	Xerox Canada Ltd.	Arcprint and Imaging Ltd. (two addresses listed) Argo-ICC Reprographics Ltd.	Regn No.: 609580E Regn Date: Sept 25, 2008 Expiry Date: Sept 25, 2014

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

ONTARIO

Secured Party(ies)		Debtor(s)	Reference File No. & Registration Number (Registration Period)	Collateral Classification	General Collateral Description
1.	Xerox Canada Ltd.	ARC Digital Canada (sic)	674043768- 20111101 1403 1462 5865 (3 years)	Equipment, Other

2.	Xerox Canada Ltd	ARC Digital Canada Corp	673426314- 20111004 1701 1462 8826 (3 years)	Equipment, Other

3.	Xerox Canada Ltd	ARC Digital Canada Corp	673426332- 20111004 1701 1462 8828 (3 years)	Equipment, Other

4.	Xerox Canada Ltd	ARC Digital Canada Aecom	673386723- 20111003 1704 1462 8466 (3 years)	Equipment, Other

5.	Xerox Canada Ltd	ARC Digital Canada Corp	673386732- 20111003 1704 1462 8467 (3 years)	Equipment, Other

6.	Xerox Canada Ltd	ARC Digital Canada Corp	673386741- 20111003 1704 1462 8468 (3 years)	Equipment, Other

Schedule 3.6 – Page 5

Secured Party(ies)		Debtor(s)	Reference File No. & Registration Number (Registration Period)	Collateral Classification	General Collateral Description
7.	Xerox Canada Ltd	ARC Digital Canada Corp	672625098- 20110901 1002 1462 0695 (3 years)	Equipment, Other

8.	Xerox Canada Ltd	ARC Digital Canada Corp	671891634- 20110802 1702 1462 4166 (3 years)	Equipment, Other

9.	Xerox Canada Ltd	ARC Digital Canada Corp	671891643- 20110802 1702 1462 4167 (3 years)	Equipment, Other

10.	Xerox Canada Ltd	ARC Digital Canada Corp	671349627- 20110711 1404 1462 8976 (3 years)	Equipment, Other

11.	Xerox Canada Ltd	ARC Digital Canada Corp	671349636- 20110711 1404 1462 8977 (3 years)	Equipment, Other

12.	Xerox Canada Ltd	ARC Digital Canada Corp	671349645- 20110711 1404 1462 8978 (3 years)	Equipment, Other

13.	Xerox Canada Ltd	ARC Digital Canada Corp	671075379- 20110629 1404 1462 6570 (3 years)	Equipment, Other

14.	Xerox Canada Ltd	ARC Digital Canada Corp	669357441- 20110426 1701 1462 8629 (3 years)	Equipment, Other

15.	Xerox Canada Ltd	ARC Digital Canada Corp	668764935- 20110401 1701 1462 2676 (3 years)	Equipment, Other

16.	Xerox Canada Ltd	ARC Digital Canada Corp	668273292- 20110314 1704 1462 7410 (3 years0	Equipment, Other

17.	Xerox Canada Ltd	ARC Digital Canada Corp	666730107- 20101222 1412 1462 9028 (3 years)	Equipment, Other

18.	Xerox Canada Ltd	ARC Digital Canada Corporation (sic) HOK Canada Inc. (two addresses listed for each debtor)	666599805- 20101216 1002 1462 7326 (3 years)	Equipment, Other

19.	Xerox Canada Ltd	ARC Digital Canada Corporation Argo-ICC Reprographics Ltd.	666410427- 20101207 1402 1462 5309 (3 years)	Equipment, Other

Schedule 3.6 – Page 6

Secured Party(ies)		Debtor(s)	Reference File No. & Registration Number (Registration Period)	Collateral Classification	General Collateral Description
20.	Xerox Canada Ltd	ARC Digital Canada Corp.	659468466- 20100225 1412 1462 7063 (5 years)	Equipment, Other

21.	Xerox Canada Ltd	ARC Digital Canada Corp.	639596619- 20071003 1005 1462 5407 (5 years)	Equipment, Other

22.	Xerox Canada Ltd	ARC Digital Canada Corp.	636034491- 20070606 1006 1462 8174 (6 years)	Equipment, Other

23.	Xerox Canada Ltd.	Argo-ICC Reprographics Ltd. Arcprint and Imaging Ltd. (two addresses listed)	648768654- 20080924 1701 1462 1098 (6 years)	Equipment, Other

24.	Xerox Canada Ltd.	Argo-ICC Reprographics Ltd.	666310734- 20101202 1403 1462 4247 (3 years)	Equipment, Other

25.	Xerox Canada Ltd.	Argo ICC Reprographics Ltd.	657347796- 20091103 1402 1462 0885 (3 years)	Equipment, Other

26.	Roynat Inc.	ARC Digital Canada Corp	673743654- 20111019 1301 1902 5975 (5 years)	Equipment, Other	Scanner(s), commercial printing equipment(s) together with all attachments accessories accessions replacements substitutions additions and improvements thereto and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.

Schedule 3.6 – Page 7

Secured Party(ies)		Debtor(s)	Reference File No. & Registration Number (Registration Period)	Collateral Classification	General Collateral Description
27.	Roynat Inc.	Argo-ICC Reprographics Ltd.	659561193- 20100302 1848 1901 2207 (6 years)	Equipment, Other	Printer(s), scanner(s), Plotwave 300(s) together with all attachments accessories accessions replacements substitutions additions and improvements thereto and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral

28.	Konica Minolta Business Solutions (Canada) Ltd	ARC Digital Canada Corp.	668406348- 20110321 1158 1616 2731 (5 years)	Equipment, Other	Photocopiers

29.	Hewlett-Packard Financial Services Canada Company	ARC Digital Canada Corp.	666705591- 20101221 1440 8077 0361 (25 years)	Equipment, Other	Master Lease. Any and all equipment, tangible and intangible, leased pursuant to schedules under Master Lease Agreement No. 2986727001 and any proceeds therefrom.

30.	Hewlett-Packard Financial Services Canada Company	ARC Digital Canada Corp.	666212004- 20101129 1437 8077 8553 (5 years)	Equipment, Other	Business Lease Agreement. Any and all equipment, tangible and intangible, pursuant to Business Lease Agreement No. 80124, and amendments thereto, and all amounts owing thereunder.

31.	GE VFS Canada Limited Partnership	Argo-ICC Reprographics Ltd.	669461976- 20110429 1255 5064 0077 (4 years)	Equipment, Other	8679160001

32.	Document Direction	Argo – ICC Reprographics Ltd.	667426482- 20110131 1944 1531 1671 (4 years)	Equipment, Other

Schedule 3.6 – Page 8

Secured Party(ies)		Debtor(s)	Reference File No. & Registration Number (Registration Period)	Collateral Classification	General Collateral Description
33.	Document Direction	Argo - ICC Reprographics Ltd.	665843778- 20101112 1452 1530 9373 (5 years)	Equipment, Other

34.	Ricoh Canada Inc.	Argo - ICC Reprographics Ltd.	665352612- 20101022 1453 1530 1872 (5 years)	Equipment, Other

35.	De Lage Landen Financial Services Canada Inc.	Argo-ICC Reprographics Ltd.	658999521- 20100129 1453 1530 8371 (3 years)	Equipment, Other

36.	De Lage Landen Financial Services Canada Inc.	Argo-ICC Reprographics Ltd.	654897906- 20090714 1941 1531 3528 (5 years)	Equipment, Other

37.	Relational Funding Canada Corp. The Bank of Nova Scotia (listed twice)	Argo-ICC Reprographics Ltd.	649769499- 20081106 1142 1862 2982 (5 years)	Equipment, Other	All equipment pursuant to Equipment Schedule 001 thereto under Master Lease Agreement dated November 5, 2008 and all amounts owing thereunder.

38.	CIT Financial Ltd.	Argo-ICC Reprographics Ltd.	649313541- 20081016 1640 1616 2638 (4 years)	Equipment, Other	Photocopiers

39.	National City Commercial Capital Corporation	Argo-ICC Reprographics Ltd The Print In Limited	636175431- 20070608 1646 1616 7715 (5 years)	Equipment, Other	Printing equipment complete with all attachments and accessories included Large format printer complete with all attachments and accessories included

Schedule 3.6 – Page 9

ALBERTA

Secured Party(ies)		Debtor(s)	Registration Number (Registration Period)	General Collateral Description
1.	Xerox Canada Ltd.	ARC Digital Canada Corp.	Regn No.: 08062308937 Regn Date: June 23, 2008 Expiry Date: June 23, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

2.	Xerox Canada Ltd.	ARC Digital Canada Corp. (two addresses listed)	Regn No.: 10111705059 Regn Date: Nov 17, 2010 Expiry Date: Nov 17, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

3.	Xerox Canada Ltd.	HOK Canada Inc. ARC Digital Canada Corporation (two addresses listed for each debtor)	Regn No.: 10121603941 Regn Date: Dec 16, 2010 Expiry Date: Dec 16, 2013

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

4.	Xerox Canada Ltd.	ARC Digital Canada Corp.	Regn No.: 10122204520 Regn Date: Dec 22, 2010 Expiry Date: Dec 22, 2015

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

5.	Xerox Canada Ltd.	Arcprint and Imaging Ltd. (two addresses listed) Argo-ICC Reprographics Ltd.	Regn No.: 08092512596 Regn Date: Sept 25, 2008 Expiry Date: Sept 25, 2014

General Collateral:

Equipment, Other

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Schedule 3.6 – Page 10

Schedule 5.2

Provide Agents (and if so requested by Agents, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agents:

A.	Prior to a Borrowing Base Trigger Date:

Monthly (no later than the 30th day of each month) except for a month ending at the end of a fiscal quarter, in which case, no later than 45 days after the end of such month	(a) a Borrowing Base Certificate

Quarterly (no later than 45 days following the end of each fiscal quarter)	(b) an unencumbered Equipment report

B.	Following a Borrowing Base Trigger Date:

Schedule 5.2 – Page 1

Monthly (no later than the 10th Business Day of each month)

(a) a Borrowing Base Certificate,

(b) a detailed aging, by total, of each Borrower’s and its Domestic Subsidiaries’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(d) a detailed Inventory system/perpetual report, together with a reconciliation to such Borrower’s general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(e) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(f) a summary aging, by vendor, of each Borrower’s and its Domestic Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(g) a detailed report regarding each Borrower’s and its Domestic Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(h) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of each Borrower’s and its Domestic Subsidiaries’ general ledger.

(i) an unencumbered Equipment report.

Monthly (no later than the 30th day of each month)	(j) a reconciliation of Accounts, trade accounts payable, and Inventory of each Borrower’s and its Domestic Subsidiaries’ general ledger accounts to its monthly financial statements including any book reserves related to each category.

Quarterly	(k) a report regarding each Borrower’s and its Domestic Subsidiaries’ accrued, but unpaid, ad valorem taxes.

Annually	(l) a detailed list of each Borrower’s and its Domestic Subsidiaries’ customers, with address and contact information.

Schedule 5.2 – Page 2

Upon request by Agent

(m) copies of purchase orders and invoices for Inventory and Equipment acquired by a Borrower or its Domestic Subsidiaries, and

(n) such other reports as to the Collateral or the financial condition of each Borrower and its Domestic Subsidiaries, as an Agent may reasonably request.

(o) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s and its Domestic Subsidiaries’ Accounts,

(p) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of an Agent, from time to time.

Schedule 5.2 – Page 3

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$50,000,000	$50,000,000
Wells Fargo Capital Finance Corporation Canada	$5,000,000	$5,000,000
All Lenders	$50,000,000	$50,000,000

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                                  between                                  (“Assignor”) and                                  (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Term Loan[s] and the Advances assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon any Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the each Agent to take such action as such Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a

Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such forms released by the Canada Revenue Agency for the Assignee to declare its eligibility for benefits under an applicable tax treaty with respect to such payments, or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agents for recording by the Agents. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by US Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agents, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agents shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF

WELLS FARGO BANK, NATIONAL ASSOCIATION, as US Agent

BY:
TITLE:	Authorized Signatory

ACCEPTED THIS DAY OF

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Agent

BY:
TITLE:	Authorized Signatory

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“US Borrower”), ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation (“ARC Canada”) and ARC DIGITAL CANADA CORP., a British Columbia corporation (“ARC Digital Canada”)

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of January 27, 2012, by and among US Borrower, ARC Canada, ARC Digital Canada, the lenders from time to time a party thereto (the “Lenders”), Wells Fargo Bank, National Association, as the administrative agent for the US Lenders, and Wells Fargo Capital Finance Corporation Canada, an Ontario corporation, as administrative agent for the Canadian Lenders

3.	Date of Assignment Agreement:

4.	Amounts:

	(a) Assigned Amount of Revolver Commitment	$

	(b) Assigned Amount of Advances	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Annex 1 – Page 1

8.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Title:	Title:

ACCEPTED THIS DAY OF

WELLS FARGO BANK, NATIONAL ASSOCIATION, as US Agent

BY:
TITLE:	Authorized Signatory

ACCEPTED THIS DAY OF

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Agent

BY:
TITLE:	Authorized Signatory

Annex 1 – Page 2

AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation

By:
Title:

ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation

By:
Title:

ARC DIGITAL CANADA CORP., a British Columbia corporation

By:
Title:

Annex 1 – Page 3

American Reprographics Company

Borrowing Base Certificate

As of:			xx/xx/xxxx

($000’s)			U.S.	Canada	Total
Accounts Receivables: Gross			$—	$—	$—
Less:
G/L #105 - Unbilled AR (Corporate)			$—	$—	$—
G/L #105 - Unapplied Cash - National Accounts			$—	$—	$—
G/L #113 - Allowance for Doubtful Accts - US and Canada			$—	$—	$—
G/L #115 - Allowance for Customer Discounts/Potential Credits (Corporate)			$—	$—	$—
G/L #115 - Allowance for Customer Discounts (US and Canada)			$—	$—	$—

NBV of Accounts Receivables			$0	$0	$0
Advance Rate			75%	75%	75%

Net Available A/R	(A	)	$0	$0	$0
Line Limit	(B	)	$50,000	$5,000	$50,000

Available A/R for Borrowing Base (Lesser of (A) or (B)			$0	$0	$0

Inventory: Gross			$—	$—	$—
Less: Reserves
G/L #123 Slow Moving			$0	$0	$—

NBV of Inventory			$—	$—	$—
Advance Rate			50%	50%	50%

Net Available Inventory	(C	)	$0	$0	$0
Line Limit	(D	)	$7,000	$500	$7,500

Available INV for Borrowing Base (Lesser of (C) or (D)			$0	$0	$0

NBV of Unencumbered M&E per M&E Report as of: 10/31/2011			$—	$—	$—
Advance Rate			25%	25%	25%

Net Available M&E	(E	)	$0	$0	$0
Line Limit	(F	)	$7,000	$500	$7,500

Available M&E for Borrowing Base (Lesser of (E) or (F)			$0	$0	$0

Facility Line Limit			$50,000	$5,000	$50,000
Total Available A/R, INV, M&E			$0	$0	$0

AVAILABLE FOR BORROWING BASE			$0	$0	$0

USES:
Revolver			$—	$—	$—
L/C’s			$—	$—	$—

TOTAL USES			$0	$0	$0

NET AVAILABILITY					$0

The undersigned,                                  (“Borrower”), pursuant to that certain Credit Agreement dated as of January     , 2012 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among American Reprographics Company (“US Borrower”), ARC REPROGRAPHICS CANADA CORP. (“ARC Canada”), ARC DIGITAL CANADA CORP. (“ARC Digital”, and together with ARC Canada, the “Canadian Borrowers”), the lenders signatory thereto from time to time, Wells Fargo Bank, National Association, as administrative agent for the US Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “US Agent”), and Wells Fargo Capital Finance Corporation Canada, as administrative agent for the Canadian Lenders (“Canadian Agent”, and together with US Agent, the “Agents”), hereby certifies to Agents that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement. Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

American Reprographics Company	ARC Reprographics Canada Corp.	ARC Digital Canada Corp.
As U.S. Borrower	As Canadian Borrower	As Canadian Borrower

By:	By:	By:

Title:	Title:	Title:

Date:	Date:	Date:

Certificate No.
Report Date

American Reprographics Company

Borrowing Base Report

- Submitted to Wells Fargo Capital Finance, as Collateral Agent

	U.S. ACCOUNTS RECEIVABLE
	BALANCE PER AGINGS	as of	xx/xx/xxxx		0.00
	Less: Unapplied Cash
	Less: Ineligible Accounts Receivable				0.00
	ELIGIBLE ACCOUNTS RECEIVABLE				0.00
	Times: Accounts Receivable Advance Rate: 85%				85%
	ACCOUNTS RECEIVABLE AVAILABILITY				0.00
	Dilution Reserve (Amount > 5%)				0.00
	Other Reserve				0.00
	Other Reserve				0.00
	Other Reserve				0.00

1.	Total AR Availability				0.00
	U.S. AR AVAILABILITY:	THE LESSER OF		$50,000,000.00	OR	Line 1	0.00

	CANADIAN ACCOUNTS RECEIVABLE
	BALANCE PER AGINGS	as of	xx/xx/xxxx		0.00
	Less: Unapplied Cash
	Less: Ineligible Accounts Receivable				0.00
	ELIGIBLE ACCOUNTS RECEIVABLE				0.00
	Times: Accounts Receivable Advance Rate: 85%				85%
	ACCOUNTS RECEIVABLE AVAILABILITY				0.00
	Dilution Reserve (Amount > 5%)				0.00
	Other Reserve				0.00
	Other Reserve				0.00
	Other Reserve				0.00

2.	Total AR Availability				0.00
	A.R. AVAILABILITY:	THE LESSER OF		$5,000,000.00	OR	Line 2	0.00

	U.S. INVENTORY
	Total Inventory	as of	xx/xx/xxxx		0.00

	Less: Ineligible Inventory				0.00
	ELIGIBLE INVENTORY:				0.00
	INVENTORY AVAILABILITY (X% Advance)				#VALUE!
	Other Reserve				0.00
	Other Reserve				0.00

3.	Total Available Inventory				#VALUE!
	U.S. INVENTORY AVAILABILITY:	THE LESSER OF		$7,000,000.00	OR	Line 3	#VALUE!

	CANADIAN INVENTORY
	Total Inventory	as of	xx/xx/xxxx		0.00

	Less: Ineligible Inventory				0.00
	ELIGIBLE INVENTORY:				0.00
	INVENTORY AVAILABILITY (X% Advance)				#VALUE!
	Other Reserve				0.00
	Other Reserve				0.00

4.	Total Available Inventory				#VALUE!
	CANADIAN INVENTORY AVAILABILITY:	THE LESSER OF		$500,000.00	OR	Line 4	#VALUE!

	U.S. M&E
	Total M&E	as of	xx/xx/xxxx		0.00

	Less: Ineligible M&E				0.00
	ELIGIBLE M&E:				0.00
	M&E AVAILABILITY (X% Advance)				#VALUE!
	Other Reserve				0.00
	Other Reserve				0.00

5.	Total Available M&E				#VALUE!
	U.S. M&E AVAILABILITY:	THE LESSER OF		$7,000,000.00	OR	Line 5	#VALUE!

	CANADIAN M&E
	Total M&E	as of	xx/xx/xxxx		0.00

	Less: Ineligible M&E				0.00
	ELIGIBLE M&E:				0.00
	M&E AVAILABILITY (X% Advance)				#VALUE!
	Other Reserve				0.00
	Other Reserve				0.00

6.	Total Available M&E				#VALUE!
	CANADIAN M&E AVAILABILITY:	THE LESSER OF		$500,000.00	OR	Line 6	#VALUE!

	AVAILABILITY: THE LESSER OF MAX. LOAN		50,000,000	OR SUM OF LINES 1 through 6			#VALUE!

	AVAILABILITY
	Calculated Borrowing Base Availability						#VALUE!
	Less: Ending Loan Balance
	Less: Outstanding L/C Balance

	Net Excess Availability						#VALUE!

The undersigned,                                  (“Borrower”), pursuant to that certain Credit Agreement dated as of January     , 2012 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among American Reprographics Company (“US Borrower”), ARC REPROGRAPHICS CANADA CORP. (“ARC Canada”), ARC DIGITAL CANADA CORP. (“ARC Digital”, and together with ARC Canada, the “Canadian Borrowers”), the lenders signatory thereto from time to time, Wells Fargo Bank, National Association, as administrative agent for the US Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “US Agent”), and Wells Fargo Capital Finance Corporation Canada, as administrative agent for the Canadian Lenders (“Canadian Agent”, and together with US Agent, the “Agents”), hereby certifies to Agents that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement. Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

American Reprographics Company	ARC Reprographics Canada Corp.	ARC Digital Canada Corp.
As U.S. Borrower	As Canadian Borrower	As Canadian Borrower

By:	By:	By:

Title:	Title:	Title:

Date:	Date:	Date:

AR Borrowing Base

American Reprographics Company	Report #

	Date Prepared	xx/xx/xxxx

		As of [DATE]
	Loan #
		U.S.	Canada	Total
Gross A/R Aging		0.00	0.00	0.00
Less Ineligibles:		0.00	0.00
Delinquent A/R		0.00	0.00	0.00
Credits in Prior		0.00	0.00	0.00
50% Cross-Age		0.00	0.00	0.00
Foreign		0.00	0.00	0.00
Government		0.00	0.00	0.00
COD		0.00	0.00	0.00
Employee Sales		0.00	0.00	0.00
Non-Trade Sales		0.00	0.00	0.00
Short Pays		0.00	0.00	0.00
Contras		0.00	0.00	0.00
Bankruptcy/Doubtful Customer		0.00	0.00	0.00
Concentration excess		0.00	0.00	0.00
Other		0.00	0.00	0.00
Other		0.00	0.00	0.00
Other		0.00	0.00	0.00

Total Ineligibles		0.00	0.00	0.00

Eligible A/R		0.00	0.00	0.00
Advance Rate		85%	85%	85%

Available A/R		$—	$—	0.00

Less: Dilution Reserve		$—	$—	0.00
Less: Other		$—	$—	0.00
Less: Other		$—	$—	0.00
Subtotal Available		$—	$—	0.00
Line Sublimits		$50,000,000	$5,000,000

Revolver - Available A/R		$—	$—	0.00

The undersigned represents and warrants that the foregoing information is true, complete and correct, and that the collateral and reserves reflected comply with the terms, conditions, covenants & representations as set forth in the Credit Agreement.

Authorized Signature:

Inventory Borrowing Base

American Reprographics Company

xx/xx/xxxx

		As of [DATE]
	Loan #
		U.S.	Canada	Total

Gross Inventory		0.00	0.00	0.00

Less Ineligibles:
No bill of lading / title document		0.00	0.00	0.00
Returns / rejected goods		0.00	0.00	0.00
Slow Moving / Obsolete		0.00	0.00	0.00
Spare Parts		0.00	0.00	0.00
WIP		0.00	0.00	0.00
Packaging		0.00	0.00	0.00
Outside processor		0.00	0.00	0.00
Subject to Trademark / License		0.00	0.00	0.00
Acquired, but no appraisal / exam		0.00	0.00	0.00
Other		0.00	0.00	0.00

Total Ineligibles		0.00	0.00	0.00
Eligible Inventory		0.00	0.00	0.00
Appraised NOLV		TBD	TBD
85% of NOLV		0.00	0.00

		0.00	0.00	0.00
Less: Reserves		0.00	0.00	0.00
Less: Reserves		0.00	0.00	0.00

Subtotal Availability		0.00	0.00	0.00
Line Sublimit		$7,000,000	$500,000
REVOLVER AVAILABLE INV.		0.00	0.00	0.00

The undersigned represents and warrants that the foregoing information is true, complete & correct, and the collateral and reserves reflected comply with the terms, conditions, covenants & representations as set forth in the Credit Agreement.

Authorized Signature:

M&E Borrowing Base

American Reprographics Company

xx/xx/xxxx

		As of [DATE]
	Loan #
		U.S.	Canada	Total

Gross Inventory		0.00	0.00	0.00

Less Ineligibles:		0.00	0.00	0.00
Damaged / Defective		0.00	0.00	0.00
No valid title		0.00	0.00	0.00
Fixtures		0.00	0.00	0.00
Obsolete		0.00	0.00	0.00
Acquired, but no appraisal / exam		0.00	0.00	0.00
Other		0.00	0.00	0.00

Total Ineligibles		0.00	0.00	0.00
Eligible Inventory		0.00	0.00	0.00
Appraised NOLV		TBD	TBD
85% of NOLV		0.00	0.00

		0.00	0.00	0.00
Less: Reserves		0.00	0.00	0.00
Less: Reserves		0.00	0.00	0.00

Subtotal Availability		0.00	0.00	0.00
Line Sublimit		$7,000,000	$500,000
REVOLVER AVAILABLE INV.		0.00	0.00	0.00

The undersigned represents and warrants that the foregoing information is true, complete & correct, and the collateral and reserves reflected comply with the terms, conditions, covenants & representations as set forth in the Credit Agreement.

Authorized Signature:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrowers’ letterhead]

To:	Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000W

Santa Monica, California 90404

Attn: Business Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of January 27, 2012, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the US Lenders (“US Agent”), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as the administrative agent for the Canadian Lenders (“Canadian Agent”), AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“US Borrower”), ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation (“ARC Canada”) and ARC DIGITAL CANADA CORP., a British Columbia corporation (“ARC Digital Canada”); and together with ARC Canada, “Canadian Borrowers”), US Borrower and Canadian Borrowers are collectively referred to as “Borrowers”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of each Borrower hereby certifies that:

1. The financial information of each Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for (i) year-end adjustments and the lack of footnotes, and (ii) consolidating financial statements, for the lack of any presentation of changes in cash flows and stockholders equity), and fairly presents in all material respects the financial condition of each Borrower and its Subsidiaries.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of each Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action such Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of each Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof on and as of such earlier date)), except as set forth on Schedule 3 attached hereto.

5. [Each Borrower is in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.]1

5. [Schedule 4 hereof represents the calculation of the financial covenants contained in Section 7 of the Credit Agreement; provided that failure to satisfy the covenants set forth in Section 7 of the Credit Agreement shall not constitute an Event of Default.]2

[1]	To be used during a Covenant Enforcement Period.
[2]	To be used on a quarterly basis if no Covenant Enforcement Period is then continuing.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             ,     .

AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation

By:
Title:

ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation

By:
Title:

ARC DIGITAL CANADA CORP., a British Columbia corporation

By:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.	Fixed Charge Coverage Ratio.

The Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12-month period ending             ,              is     :1.0, which [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.

EXHIBIT D

SELLER SUBORDINATION AGREEMENT

This Seller Subordination Agreement (this “Agreement”), dated as of [             , 20    ] is entered into by and between [Name of Entity], a [jurisdiction] [type of entity] (the “Company”), [Name of Entity], a California limited liability company (“Seller”), and [Name of Entity], a [jurisdiction] [type of entity], and [Name of Entity], a [jurisdiction] [type of entity], collectively constituting all of the [members or shareholders] of Seller (collectively, “Seller Members”1), for the benefit of the Senior Lenders (as defined herein).

WHEREAS, the Company, Seller and Seller Members have entered into that certain Asset Purchase Agreement dated as of [                 , 20    ] (“Asset Purchase Agreement”), whereby the Company agrees to pay to the Seller at the Closing and thereafter, in the aggregate, an amount up to [                    ] Dollars ($[        ]) for substantially all of the assets of Seller used in connection with Seller’s business by delivery to Seller of: (A) cash in the amount of [                    ] Dollars ($[        ]), payable to Seller by wire transfer or delivery of other immediately available funds (the “Cash Payment”) at the Closing, and (B) a subordinated promissory note from the Company, as Maker (the “Subordinated Note”), in the principal amount of [                    ] Dollars ($        ), all as subject to adjustment as set forth in the Asset Purchase Agreement; and

WHEREAS, Seller has agreed to subordinate the Subordinated Obligations (as defined below) to the Senior Indebtedness (as defined below) on the terms and subject to the conditions hereof;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Seller agree as follows;

1. Definitions. As used herein, the following terms shall have the following meanings:

“Holdings” American Reprographics Company, a Delaware corporation.

“Paid in Full,” “Payment in Full,” “paid in full” or “payment in full” shall mean, as of any date of determination with respect to the Senior Indebtedness, that: (a) all of such Senior Indebtedness (other than (i) contingent indemnification obligations not yet due and payable or with respect to which a claim has not been asserted, (ii) obligations not yet due and payable with respect to letters of credit issued pursuant to the Senior Debt Documents (it being understood that such obligations include interest, fees, charges, costs and expenses that accrue subsequent to such date of determination in respect of undrawn or drawn letters of credit) and (iii) Bank Product Obligations (as defined in the Senior Credit Agreement) not yet due and payable) has been paid in full in cash, (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the Senior Debt Documents, (c) any and all

[1]	If Seller is a corporation, this should be changed to “Seller Shareholders”.

letters of credit issued under the Senior Debt Documents have been cancelled and returned (or backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to US Agent or Canadian Agent, as applicable) or cash collateralized, in each case in an amount equal to 105% of the face amount of such letters of credit in accordance with the terms of such documents), (d) any and all Bank Product Obligations have been cancelled (or backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to US Agent or Canadian Agent, as applicable) or cash collateralized, in each case in an amount reasonably determined by such Agent as sufficient to satisfy the estimated credit exposure with respect to the Bank Product Obligations), and (e) any costs, expenses and contingent indemnification obligations which are not yet due and payable but with respect to which a claim has been or may reasonably be expected to be asserted by US Agent, Canadian Agent or a Senior Lender, are backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to US Agent or Canadian Agent, as applicable) or cash collateralized, in each case in an amount reasonably estimated by US Agent or Canadian Agent, as applicable, to be the amount of costs, expenses and contingent indemnification obligations that may become due and payable.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Senior Agent” shall mean collectively Wells Fargo Bank, National Association, as U.S. Agent and Wells Fargo Capital Finance Corporation Canada, as the Canadian Agent, for the Lenders under the Senior Credit Agreement, and their respective successors in such capacity, or if there is then no acting administrative agent under the Senior Credit Agreement, financial institutions or other Persons holding a majority in principal amount of the outstanding Senior Indebtedness under the Senior Credit Agreement.

“Senior Credit Agreement” shall mean the Credit Agreement dated January     , 2012, by and among Holdings, the Canadian Borrowers (as defined therein), the financial institutions and other Persons listed therein as lenders, Wells Fargo Bank, National Association, as U.S. Agent and Wells Fargo Capital Finance Corporation Canada, as the Canadian Agent, as amended, restated, modified or supplemented from time to time, together with any credit agreement or similar document from time to time executed by Holdings and/or any of their respective subsidiaries to evidence any Refinancing (as defined in the definition of Senior Indebtedness) or successive Refinancings.

“Senior Debt Documents” shall mean the Senior Credit Agreement and all other documents and instruments evidencing, governing, guarantying, creating or securing any Senior Indebtedness under the Senior Credit Agreement (including, without limitation, the guaranty agreements executed and delivered by Holdings and certain subsidiaries of the Company in respect of the Obligations under and as defined in the Senior Credit Agreement) and under any other Senior Indebtedness.

“Senior Indebtedness” shall mean (i) all Obligations (as defined in the Senior Credit Agreement) now or hereafter incurred pursuant to and in accordance with the Senior Debt Documents relating to the Senior Credit Agreement, including any principal, prepayment charges, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Code, whether or not allowed as a claim in such proceeding), fees, Bank Product Obligations (as defined in the Senior Credit Agreement) indemnities and reimbursement of fees, expenses and other amounts, and (ii) any indebtedness and other obligations incurred for the purpose of refinancing, restructuring, extending or renewing (collectively, “Refinancing”) the obligations of the Company under the Senior Credit Agreement as set forth in clause (i) above.

“Senior Lenders” shall mean the financial institutions and/or other Persons party to, or holders of any Indebtedness outstanding under, the Senior Credit Agreement as “Lenders” from time to time.

Capitalized terms not otherwise defined herein shall have the meanings given in the Asset Purchase Agreement.

2. Subordination.

(a) Agreement to Subordinate. The Company and Seller (each for itself and each future holder of Subordinated Obligations) hereby agree that the indebtedness of the Company and any of its subsidiaries and affiliates evidenced by the Asset Purchase Agreement and the Subordinated Note and all rights or claims arising out of or associated with such indebtedness (the “Subordinated Obligations”), shall be junior and subordinate in right of payment to the prior Payment in Full of all Senior Indebtedness, in accordance with the provisions of this Section 2; provided, however, that except as provided in Sections 2(b) and 2(c) below, the Company may pay and Seller may receive and retain scheduled payments which are currently due under the Subordinated Obligations. Each holder of Senior Indebtedness shall be deemed to have acquired Senior Indebtedness in reliance upon the agreements of the Company and the Seller contained in this Section 2. The provisions of this Section 2 shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such Seller upon the insolvency, bankruptcy or reorganization of the Company or any affiliate of the Company. In no event shall the Seller commence any action or proceeding to contest the provisions of this Section 2 or the priority of the Liens (as defined in the Senior Credit Agreement) granted to the holders of the Senior Indebtedness by the Company. Seller shall not take, accept or receive any collateral security from the Company for the payment of the Subordinated Obligations.

(b) Liquidation, Dissolution, Bankruptcy. In the event of any insolvency, bankruptcy, dissolution, winding up, liquidation, arrangement, reorganization, marshalling of assets or liabilities, composition, assignment for the benefit of creditors or other similar proceedings relating to the Company, its debts, its property or its operations, whether voluntary or involuntary, including, without limitation the filing of any petition or the taking of any action to commence any of the foregoing (which, in the case of action by a third party, is not dismissed within 60 days) (a “Bankruptcy Event”), all Senior Indebtedness shall first be Paid in Full before Seller shall be entitled to receive or retain any payment or distribution of assets of the Company with respect to any Subordinated Obligations. In the event of any such Bankruptcy Event, any payment or distribution of assets to which Seller would be entitled if the Subordinated Obligations were not subordinated to the Senior Indebtedness in accordance with this Section 2, whether in cash, property, securities or otherwise, shall be paid or delivered by the debtor, custodian, trustee or agent or other Person making such payment or distribution, or by Seller if received by it, directly to the Senior Agent on behalf of the holders of the Senior Indebtedness (subject to any intercreditor agreement or arrangement among such holders) for application to the payment of the Senior Indebtedness remaining unpaid, to the extent necessary to make Payment in Full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Indebtedness.

(c) No Payments with Respect to Subordinated Obligations in Certain Circumstances.

(i) In circumstances in which Section 2(b) is not applicable, no payment of any nature (including, without limitation, any distribution of assets) in respect of the Subordinated Obligations (including, without limitation, pursuant to any judgment with respect thereto or on account of the purchase or redemption or other acquisition of Subordinated Obligations, by set off, prepayment exchange or other manner) shall be made by or on behalf of the Company if, at the time of such payment, (x) the Company shall have received notice from the Senior Agent of the occurrence of one or more “Events of Default” (as defined in the Senior Credit Agreement) in respect of the Senior Indebtedness and (y) any such Event of Default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents.

The Company may resume payments (and may make any payments missed due to the application of Section 2(c)(i)) in respect of the Subordinated Obligations or any judgment with respect thereto upon a cure or waiver thereof in accordance with the terms of the Senior Debt Documents.

(ii) Following any acceleration of the maturity of any Senior Indebtedness and as long as such acceleration shall continue unrescinded and unannulled, such Senior Indebtedness shall first be Paid in Full before any payment is made on account of or applied on the Subordinated Obligations.

(iii) The Company shall give prompt written notice to Seller of (i) any Event of Default in respect of Senior Obligations.

(d) When Distribution Must Be Paid Over. In the event that Seller shall receive any payment or distribution of assets that it is not entitled to receive or retain under the provisions of this Agreement in respect of the Subordinated Obligations, Seller shall hold any amount so received in trust for the holders of Senior Indebtedness, shall segregate such assets from other assets held by Seller and shall forthwith turn over such payment or distribution (without liability for interest thereon) to the Senior Agent on behalf of the holders of Senior Indebtedness (subject to any intercreditor agreement or arrangement among such holders) in the form received (with any necessary endorsement) to be applied to Senior Indebtedness.

(e) Exercise of Remedies. So long as any Senior Indebtedness is outstanding (including any loans, any letters of credit, any commitments to lend or any lender guarantees), Seller shall not exercise any rights or remedies in respect of the Subordinated Obligations, including, without limitation, any action (1) to demand or sue for collection of amounts payable under any Purchase Document in respect of the Subordinated Obligations or (2) to commence or join with any other creditor (other than the holder of a majority in principal amount of the Senior Indebtedness) in commencing any proceeding in connection with or premised on the occurrence of a Bankruptcy Event prior to the earliest of:

(A) the Payment in Full in cash or other immediately available funds of all Senior Indebtedness;

(B) the initiation of a proceeding (other than a proceeding prohibited by clause (2) of this Section 2(e)) in connection with or premised upon the occurrence of a Bankruptcy Event; and

(C) the acceleration of the maturity of all of the Senior Indebtedness;

provided, however, that if, with respect to (B) and (C) above, such proceeding or acceleration, respectively, is rescinded, the prohibition against taking the actions described in this Section 2(e) shall automatically be reinstated as of the date of the rescission, cure or waiver, as applicable.

(f) Amending Senior Indebtedness. Any holder of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Seller (i) modify or amend the terms of the Senior Indebtedness, (ii) sell, exchange, release, fail to perfect a lien on or a security interest in or otherwise in any manner deal with or apply any property pledged or mortgaged to secure, or otherwise securing, Senior Indebtedness, (iii) release any guarantor or any other person liable in any manner for the Senior Indebtedness, (iv) exercise or refrain from exercising any rights against the Company or any other person, (v) apply any sums by whomever paid or however realized to Senior Indebtedness or (vi) take any other action that might be deemed to impair in any way the rights of Seller. Any and all of such actions may be taken by the holders of Senior Indebtedness without incurring responsibility to Seller and without impairing or releasing the obligations of Seller to the holders of Senior Indebtedness.

(g) Certain Rights in Bankruptcy. In order to enable each holder of Senior Indebtedness to enforce their rights hereunder in any bankruptcy, insolvency or similar proceeding, Seller hereby irrevocably authorizes and empowers the Senior Agent (and its representative or representatives) to demand, sue for, collect and receive all payments and distributions in respect of the Subordinated Obligations, to file and prove all claims (including claims in bankruptcy) relating to the Subordinated Obligations, to exercise any right to vote arising with respect to the Subordinated Obligations and any claims hereunder in any bankruptcy, insolvency or similar proceeding and take any and all other actions in the name of Seller, as the Senior Agent determines to be necessary or appropriate.

(h) Subrogation. No payment or distribution to any holder of Senior Indebtedness pursuant to the provisions of this Agreement shall entitle Seller to exercise any right of subrogation in respect thereof until (i)(1) all Senior Indebtedness shall have been Paid in Full or (ii) all holders of Senior Indebtedness have consented in writing to the taking of such action.

(i) Obligations Hereunder Not Affected. All rights and interest of of the holders of Senior Indebtedness hereunder, and all agreements and obligations of Seller Members and the Company hereunder, shall remain in full force and effect irrespective of:

(A) any lack of validity or enforceability of any document evidencing any of the Senior Indebtedness;

(B) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any release or consent to departure from any of the Senior Debt Documents

(C) any exchange, subordination, release or non-perfection of any collateral for all or any of the Senior Indebtedness;

(D) any failure of any holder of Senior Indebtedness to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement or any Senior Debt Document other than this Agreement;

(E) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Company and Seller Members hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Indebtedness; and

(F) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Company or its subsidiaries or affiliates in respect of the Senior Indebtedness or Seller Members in respect of this Agreement.

Seller Members acknowledge and agree that the holders of Senior Indebtedness may in accordance with the terms of the Senior Debt Documents, without notice or demand and without affecting or impairing Seller Members’ obligations hereunder, (i) modify the Senior Debt Documents; (ii) take or hold security for the payment of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Senior Agent and Senior Lenders in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against any Company or any other Person. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Agent and Senior Lenders on the one and hand and Seller Members on the other hand, even if all or part of the Senior Indebtednedss or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided, invalidated or disallowed.

(j) Subordination of Liens and Security Interests; Agreement to Release Liens.

Until the Senior Indebtedness has been Paid in Full, any liens and security interests of any Seller Member in any collateral which may exist, shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Senior

Agent in such Collateral, regardless of the time, manner or order of perfection of any such liens and security interests. In the event that any Seller Member obtains any liens or security interests in the collateral or any portion thereof, (i) Senior Agent shall be deemed authorized by Seller Members to file UCC termination statements necessary to terminate such liens and security interests and (ii) Seller Members shall promptly execute and deliver to Senior Agent such releases and terminations as Senior Agent shall reasonably request to effect the release of such liens, and security interests.

(k) Modifications to Seller Documents. Until the Senior Indebtedness has been Paid in Full, and notwithstanding anything to the contrary contained in the Seller Note or the Asset Purchase Agreement, Seller Members shall not, without the prior written consent of Senior Agent, amend, modify or supplement the Seller Note or Asset Purchase Agreement.

(l) Relative Rights. The provisions of this Section 2 are for the benefit of the holders of Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against Seller. Seller acknowledges and agrees that any breach of the provisions of this Section 2 will cause irreparable harm for which the payment of monetary damages may be inadequate. For this reason, Seller agrees that, in addition to any remedies at law or equity to which a holder of the Senior Indebtedness may be entitled, a holder of the Senior Indebtedness will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 2 and/or to compel specific performance of such provisions. The provisions of this Section 2 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the occurrence of a Bankruptcy Event or otherwise, all as though such payment had not been made. The provisions of this Section 2 are not intended to impair and shall not impair as between the Company and Seller, the obligation of the Company, which is absolute and unconditional, to pay Seller all amounts owing under the Asset Purchase Agreement in respect of the Subordinated Obligations.

(m) Transfers. Seller agrees that it will not (a) sell, assign or otherwise transfer, in whole or in part, the Subordinated Obligations owed to it or any interest therein to any other person or entity (a “Transferee”) or (b) create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon any Subordinated Obligations owed to it in favor of any Transferee unless, in either case, such Transferee expressly acknowledges to the Senior Lenders in writing the subordination provided for herein and agrees to be bound by all of the terms hereof.

(n) Amendment. So long as any Senior Indebtedness (including any letter of credit or lender guarantee) is outstanding or there is a commitment to lend any Senior Indebtedness (including any commitment under the Senior Debt Documents) the terms of this Agreement may be amended only with the consent of the Senior Agent.

(o) Acknowledgment of Security Interest. Seller hereby acknowledges, and agrees to, the Company’s grant of its interest herein to the lenders under the Senior Credit Agreement to collaterally secure the Company’s obligations under such Senior Credit Agreement.

(p) Governing Law. The construction, validity and interpretation of the provisions of Section 2 of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

[Signatory Page to Follow]

IN WITNESS WHEREOF, the Company, Seller and Seller Members have executed and delivered this Agreement on the date first written above.

[ARC Entity], a [jurisdiction][type of entity]

By:
Name:
Title:

SELLER:

[Entity Name], a [jurisdiction][type of entity]

By:
Name:
Title:

SELLER MEMBERS:

[Entity Name], a [jurisdiction][type of entity]

By:
Name:
Title:

[Entity Name], a [jurisdiction][type of entity]

By:
Name:
Title:

[SIGNATORY PAGE FOR SELLER SUBORDINATION AGREEMENT]

EXHIBIT L-1

FORM OF LIBOR NOTICE

[Wells Fargo Bank, National Association, as US Agent]

[Wells Fargo Capital Finance Corporation Canada, as Canadian Agent]

under the below referenced Credit Agreement

[2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404]

[c/o WELLS FARGO BANK, NATIONAL ASSOCIATION

2450 Colorado Avenue, Suite 3000W

Santa Monica, California 90404]

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of January 27, 2012 (the “Credit Agreement”), among AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“US Borrower”), ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation (“ARC Canada”) and ARC DIGITAL CANADA CORP., a British Columbia corporation (“ARC Digital Canada”); and together with ARC Canada, “Canadian Borrowers”), US Borrower and Canadian Borrowers are collectively referred to as “Borrowers”), the lenders signatory thereto (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the US Lenders (in such capacity, together with its successors and assigns in such capacity, “US Agent”), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario Corporation, as administrative agent for the Canadian Lenders (in such capacity, together with its successors and assigns in such capacity, “Canadian Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents [US Borrower’s][Canadian Borrowers’] request to elect the LIBOR Option with respect to outstanding Advances in the amount of $             (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1 day][1, 2, or 3 month(s)] commencing on                     .

This LIBOR Notice further confirms [US Borrower’s][Canadian Borrowers’] acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

[US Borrower][Canadian Borrowers] represent[s] and warrant[s] that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to

[Wells Fargo Bank, National Association, as US Agent]

[Wells Fargo Capital Finance Corporation Canada, as Canadian Agent]

the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof on and as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[Wells Fargo Bank, National Association, as US Agent]

[Wells Fargo Capital Finance Corporation Canada, as Canadian Agent]

Dated:

AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation[1]

By:
Title:

ARC REPROGRAPHICS CANADA CORP., a British Columbia corporation[2]

By:
Title:

ARC DIGITAL CANADA CORP., a British Columbia corporation[3]

By:
Title:

Acknowledged by:

[Wells Fargo Bank, National Association, as US Agent] [Wells Fargo Capital Finance Corporation Canada, as Canadian Agent]

By
Name:
Title:

[1]	To be signed if LIBOR Notice is given by US Borrower.
[2]	To be signed if LIBOR Notice is given by Canadian Borrowers.
[3]	To be signed if LIBOR Notice is given by Canadian Borrowers.